Filed pursuant to Rule 424(b)(3)

Registration No. 333-266433

PROSPECTUS SUPPLEMENT NO. 18

(To the Prospectus Dated August 9, 2022)

biote Corp.

Up to 5,000,000 Shares of Common Stock

This prospectus supplement updates and supplements the prospectus dated August 9, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-266433). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in the Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission on August 9, 2024 (the “Quarterly Report”). Accordingly, we have attached the Quarterly Report to this prospectus supplement.

You should read this prospectus supplement in conjunction with the Prospectus, including any amendments or supplements to it. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the Prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes information contained in the Prospectus. You should not assume that the information provided in this prospectus supplement, the Prospectus or any prior prospectus supplement is accurate as of any date other than their respective dates. Neither the delivery of this prospectus supplement, the Prospectus, or any prior prospectus supplement, nor any sale made hereunder or thereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained in this prospectus supplement, the Prospectus or any prior prospectus supplement is correct as of any time after the date of that information.

Our Class A Common Stock is listed on The Nasdaq Stock Market LLC (“Nasdaq”), under the symbol “BTMD.” On August 8, 2024, the last reported sales price of our Class A Common Stock was $6.77 per share.

We are an “emerging growth company” and “smaller reporting company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 9 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 9, 2024.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2024

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ______________ to ______________

Commission File Number: 001-40128

biote Corp.

(Exact Name of Registrant as Specified in its Charter)

Delaware	85-1791125
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1875 W. Walnut Hill Ln #100 Irving, TX	75038
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (844) 604-1246

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BTMD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of August 6, 2024, the registrant had 32,581,398 shares of Class A common stock, $0.0001 par value per share, outstanding and 21,636,975 shares of Class V voting stock, $0.0001 par value per share, outstanding.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q (this “Quarterly Report”) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this Quarterly Report may be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “forecast,” “hope,” “intend,” “may,” “might,” “ongoing,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” or the negative of these terms or other similar terms or expressions. Forward-looking statements contained in this Quarterly Report include, but are not limited to statements regarding biote Corp.’s future results of operations and financial position, industry and business trends, business strategy, plans, market growth and management’s expectations, hopes, beliefs, intentions, or strategies regarding the future.

These forward-looking statements are based on information available as of the date of this Quarterly Report, and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the Company’s views as of any subsequent date. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•
the success of our dietary supplements to attain significant market acceptance among clinics, practitioners and their patients;
•
our customers’ reliance on certain third parties to support the manufacturing of bio-identical hormones for prescribers;
•
our and our customers’ sensitivity to regulatory, economic, environmental and competitive conditions in certain geographic regions;
•
our ability to increase the use by practitioners and clinics of the Biote Method at the rate that we anticipate or at all;
•
our ability to grow our business;
•
the significant competition we face in our industry;
•
our limited operating history;
•
our ability to protect our intellectual property;
•
the heavy regulatory oversight in our industry;
•
changes in applicable laws or regulations;
•
the inability to profitably expand in existing markets and into new markets;
•
the possibility that we may be adversely impacted by other economic, business and/or competitive factors;
•
future exchange and interest rates; and
•
other risks and uncertainties indicated in this Quarterly Report, including those under “Risk Factors” herein, and other filings the Company has made, or will make, with the Securities and Exchange Commission (the “SEC”).

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with Part I, Item 1A. “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Form 10-K”), filed with the SEC on March 15, 2024, this Quarterly Report and the documents referenced within this Quarterly Report and the other cautionary statements that are included elsewhere in this Quarterly Report and in our public filings, including under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statement made by us speaks only as of the date on which we make it. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by law.

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements

ii

biote Corp.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts) (Unaudited)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$26,419	$89,002
Accounts receivable, net	7,700	6,809
Inventory, net	19,212	17,307
Other current assets	8,436	9,225
Total current assets	61,767	122,343
Property and equipment, net	4,523	1,218
Capitalized software, net	4,884	4,973
Goodwill	5,516	—
Intangible assets, net	5,967	—
Operating lease right-of-use assets	2,102	1,877
Deferred tax asset	8,141	24,884
Total assets	$92,900	$155,295

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable	$5,793	$4,155
Accrued expenses	6,899	8,497
Term loan, current	6,250	6,250
Deferred revenue, current	3,159	3,002
Earnout liabilities, current	100	—
Operating lease liabilities, current	419	311
Share repurchase liabilities, current	23,646	—
Total current liabilities	46,266	22,215
Term loan, net of current portion	103,909	106,630
Revolving loans	10,000	—
Deferred revenue, net of current portion	1,544	1,322
Operating lease liabilities, net of current portion	1,807	1,680
Share repurchase liabilities, net of current portion	43,101	—
TRA liability	4,356	18,894
Earnout liabilities, net of current portion	23,568	41,100
Total liabilities	234,551	191,841
Commitments and contingencies (See Note 19)
Stockholders’ Deficit
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued or outstanding as of June 30, 2024 and December 31, 2023	—	—
Class A common stock, $0.0001 par value, 600,000,000 shares authorized; 32,581,398, and 35,842,383, shares issued, 30,993,898 and 34,254,883 shares outstanding as of June 30, 2024 and December 31, 2023, respectively	3	3
Class V voting stock, $0.0001 par value, 100,000,000 shares authorized; 7,249,879 and 38,819,066 shares issued, 5,221,653 and 28,819,066 shares outstanding as of June 30, 2024 and December 31, 2023, respectively	1	3
Additional paid-in capital	—	—
Accumulated deficit	(137,723)	(29,391)
Accumulated other comprehensive loss	(22)	(12)
Treasury stock, at cost	(5,600)	—
biote Corp.’s stockholders’ deficit	(143,341)	(29,397)
Noncontrolling interest	1,690	(7,149)
Total stockholders’ deficit	(141,651)	(36,546)
Total liabilities and stockholders’ deficit	$92,900	$155,295

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

biote Corp.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(in thousands, except share and per share amounts) (Unaudited)

	Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Revenue:
Product revenue	$48,111	$48,652	$94,146	$92,807
Service revenue	1,058	605	1,827	1,293
Total revenue	49,169	49,257	95,973	94,100
Cost of revenue
Cost of products	14,426	14,992	27,228	28,019
Cost of services	861	836	1,426	1,686
Cost of revenue	15,287	15,828	28,654	29,705
Selling, general and administrative	27,649	25,760	50,659	48,845
Income from operations	6,233	7,669	16,660	15,550
Other income (expense), net:
Interest expense, net	(2,577)	(1,645)	(4,237)	(3,291)
Loss from change in fair value of warrant liability	—	(11,793)	—	(13,411)
Loss from change in fair value of earnout liability	(13,949)	(6,400)	(26,038)	(31,810)
Other income (expense)	(2)	(4)	(4)	(11)
Total other income (expense), net	(16,528)	(19,842)	(30,279)	(48,523)
Loss before provision for income taxes	(10,295)	(12,173)	(13,619)	(32,973)
Income tax expense	180	922	2,666	1,552
Net Loss	(10,475)	(13,095)	(16,285)	(34,525)
Less: Net loss attributable to noncontrolling interest	(4,153)	(7,952)	(7,893)	(22,577)
Net loss attributable to biote Corp. stockholders	$(6,322)	$(5,143)	$(8,392)	$(11,948)

Other comprehensive income (loss):
Foreign currency translation adjustments	(1)	—	(2)	—
Other comprehensive income (loss)	(1)	—	(2)	—
Comprehensive income (loss)	$(10,476)	$(13,095)	$(16,287)	$(34,525)

Net loss per common share
Basic	$(0.19)	$(0.25)	$(0.25)	$(0.62)
Diluted	$(0.19)	$(0.25)	$(0.25)	$(0.62)
Weighted average common shares outstanding
Basic	33,072,156	20,704,866	34,185,578	19,153,574
Diluted	33,072,156	20,704,866	34,185,578	19,153,574

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

biote Corp.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share amounts) (Unaudited)

									Total
							Accumulated		Stockholders’
					Additional		Other		Deficit	Non-	Total
	Class A Common Stock		Class V Voting Stock		Paid-in	Accumulated	Comprehensive	Treasury	Attributable to	controlling	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Stock	biote Corp.	Interest	Deficit
Balance at December 31, 2023	34,254,883	$3	28,819,066	$3	$—	$(29,391)	$(12)	$—	$(29,397)	$(7,149)	$(36,546)

Distributions	—	—	—	—	—	—	—	—	—	(2,112)	(2,112)
Net loss	—	—	—	—	—	(2,070)	—	—	(2,070)	(3,740)	(5,810)
Other comprehensive income (loss)	—	—	—	—	—	—	(2)	—	(2)	(3)	(5)
Share-based compensation	—	—	—	—	—	1,763	—	—	1,763	—	1,763
Vesting of RSUs	177,843	—	—	—	—	(155)	—	—	(155)	155	—
Exercise of stock options	80,598	—	—	—	—	(1,831)	—	—	(1,831)	2,155	324
Common stock repurchased	(740,921)	—	—	—	—	—	—	(4,088)	(4,088)	—	(4,088)
Shares issued in connection with acquisition	291,829	—	—	—	—	381	—	—	381	1,193	1,574

Balance at March 31, 2024	34,064,232	$3	28,819,066	$3	$—	$(31,303)	$(14)	$(4,088)	$(35,399)	$(9,501)	$(44,900)

Distributions	—	—	—	—	—	—	—	—	—	(2,091)	(2,091)
Net loss	—	—	—	—	—	(6,322)	—	—	(6,322)	(4,153)	(10,475)
Other comprehensive income (loss)	—	—	—	—	—	—	(3)	—	(3)	—	(3)
Share-based compensation	—	—	—	—	—	2,841	—	—	2,841	—	2,841
Vesting of RSUs	215,190	—	—	—	—	(19,536)	(7)	—	(19,543)	19,543	—
Issuance of stock under purchase plans	35,698	—	—	—	—	(812)	—	—	(812)	958	146
Exercise of stock options	63,503	—	—	—	—	(2,827)	(1)	—	(2,828)	3,066	238
Common stock repurchased	(256,043)	—	—	—	—	—	—	(1,511)	(1,511)	—	(1,511)
Shares issued in connection with acquisition		—	—	—	—	267	—	—	267	—	267
Exchanges of Class V voting stock	1,946,408	—	(1,946,408)	—	—	4,022	2	—	4,024	(4,024)	—
Legal Settlement - Repurchase of Shares	(5,075,090)	—	(21,651,005)	(2)	—	(126,306)	1	(1)	(126,308)	(2,108)	(128,416)
Legal Settlement - Liabilities	—	—	—	—	—	41,424	—	—	41,424	—	41,424
TRA liability	—	—	—	—	—	829	—	—	829	—	829

Balance at June 30, 2024	30,993,898	$3	5,221,653	$1	$—	$(137,723)	$(22)	$(5,600)	$(143,341)	$1,690	$(141,651)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

biote Corp.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands, except share amounts) (Unaudited)

								Total
							Accumulated	Stockholders’
					Additional		Other	Deficit	Non-	Total
	Class A Common Stock		Class V Voting Stock		Paid-in	Accumulated	Comprehensive	Attributable to	controlling	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	biote Corp.	Interest	Deficit
Balance at December 31, 2022	9,655,387	$1	48,565,824	$5	$—	$(44,460)	$(5)	$(44,459)	$(13,815)	$(58,274)

Distributions	—	—	—	—	—	—	—	—	(3,093)	(3,093)
Net loss	—	—	—	—	—	(6,805)	—	(6,805)	(14,625)	(21,430)
Other comprehensive income	—	—	—	—	—	—	—	—	1	1
Share-based compensation	—	—	—	—	—	2,170	—	2,170	—	2,170
Vesting of RSUs	426,208	—	—	—	—	1,915	(4)	1,911	(1,911)	—
Exercise of stock options	105,049	—	—	—	—	2,043	(3)	2,040	(1,620)	420
Litigation settlement	375,000	—	—	—	—	1,199	—	1,199	—	1,199
Exchanges of Class V voting stock	7,953,258	1	(7,953,258)	(1)	—	208	—	208	(208)	—
TRA liability	—	—	—	—	—	(4,802)	—	(4,802)	—	(4,802)

Balance at March 31, 2023	18,514,902	$2	40,612,566	$4	$—	$(48,532)	$(12)	$(48,538)	$(35,271)	$(83,809)

Distributions	—	—	—	—	—	—	—	—	(3,495)	(3,495)
Net loss	—	—	—	—	—	(5,143)	—	(5,143)	(7,952)	(13,095)
Other comprehensive loss	—	—	—	—	—	—	—	—	(1)	(1)
Share-based compensation	—	—	—	—	—	2,647	—	2,647	—	2,647
Vesting of RSUs	326,261	—	—	—	—	(3,932)	(1)	(3,933)	3,933	—
Settlement of warrants	3,088,473	—	—	—	—	15,986	(1)	15,985	1,530	17,515
Exchanges of Class V voting stock	5,793,500	1	(5,793,500)	(1)	—	(14,419)	(4)	(14,423)	14,423	—
TRA liability	—	—	—	—	—	7,000	—	7,000	—	7,000

Balance at June 30, 2023	27,723,136	$3	34,819,066	$3	$—	$(46,393)	$(18)	$(46,405)	$(26,833)	$(73,238)

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

biote Corp.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (Unaudited)

	Six Months Ended June 30,
	2024	2023
Operating Activities
Net loss	$(16,285)	$(34,525)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	1,626	1,068
Bad debt expense	838	766
Amortization of debt issuance costs	404	391
Provision for obsolete inventory	42	(155)
Non-cash lease expense	180	137
Non-cash interest on share repurchase liability	493	—
Shares issued in settlement of litigation	—	1,199
Share-based compensation expense	4,604	4,817
Loss from change in fair value of warrant liability	—	13,411
Loss from change in fair value of earnout liability	26,038	31,810
Deferred income taxes	—	236
Changes in operating assets and liabilities:
Accounts receivable	(1,684)	(2,154)
Inventory	(192)	3,942
Other current assets	818	(4,082)
Accounts payable	1,490	3,295
Deferred revenue	379	490
Accrued expenses	(1,262)	(848)
Operating lease liabilities	(170)	(31)
Net cash provided by operating activities	17,319	19,767
Investing Activities
Purchases of short-term investments	—	(20,000)
Purchases of property and equipment	(3,210)	(67)
Purchases of capitalized software	(692)	(1,158)
Acquisitions, net of cash acquired	(11,611)	—
Net cash used in investing activities	(15,513)	(21,225)
Financing Activities
Repurchases of common stock	(5,599)	—
Borrowings on revolving loans	10,000	—
Principal repayments on term loan	(3,125)	(3,125)
Payments on repurchase liability	(62,162)	—
Proceeds from exercise of stock options	562	420
Issuance of stock under purchase plan	146	—
Distributions	(4,203)	(6,588)
Net cash used in financing activities	(64,381)	(9,293)
Effect of exchange rate changes on cash and cash equivalents	(8)	—
Net decrease in cash and cash equivalents	(62,583)	(10,751)
Cash and cash equivalents at beginning of period	89,002	79,231
Cash and cash equivalents at end of period	$26,419	$68,480
Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$3,972	$4,581
Cash paid for income taxes	$2,207	$4,472
Non-cash investing and financing activities
Capital expenditures and capitalized software included in accounts payable	$85	$61
Shares issued to acquire Simpatra	$1,841	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

biote Corp.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.
DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Description of Business—biote Corp. (inclusive of its consolidated subsidiaries, the “Company” or “Biote”) is a Delaware incorporated company headquartered in Irving, Texas. The Company was founded in 2012 and trains physicians and nurse practitioners in hormone optimization using bio-identical hormone replacement pellet therapy in men and women experiencing hormonal imbalance.

On May 26, 2022 (the “Closing Date”), BioTE Holdings, LLC (“Holdings,” inclusive of its direct and indirect subsidiaries, the “BioTE Companies,” and as to its members, the “Members”) completed a series of transactions (the “Business Combination”) with Haymaker Acquisition Corp. III (“Haymaker”), Haymaker Sponsor III LLC (the “Sponsor”), BioTE Management, LLC, Dr. Gary S. Donovitz, in his individual capacity, and Teresa S. Weber, in her capacity as the Members’ representative (in such capacity, the “Members’ Representative”) pursuant to the business combination agreement (the “Business Combination Agreement”) dated December 13, 2021 (the “Closing”). As a result of the Business Combination, Haymaker was renamed “biote Corp.”

Basis of Presentation—The unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial reporting and therefore do not include all information and disclosures normally included in the annual consolidated financial statements. The unaudited condensed consolidated financial statements include the accounts of Biote and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The Company reclassified interest income from other income (expense) to interest expense, net in its unaudited condensed consolidated statement of operations and comprehensive income (loss) for the three and six months ended June 30, 2023, to conform with the current year presentation. This reclassification had no impact on net loss for the three and six months ended June 30, 2023.

Unaudited Interim Financial Information—In the opinion of the Company, the accompanying unaudited condensed consolidated financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of its financial position and its results of operations, changes in stockholders’ equity (deficit) and cash flows. The unaudited condensed consolidated balance sheet as of December 31, 2023, was derived from audited annual financial statements but does not contain all of the footnote disclosures from the annual financial statements. The accompanying unaudited condensed consolidated financial statements and related financial information should be read in conjunction with the audited consolidated financial statements and the related notes thereto included in the 2023 Form 10-K.

2.
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting policies of the Company are set forth in Note 2 Summary of Significant Accounting Policies of Notes to Consolidated Financial Statements in the Company’s 2023 Form 10-K.

The selected significant accounting policies below include those that were added or modified during the three and six months ended June 30, 2024, as a result of the adoption of new accounting policies, and should be read in conjunction with the Company’s 2023 Form 10-K.

Use of Estimates—The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company regularly evaluates estimates and assumptions related to assets, liabilities, costs, expenses, contingent liabilities, share-based compensation and research and development costs. The Company bases its estimates and assumptions on historical experience and on various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

The results of operations for the three and six months ended June 30, 2024, are not necessarily indicative of the results that may be expected for the entire year.

Segment Information—Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is the chief executive officer. The Company has, historically, had one business activity and there were no segment managers who were held accountable for operations, operating results, and plans for levels or components below the consolidated unit level. Due to the acquisition of a privately held 503B manufacturer of compounded bioidentical hormones on March 18, 2024, the Company evaluated the guidance set forth in Accounting Standards Codification (“ASC”) 280, Segment Reporting (“ASC 280”), and concluded that there remains no segment managers and the operations are reviewed and resources allocated on a consolidated level. Therefore, there remains one operating segment. The Company will reevaluate this conclusion in accordance with ASC 280 if and when changes to the organization occur. Please see Note 3 for further detail.

Other Current Assets—Total other current assets consisted of the following:

	June 30,	December 31,
(in thousands)	2024	2023
Prepaid expenses	$2,868	$3,914
Advances	4,525	3,638
Income tax receivable	889	1,365
Other assets	154	308
Total other current assets	$8,436	$9,225

Prepaid expenses include software and technology licensing agreements, insurance premiums and other advance payments for services to be received over the next 12 months. Advances are comprised of deposit payments to vendors for inventory purchase orders to be received in the next 12 months. Other assets consist of interest earned, but not paid on the Company’s money market account.

Share Repurchase Liability—Share repurchase liability was the result of settlements with former shareholders. This liability was accounted for as a forward share repurchase contract. The forward share repurchase liability was initially measured at the present value of the settlement amount discounted at the rate implicit at inception and subsequently remeasured using the effective interest rate method. Changes in the carrying amount of the forward share repurchase liability are recorded in interest expense in the condensed consolidated statement of operations. The reduction of common shares outstanding was recorded at the inception of the forward share repurchase contracts and factored into the calculation of weighted average shares outstanding at that time. See Note 19. Commitments and Contingencies for additional information.

Defined Contribution Retirement Plan—Effective January 1, 2021, the Company offers participation in the BioTE Medical, LLC (“BioTE Medical”) 401(k) Plan (the “401(k) Plan”), a defined contribution plan providing retirement benefits to eligible employees. Eligible employees may contribute a portion of their annual compensation to the 401(k) Plan, subject to the maximum annual amounts as set periodically by the IRS. The Company makes a safe harbor, non-elective contribution to the 401(k) Plan equal to 3% of each participant’s eligible employee compensation. Safe harbor contributions vest immediately for each participant.

The Company made safe harbor contributions under the 401(k) Plan of $0.2 million during each of the three months ended June 30, 2024 and 2023, respectively and $0.5 million and $0.4 million during the six months ended June 30, 2024 and 2023, respectively. Safe harbor contributions are presented within selling, general and administrative expense in the unaudited condensed consolidated statements of operations and comprehensive income (loss).

Concentrations—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, accounts receivable, credit agreements, and inventory purchases. The Company’s cash balances exceed those that are federally insured. To date, the Company has not recognized any losses caused by uninsured balances.

As of June 30, 2024 and December 31, 2023, 100% of the Company’s outstanding debt and available line of credit was from one lender. A failure of the counterparty to perform could result in the loss of access to the available borrowing capacity under the revolving loans.

Inventory purchases from two vendors totaled 66.9% and 68.2% for the three and six months ended June 30, 2024, respectively. Inventory purchases from three vendors totaled 67.3% and 68.6% for the three and six months ended June 30, 2023, respectively. Due to the nature of the markets and availability of alternative suppliers, the Company does not believe the loss of any one vendor would have a material adverse impact on the Company’s financial position, results of operations or cash flows for any significant period of time.

Significant customers are those which represent more than 10% of the Company’s total revenue or gross accounts receivable balance. The Company did not have any customers that accounted for 10% or more of total revenues for the three and six months ended June 30, 2024 and 2023.The Company did not have any customers that accounted for more than 10% of its gross accounts receivable as of June 30, 2024 and December 31, 2023.

Recently Adopted Accounting Pronouncements—In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). ASU 2020-06 changes how entities account for convertible instruments and contracts in an entity’s own equity and simplifies the accounting for convertible instruments by removing certain separation models for convertible instruments. ASU 2020-06 also modifies the guidance on diluted earnings per share calculations. The amendments are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company adopted this standard on January 1, 2024, and there was no material impact to the financial statements and related disclosures.

Recent Accounting Pronouncements Not Yet Adopted—In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which expands annual disclosures in an entity’s income tax rate reconciliation table and requires annual disclosures regarding cash taxes paid both in the U.S. (federal and state) and foreign jurisdictions. The amendments in this ASU are effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The Company is in the process of evaluating the impact of this new guidance on its consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which expands public entities’ segment disclosures by requiring disclosure of significant segment expenses that are regularly provided to the chief operating decision maker and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items, and interim disclosures of a reportable segment’s profit or loss and assets. The ASU is effective for annual periods beginning after December 15, 2023 and interim periods beginning after December 15, 2024, and requires retrospective application to all prior periods presented in the financial statements. Early adoption is permitted. The Company is in the process of evaluating the impact of this new guidance on its consolidated financial statements.

3.
ACQUISITIONS

F.H. Investments

On March 18, 2024, the Company acquired F.H. Investments Inc. (“Asteria Health”) a privately held 503B manufacturer of compounded bioidentical hormones. The total consideration of $8.9 million consisted of $8.4 million in cash payments and an additional $0.5 million cash earnout payment that was contingent on meeting certain operating metrics. The Company determined that the operating metrics set forth in the purchase agreement were met during the second quarter of 2024. The Company distributed the earnout payment to the former owners of Asteria Health, and as of June 30, 2024 was relieved of the earnout liability. The Company remeasures contingent consideration at each reporting date until the contingency is resolved. Due to the short-term nature of the earnout liability, the Company concluded there was no change in the fair value of the earnout liability between the date of acquisition and the date the operating metrics were satisfied. The Company accounted for this transaction as a business combination. The fair value estimates of the assets acquired and liabilities assumed are preliminary and subject to adjustments during the measurement period (up to one year following the acquisition date). The Company has received preliminary valuations and is completing its review of the reports and related assumptions. Due to the timing of the acquisition, the Company has not received a valuation on the property and equipment. The final fair value of the net assets acquired may result in adjustments to these assets and liabilities, including goodwill.

The following table presents the preliminary estimates for purchase price allocation to assets acquired and liabilities assumed in the purchase of Asteria Health. The preliminary purchase price allocation will be finalized by the end of the measurement period.

		Measurement period adjustments recognized at
(in thousands)	Preliminary Purchase Price Allocation	June 30, 2024	Updated Preliminary Purchase Price Allocation
Accounts receivable	$27	$—	$27
Inventory	1,722	—	1,722
Other current assets	29	9	38
Customer relationships	1,290	—	1,290
Non-compete	220	—	220
Trade name	80	—	80
Property and equipment	321	—	321
Operating lease right-of-use assets	405	—	405
Accounts payable	(63)	—	(63)
Accrued expenses	(297)	—	(297)
Operating lease liabilities, current	(75)	—	(75)
Operating lease liabilities, net of current portion	(330)	—	(330)
Total identifiable net assets	3,329	9	3,338
Total cash consideration	8,354	—	8,354
Earnout liability, current	500	—	500
Goodwill	$5,525	$(9)	$5,516

The excess of the total consideration over the identifiable net assets acquired was allocated to goodwill. None of the goodwill is deductible for tax purposes. Goodwill is not amortized but is subject to an annual impairment test using a fair-value approach. The Company has elected to test goodwill for impairment on October 1 each year.

The identifiable intangible assets included customer relationships, a non-compete agreement and a trade name. The customer relationships were valued using the multi-period excess earnings method (“MPEEM”). The MPEEM isolates the cash flows that can be associated with the existing customer relationships and measures fair value by discounting the cash flows to present value. The non-competition agreement was valued using the with-and-without method. Under this method, the debt-free net cash flow of Asteria Health under a scenario in which the covenantor does not compete with Asteria Health was compared with the debt-free net cash flow of Asteria Health under a scenario in which the covenantor competes with Asteria Health. The difference in debt-free net cash flow between the two scenarios was then adjusted to account for the probability that the covenantor would successfully compete with Asteria Health absent the non-competition agreement. The relief-from-royalty method was utilized to value the trade name. The relief-from-royalty method is a form of discounted cash flow analysis that is predicated upon the economic benefits provided to the owner of the intangible asset. The theoretical underpinning of the methodology is that if the intangible asset being valued were not owned by its user, then the user would have to pay the owner a royalty for the right to use the asset. The royalty is generally based upon a percentage of revenue and is a function of the right being granted and a variety of economic factors. The fair value measurements were primarily based on significant inputs that are not observable in the market and, thus, are classified in Level 3 of the fair value hierarchy.

The Company determined that the carrying value of the cash earnout payment is a reasonable estimate of its fair value, due to the short-term period over which the cash earnout is expected to be earned. In determining the estimated fair value of the cash earnout payment, the Company made certain judgments, estimates and assumptions, the most significant of which was the expected period over which the specified metric would be achieved. Contingent payments are classified in Level 3 of the fair value hierarchy.

Costs incurred to purchase Asteria Health have been and will be recognized as expenses in the period in which the costs are incurred. During the six months ended June 30, 2024, the Company incurred $0.4 million in acquisition-related costs, consisting primarily of legal and consulting costs which were included in selling, general and administrative expense in the unaudited condensed consolidated statements of operations and comprehensive income (loss).

Simpatra, LLC

On January 2, 2024, the Company executed an asset purchase agreement with Simpatra, LLC (“Simpatra”) to purchase certain intellectual property and intellectual property rights. As consideration, the Company paid $1.5 million in cash payments and 389,105 shares of the Company’s Class A common stock, of which 97,276 shares are being held for a period of approximately 15 months, pursuant to the asset purchase agreement, to cover certain representations and warranties. Additionally, the agreement provides for a future earnout payment of 194,553 shares of the Company’s Class A common stock upon achieving certain financial targets over a four-year period. The fair value of future earnout payment at March 31, 2024 and on the acquisition date was approximately $0.3 million, which is included in the total consideration. The Company accounted for the acquisition of Simpatra as an asset purchase.

The identifiable intangible assets included developed technology, customer relationships, and a trade name. The developed technology was valued using the MPEEM. The MPEEM isolates the cash flows that can be associated with the existing technology and measures fair value by discounting the cash flows to present value. The customer relationships were valued using the distributor method, a variant of the MPEEM that relies upon market-based distributor data or other appropriate market inputs to value existing customer relationships. The distributor method may also be viewed as a profit-split method, in which function-specific profit is allocated to the identified assets. The underlying theory is that a business is comprised of various functional components (such as manufacturing, distribution, and intellectual property) and that, if available, market-based data may be used to reasonably isolate the revenue, earnings, and cash flow related to these functional areas. Using distributor inputs assists with isolating cash flow attributable to the customer-related assets. The distributor method uses market-based data to support the selection of profitability and other inputs related to customer-related activities. The relief-from-royalty method was utilized to value the trade name. The relief-from-royalty method is a form of discounted cash flow analysis that is predicated upon the economic benefits provided to the owner of the intangible asset. The theoretical underpinning of the methodology is that if the intangible asset being valued were not owned by its user, then the user would have to pay the owner a royalty for the right to use the asset. The royalty is generally based upon a percentage of revenue and is a function of the right being granted and a variety of economic factors. The fair value measurements were primarily based on significant inputs that are not observable in the market and, thus, are classified in Level 3 of the fair value hierarchy.

The future earnout payment was valued using a Monte Carlo simulation in order to project the future path of Simpatra’s revenue and the Company’s stock price over the earnout period. In determining the estimated fair value of the future earnout payment, the Company made certain judgments, estimates and assumptions, the most significant of which were the revenue volatility, the revenue discount rate, the correlation factor of Simpatra’s revenue to the Company’s equity, the Company’s stock price, the equity volatility and the risk free rate of return. The future earnout payment is classified in Level 3 of the fair value hierarchy.

BioSana ID LLC

On January 29, 2024, the Company executed an asset purchase agreement with BioSana ID LLC (“BioSana”) to purchase certain assets for cash consideration of $0.7 million. Additionally, the agreement provides for a future earnout payment of up to $0.1 million upon the achievement of certain operating metrics. The Company recorded a customer relationship intangible asset of $0.7 million related to this acquisition.

4.
REVENUE RECOGNITION

Revenue recognized for each revenue stream was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
Pellet procedures	$38,418	$35,637	$75,807	$70,707
Dietary supplements	8,241	12,150	15,630	20,480
Disposable trocars	1,114	826	2,141	1,546
Shipping fees and other	338	39	568	74
Product revenue	48,111	48,652	94,146	92,807

Training	298	202	572	538
Contract-term services	290	225	564	435
Other	470	178	691	320
Service revenue	1,058	605	1,827	1,293
Total revenue	$49,169	$49,257	$95,973	$94,100

Revenue recognized by geographic region was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2024	2023	2024	2023
United States	$47,568	$48,523	$93,224	$92,539
All other	543	129	922	268
Product revenue	48,111	48,652	94,146	92,807

United States	1,058	637	1,827	1,293
All other	—	(32)	—	—
Total revenue	$49,169	$49,257	$95,973	$94,100

Significant changes in contract liability balances were as follows:

	Six Months Ended June 30,
	2024		2023
Description of change (in thousands)	Deferred Revenue	Deferred Revenue, Long-term	Deferred Revenue	Deferred Revenue, Long-term
Revenue recognized that was included in the contract liability balance at the beginning of the period	$(1,117)	$—	$(928)	$—
Increases due to cash received, excluding amounts recognized as revenue during the period	1,867	901	1,226	595
Transfers between current and non-current liabilities due to the expected revenue recognition period	748	(748)	449	(449)
Total increase in contract liabilities	$1,498	$153	$747	$146

Consideration allocated to initial training due to deposits paid upfront is presented within deferred revenue in the unaudited condensed consolidated balance sheets and is expected to be recognized as revenue within one year as the training is performed. Consideration allocated to contract-term services is presented within deferred revenue and deferred revenue, long-term for the amounts expected to be recognized within one year and longer than one year, respectively.

Consideration allocated to the premiums within the management fee for pellet procedures is presented within deferred revenue current and deferred revenue, long-term for amounts expected to be recognized within one year and longer than one year, respectively.

Consideration allocated to performance obligations was as follows:

	June 30,	December 31,
(in thousands)	2024	2023
Unsatisfied training obligations – Current	$174	$151
Unsatisfied contract-term services – Current	1,921	1,583
Unsatisfied contract-term services – Long-term	1,066	935
Total allocated to unsatisfied contract-term services	2,987	2,518
Unsatisfied pellet procedures – Current	1,064	940
Unsatisfied pellet procedures – Long-term	478	387
Total allocated to unsatisfied pellet procedures	1,542	1,327
Unsatisfied dietary supplements – Current	-	328
Total deferred revenue – Current	$3,159	$3,002
Total deferred revenue – Long-term	$1,544	$1,322

The Company does not have a history of material returns or refunds and generally does not offer warranties or guarantees for any products or services. There were no expected returns or refunds recorded as a reduction of revenue for the three and six months ended June 30, 2024 and 2023.

5.
INVENTORY, NET

The components of inventory, net were as follows:

	June 30,	December 31,
(in thousands)	2024	2023
Product inventory – Pellets	$8,264	$7,200
Pellets in process	377	—
Raw materials	186	—
Less: Obsolete and expired pellet allowance	(1,314)	(1,272)
Pellet inventory, net	7,513	5,928
Product inventory – Dietary supplements	11,714	11,394
Less: Obsolete and expired dietary supplement allowance	(15)	(15)
Dietary supplement inventory, net	11,699	11,379
Inventory, net	$19,212	$17,307

As of June 30, 2024, raw material and work in process were not material.

6.
PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	June 30,	December 31,
(in thousands)	2024	2023
Trocars	$4,644	$4,644
Leasehold improvements	2,376	1,506
Office equipment	482	253
Computer software	140	140
Furniture and fixtures	385	181
Computer equipment	150	108
Construction in process	2,271	—
Property and equipment	10,448	6,832
Less: Accumulated depreciation	(5,925)	(5,614)
Property and equipment, net	$4,523	$1,218

Total depreciation expense related to property and equipment was $0.2 million and $0.3 million for the three months ended June 30, 2024 and 2023, respectively and $0.3 million and $0.5 million for the six months ended June 30, 2024 and 2023, respectively. Total depreciation expense was included in selling, general and administrative expense in the unaudited condensed consolidated statements of operations and comprehensive income (loss). The Company has not acquired any property and equipment under finance leases.

The Company’s property and equipment are all held within the United States.

7.
CAPITALIZED SOFTWARE, NET

Capitalized software, net consisted of the following:

	June 30,	December 31,
(in thousands)	2024	2023
Website costs	$6,654	$6,653
Development in process	3,547	2,856
Less: Accumulated amortization	(5,317)	(4,536)
Capitalized software, net	$4,884	$4,973

Total amortization expense for capitalized software was $0.4 million and $0.3 million for the three months ended June 30, 2024 and 2023, respectively and $0.8 million and $0.6 million for the six months ended June 30, 2024 and 2023, respectively. Total amortization expense was included in selling, general and administrative expense in the unaudited condensed consolidated statements of operations and comprehensive income (loss).

8.
INTANGIBLE ASSETS, NET

Intangible assets, net consisted of the following:

		June 30, 2024
(in thousands)	Fair Value at Acquisition	Accumulated Amortization	Net Carrying Value	Weighted Average Amortization Period
Customer relationships	$2,110	$(94)	$2,016	8.5 years
Developed technology	4,006	(401)	3,605	5 years
Non-compete agreement	220	(18)	202	3 years
Trade names	165	(21)	144	3 years
Total intangible assets	$6,501	$(534)	$5,967	6 years

As of December 31, 2023, the Company did not have any intangible assets.

Definite Lived Intangible Asset Amortization

The Company recognized $0.3 million and $0.5 million of amortization expense, related to the acquired definite lived intangible assets during the three and six months ended June 30, 2024, respectively. The estimated amortization expense for each of the next five years is as follows:

As of June 30,	(in thousands)
2024 (remaining six months)	$603
2025	1,206
2026	1,206
2027	1,102
2028	1,077
Thereafter	773
Total	$5,967

9.
ACCRUED EXPENSES

Accrued expenses consisted of the following:

	June 30,	December 31,
(in thousands)	2024	2023
Accrued professional fees	$614	$561
Accrued employee-related costs	4,202	6,068
Income tax payable	—	17
Other	2,083	1,851
Accrued expenses	$6,899	$8,497

10.
LONG-TERM DEBT

Truist Term Loan

On May 22, 2022, the Company entered into a loan agreement with Truist Bank (the “Credit Agreement”) for $125.0 million. The Credit Agreement provides for (i) a $50.0 million senior secured revolving credit facility (the “Revolving Loans”) and (ii) a $125.0 million senior secured term loan A credit facility (the “Term Loan”), which was borrowed in full on May 22, 2022. The Company used the proceeds to refinance and replace an existing credit facility pursuant to a credit agreement, dated as of May 17, 2019, with Bank of America, N.A. and for general corporate purposes. Interest on borrowings under the Credit Agreement is based on either, at the Company’s election, the Standard Overnight Financing Rate plus an applicable margin of 2.5% or 2.75% or the Base Rate plus an applicable margin of 1.5% or 1.75%. At June 30, 2024, the interest rate charged to the Company was approximately 7.94%. The Term Loan requires principal payments of $1.6 million in quarterly installments on the last day of each calendar quarter, commencing on September 30, 2022, with repayment of the outstanding amount of the note due on maturity, which occurs on May 26, 2027. As of June 30, 2024, the outstanding principal on the Term Loan was $112.5 million.

Pursuant to the Credit Agreement, the Company may borrow under the Revolving Loans from time to time up to the total commitment of $50.0 million. The Company drew $10.0 million under the Revolving Loans during the three and six months ended June 30, 2024. The Company did not draw on the Revolving Loans during the three and six months ended June 30, 2023. At June 30, 2024, the Company had $40 million available under its Revolving Loans.

The Credit Agreement is secured by substantially all of the assets of the Company and is subject to, among other provisions, customary covenants regarding indebtedness, liens, negative pledges, restricted payments, certain prepayments of indebtedness, investments, fundamental changes, disposition of assets, sale and lease-back transactions, transactions with affiliates, amendments of or waivers with respect to restricted debt and permitted activities of the Company. The Credit Agreement is subject to (i) a maximum total net leverage ratio and (ii) a minimum fixed charge coverage ratio. The Company must maintain a total net leverage ratio of less than or equal to (i) 4.00:1.00, with respect to the fiscal quarter ending June 30, 2023 through and including March 31, 2024, and (ii) 3.75:1.00 thereafter. Beginning with the third fiscal quarter of 2022, the Company must not permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.25:1.00. Both financial covenants are tested quarterly. In addition to the financial covenants, the Company is required to deliver financial statements and other information and is prohibited from making certain restricted payments, as defined in the Credit Agreement, during the fiscal year in progress. Although the Company was in compliance with all required financial covenants associated with the Credit Agreement, it failed to notify the administrative agent of its commitment to repurchase certain shares currently beneficially owned by the Company’s founder pursuant to a settlement agreement reached in the Donovitz Litigation, resulting in an event of default as of March 31, 2024. On April 26, 2024, the Company entered into a First Amendment to the Credit Agreement and Waiver with the lender, that waived the event of default and also agreed that the payments made to repurchase the specified shares in settlement of the Donovitz Litigation will no longer continue as an event of default. On June 26, 2024, the Company entered into a Second Amendment to the Credit Agreement, in which the lender agreed that the payments made to repurchase specified shares in settlement of the June 5, 2024 Litigation, defined herein, will not qualify as an event of default on the Term Loan. See Note 19. Commitments and Contingencies for additional information on the Donovitz Litigation and the June 5, 2024 Litigation.

In connection with obtaining the Credit Agreement in May of 2022, the Company incurred lender’s fees and related attorney’s fees of $4.0 million. The Company capitalized these costs and is amortizing these to interest expense over the term of the Term Loan. The balance on the Term Loan is presented in the unaudited condensed consolidated balance sheets net of the related debt issuance costs. Amortization expense related to the debt issuance costs on the Credit Agreement was $0.2 million for each of the three months ended June 30, 2024 and 2023, respectively.

Long-term debt was as follows:

	June 30,	December 31,
(in thousands)	2024	2023
Term loan	$112,500	$115,625
Less: Current portion	(6,250)	(6,250)
	106,250	109,375
Less: Unamortized debt issuance costs	(2,341)	(2,745)
Term loan, net of current portion	$103,909	$106,630

Future maturities of long-term debt, excluding debt issuance costs, are as follows:

As of June 30,	(in thousands)
2024 (remaining six months)	3,125
2025	6,250
2026	6,250
2027	96,875
$112,500

11.
EARNOUT LIABILITY

On May 26, 2022, certain of the Company’s equity holders received earnout securities that will vest if certain share price targets (the “Triggering Events”) are achieved by May 26, 2027 (the “Earnout Deadline”). The Triggering Events each entitle the eligible equity holders to a certain number of shares per Triggering Event. The Triggering Events are as follows:

(i)
the first time, prior to the Earnout Deadline, that the volume-weighted average share price of Biote’s Class A common stock (“VWAP”) equals or exceeds $12.50 per share (the “Price Target 1”) for twenty (20) trading days of any thirty (30) consecutive trading day period following May 26, 2022, one-third (1/3) of the earnout securities shall be vested and no longer subject to forfeiture and other transfer restrictions (the “Earnout Restrictions”);
(ii)
the first time, prior to the Earnout Deadline, that the VWAP equals or exceeds $15.00 per share (the “Price Target 2”) for twenty (20) trading days of any thirty (30) consecutive trading day period following May 26, 2022, one-third (1/3) of the earnout securities shall be vested and no longer subject to the Earnout Restrictions;
(iii)
the first time, prior to the Earnout Deadline, that the VWAP equals or exceeds $17.50 per share (the “Price Target 3”) for twenty (20) trading days of any thirty (30) consecutive trading day period following May 26, 2022, one-third (1/3) of the earnout securities shall be vested and no longer subject to the Earnout Restrictions; and
(iv)
if the Company completes a change of control prior to the Earnout Deadline, then all remaining unvested earnout securities shall vest and no longer be subject to the Earnout Restrictions.

The earnout securities are classified as a liability in the Company’s unaudited condensed consolidated balance sheets because they do not qualify as being indexed to the Company’s own stock. The earnout liability was initially measured at fair value and is subsequently remeasured at the end of each reporting period. The change in fair value of the earnout liability is recorded in the unaudited condensed consolidated statements of operations and comprehensive income (loss). Please see Note 12 for further detail.

In connection with the acquisitions made during the first quarter of 2024, the Company recorded additional earnout liabilities. Please see Note 3 for further detail.

12.
FAIR VALUE MEASUREMENTS

The Company has established a fair value hierarchy which prioritizes the inputs to the valuation techniques used to measure fair value into three levels. These levels are determined based on the lowest level input that is significant to the fair value measurement. Levels within the hierarchy are defined in Note 2 to the consolidated financial statements in the 2023 Form 10-K.

The Company’s financial instruments consist of accounts receivable, accounts payable, accrued expenses, and short- and long-term debt. The carrying value of accounts receivable, accounts payable, accrued expenses and short-term debt are considered a reasonable estimate of their fair value, due to the short-term maturity of these instruments.

The Company’s debt instruments are carried at amortized cost in its unaudited condensed consolidated balance sheets, which may differ from their respective fair values. The fair values of the Company’s Term Loan and Revolving Loans generally approximate their carrying values.

The following table presents information regarding the Company’s financial liabilities that were measured at fair value on a recurring basis:

	June 30, 2024
(in thousands)	Level 1	Level 2	Level 3	Total
Liabilities:
Earnout liability	$—	$—	$23,668	$23,668

	December 31, 2023
(in thousands)	Level 1	Level 2	Level 3	Total
Liabilities:
Earnout liability	$—	$—	$41,100	$41,100

There were no movements between levels during the three and six months ended June 30, 2024.

Level 3 Disclosures

Earnout Liability

The earnout liability was valued using a Monte Carlo simulation in order to project the future path of the Company’s stock price over the earnout period. The carrying amount of the liability may fluctuate significantly, and actual amounts paid may be materially different from the liability’s estimated fair value.

The following table provides the significant inputs used to measure the fair value of the level 3 earnout liability related to the Business Combination Agreement:

	As of
	June 30, 2024	December 31, 2023
Stock price	$7.47	$4.94
Risk-free rate	4.4%	4.0%
Volatility	80.0%	65.0%
Term (in years)	2.9	3.9

The following table provides the significant inputs used to measure the fair value of the level 3 earnout liability related to the acquisition of Simpatra:

As of
June 30, 2024
Stock price	$7.47
Risk-free rate	4.5%
Equity volitility	60.0%
Revenue volitility	41.9%
Revenue discount rate	14.7%
Correlation factor	5.0%
Term (in years)	3.5

Changes in the fair value of the Company’s Level 3 financial instruments were as follows:

(in thousands)	Earnout Liability
Fair value as of December 31, 2023	$41,100
Fair value of earnout related to acquisitions	855
Settlements	(43,824)
Loss from change in fair value	(26,038)
Fair value as of June 30, 2024	$23,668

13.
NONCONTROLLING INTEREST

The Company is organized in an umbrella partnership-C corporation (“Up-C”) structure in which the business of the Company is operated by Holdings and Biote’s only material direct asset consists of equity interests in Holdings. As of June 30, 2024, Biote’s ownership of Holdings was approximately 87.7%. The portion of the consolidated subsidiaries not owned by the Company and any related activity is presented as non-controlling interest in the unaudited condensed consolidated financial statements.

The non-controlling interest holders may redeem their units in Holdings for an equal number of shares of Biote’s Class A common stock or, at the election of the Company, cash. Because redemptions for cash are solely within the control of the Company, non-controlling interest is presented in permanent equity.

14.
SHARE-BASED COMPENSATION

The Company grants RSUs to certain employees under the 2022 Equity Incentive Plan and are valued based on the closing price of the Company’s Class A common stock on the date of grant. The following table summarizes RSU activity during the six months ended June 30, 2024:

	Shares	Weighted-Average Grant-Date Fair Value
RSUs outstanding at December 31, 2022	1,622,840	$9.41
Granted	42,238	$5.83
Vested	(1,250,512)	$9.73
RSUs outstanding at December 31, 2023	414,566	$8.08
Granted	100,044	$4.76
Vested	(393,033)	$8.21
RSUs outstanding at June 30, 2024	121,577	$4.95

The Company recognized share-based compensation expense of $0.5 million and $1.1 million during the three months ended June 30, 2024 and 2023, respectively, and $0.8 million and $2.4 million for the six months ended June 30, 2024 and 2023, respectively, related to RSUs. As of June 30, 2024, unrecognized share-based compensation expense related to unvested RSUs was not material. This expense is expected to be recognized over a weighted-average remaining vesting period of 0.02 years.

Stock Options

The Company grants stock options to certain employees, directors, and consultants under the 2022 Equity Incentive Plan. The following table summarizes stock option activity during the six months ended June 30, 2024:

	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)
Options outstanding at December 31, 2022	5,042,628	$3.86	9.5
Granted	4,286,005	$5.60
Exercised	(105,049)	$4.00
Forfeited	(1,081,868)	$4.69
Options outstanding at December 31, 2023	8,141,716	$4.66	8.9
Granted	4,067,016	$5.40
Exercised	(144,101)	$3.88
Forfeited	(448,659)	$4.40
Options outstanding at June 30, 2024	11,615,972	$4.94	8.7
Options exercisable at June 30, 2024	2,945,875	$4.45	7.9

The Company recognized share-based compensation expense of $2.3 million and $1.5 million for the three months ended June 30, 2024 and 2023, respectively, and $3.7 million and $2.4 million during the six months ended June 30, 2024 and 2023, respectively, related to stock options. As of June 30, 2024, there was $25.5 million of unrecognized share-based compensation expense related to unvested stock options. This expense is expected to be recognized over a weighted-average remaining vesting period of 3.03 years.

The weighted-average assumptions used to estimate the fair value of stock options granted during the six months ended June 30, 2024 were as follows:

Expected term (in years)	6.1
Volatility	63.9%
Risk-free rate	4.2%
Dividend yield	0.0%

Stock Purchase Plan

On May 26, 2022, the Company’s Board of Directors approved the 2022 Employee Stock Purchase Plan (the ESPP). The maximum number of shares of the Company’s common stock that may be issued under the ESPP is equal to the sum of 797,724 shares (the “Initial Share Reserve”) of the Company’s common stock plus the number of shares of the Company’s common stock that may be added to the ESPP annually each year for a period of up to 10 years. Additional shares added to the ESPP on an annual basis is equal to the lesser of 1% of the total number of shares of the Company’s capital stock on the last day of the immediately preceding calendar year and the Initial Share Reserve.

The Company recognized share-based compensation expense of $0.06 million for each of the three and six months ended June 30, 2024, respectively, and $0.02 million for each of the three and six months ended June 30, 2023, respectively, related to the ESPP. As of June 30, 2024, 35,698 shares had been purchased under the ESPP.

15.
LEASES

On July 1, 2014, the Company entered into a contract to lease office space in the Las Colinas Business Center in Irving, TX. Subsequent to execution of the contract, the Company revised the lease to include additional space and extend the lease term through June 30, 2023. On November 1, 2022, the Company executed an extension of leased office space to extend through November 30, 2028. This extension included an additional 3,700 square feet of space that became available for use in December 2023 and has been included in monthly rent payments accordingly.

The Company recognizes operating lease costs on a straight-line basis over the lease term within selling, general and administrative expense in the unaudited condensed consolidated statements of operations and comprehensive income (loss). The following table contains a summary of the operating lease costs recognized under ASC 842 and supplemental cash flow information for leases:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Fixed lease expense	$171	$112	$297	$224
Total lease cost	$171	$112	$297	$224

Other information:
Cash paid for amounts included in the measurement of lease liabilities	$142	$64	$257	$118
Right-of-use assets obtained in exchange for new operating lease liabilities	$324	$—	$324	$—

The following table summarizes the balance sheet classification of the Company’s operating leases, amounts of ROU assets and lease liabilities, the weighted average remaining lease term, and the weighted average discount rate for the Company’s operating leases:

	June 30,	December 31,
(in thousands)	2024	2023
Lease assets
Operating lease right-of-use assets	$2,102	$1,877
Total lease assets	$2,102	$1,877

Lease liabilities
Current:
Operating lease liabilities	$419	$311
Non-current:
Operating lease liabilities	1,807	1,680
Total lease liabilities	$2,226	$1,991

Weighted-average remaining lease term — operating leases (years)	4.57	4.92
Weighted-average discount rate — operating leases	8.10%	8.31%

The following table summarizes the payments by date for the Company’s operating lease, which is then reconciled to the total lease obligation:

As of March 31,	(in thousands)
2024 (remaining nine months)	287
2025	590
2026	610
2027	630
2028	524
Thereafter	—
Total lease payments	2,641
Less: Interest	(415)
Present value of lease liabilities	$2,226

16.
INCOME TAXES

The Company is subject to U.S. federal and state taxes with respect to its allocable share of any taxable income or loss of Holdings as well as any stand-alone income or loss it generates. Holdings is treated as a partnership for U.S. federal and most applicable state and local income tax purposes and generally does not pay income taxes in most jurisdictions. Instead, Holdings’ taxable income or loss is passed through to and included in the taxable income or loss of its members, including the Company. Despite its status as a partnership in the U.S., Holdings’ foreign subsidiaries are taxable entities operating in foreign jurisdictions. As such, these foreign subsidiaries may record a tax expense or benefit in jurisdictions where a valuation allowance has not been recorded.

On December 13, 2021, the Company entered into a tax receivable agreement with the then-existing non-controlling interest holders (the “TRA”) that provides payments to be made to non-controlling interest holders of approximately 85% of the amount of any tax benefits realized by the Company as a result of increases in the Company’s share of the tax basis in the net assets of Holdings resulting from any redemptions of member units in exchange for Class A common stock or cash as well as tax basis increases attributable to payments made under the TRA. The Company expects to benefit from the remaining 15% of any tax benefits realized. During the year ended December 31, 2023, there were exchanges of units that would generate a deferred tax asset of $23.8 million for the Company and a liability under the TRA of $18.9 million. However, during the three and six months ended June 30, 2024 the Company executed settlement agreements to resolve both the Donovitz Litigation and the June 5, 2024 Litigation, defined herein, pursuant to which the Company acquired certain membership units. The acquisition of these membership units resulted in a reduction in the deferred tax asset and liability under the TRA of $20.3 million and $17.3 million, respectively, during the three and six months ended June 30, 2024. Additionally, during the three and six months ended June 30, 2024, 1,946,408 units were redeemed which resulted in an increase in the tax basis of the Company’s investment in Holdings and generated additional deferred tax assets of $3.6 million and a liability under the TRA of $2.8 million. Please refer to Note 19. Commitments and Contingencies for additional information regarding the Donovitz Litigation and the June 5, 2024 Litigation.

On a quarterly basis, the Company estimates the effective tax rate expected to be applicable for the full year and makes changes, if necessary, based on new information or events. The estimated annual effective tax rate is forecasted based on actual historical information and forward-looking estimates and is used to provide for income taxes in interim reporting periods. The Company also recognizes the tax impact of certain unusual or infrequently occurring items, such as the effects of changes in tax laws or rates and impacts from settlements with tax authorities, discretely in the quarter in which they occur. The Company recorded income tax expense of $0.2 million and $0.9 million for the three months ended June 30, 2024 and 2023, respectively, and $2.7 million and $1.6 million for the six months ended June 30, 2024 and 2023, respectively.

The Company continues to evaluate its deferred tax assets each period to determine if a valuation allowance is required based on whether it is more likely than not that some portion of these deferred tax assets will not be realized. As of June 30, 2024, the Company concluded that it is more likely than not that a substantial portion of the Company’s federal deferred tax assets will be realized. As part of the Company’s analysis, it considered both positive and negative factors that impact profitability and whether those factors would lead to a change in the estimate of its deferred tax assets that may be realized in the future. However, based on the Company’s analysis, it has recorded a valuation allowance on the foreign deferred tax assets as of June 30, 2024. The Company will continue to assess the likelihood of the realization of its deferred tax assets and the valuation allowance will be adjusted accordingly.

17.
CAPITAL STOCK

On January 24, 2024, the Company’s Board of Directors approved a share repurchase program authorizing the repurchase of up to $20.0 million its outstanding Class A common stock. Treasury stock purchases are stated at cost and presented as a reduction of equity on the unaudited condensed consolidated balance sheets. Repurchases of shares are made in accordance with applicable securities laws and may be made from time to time in the open market, in privately negotiated transactions or by other means. The timing of any repurchases under the share repurchase program is at the discretion of management and depends on a variety of factors, including market conditions, contractual limitations and other considerations. The share repurchase program may be expanded, modified, suspended or discontinued at any time, and does not obligate the Company to repurchase any dollar amount or number of shares.

As of June 30, 2024, the remaining balance of the repurchase program was $14.4 million. During the three months ended June 30, 2024, the Company purchased 256,043 shares of its Class A common stock for a total of $1.5 million, at an average purchase price per share of $5.84. In addition, pursuant to the settlement of the Donovitz Litigation, defined below, the Company repurchased 5,075,090 shares of Class A common stock then beneficially owned by Donovitz, at a price per share of $4.17. Please refer to Note 19. Commitments and Contingencies for additional information regarding the Donovitz Litigation.

18.
NET LOSS PER COMMON SHARE

The computation of basic and diluted net loss per common share is based on net loss attributable to Biote stockholders divided by the basic and diluted weighted average number of shares of Class A common stock outstanding. The following table sets forth the computation of net loss per common share:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2024	2023	2024	2023
Net loss per common share
Numerator:
Net loss attributable to biote Corp. stockholders (basic and diluted)	$(6,322)	$(5,143)	$(8,392)	$(11,948)
Denominator:
Weighted average shares outstanding - basic	33,072,156	20,704,866	34,185,578	19,153,574
Effect of dilutive securities	—	—	—	—
Weighted average shares outstanding - diluted	33,072,156	20,704,866	34,185,578	19,153,574
Net loss per common share
Basic	$(0.19)	$(0.25)	$(0.25)	$(0.62)
Diluted	$(0.19)	$(0.25)	$(0.25)	$(0.62)

Net loss per common share information for the three and six months ended June 30, 2024 and 2023 reflects only the net loss attributable to holders of Biote’s Class A common stock, as well as both basic and diluted weighted average Class A common stock outstanding. Net loss per common share is not separately presented for Class V voting stock because it has no economic rights to the income or loss of the Company. Class V voting stock is considered in the calculation of dilutive net loss per common share on an if-converted basis as these shares, together with the related non-controlling interests, have redemption rights into Class A common stock that could result in additional Class A common stock being issued. All other potentially dilutive securities are determined based on the treasury stock method.

The Company excluded the following potential shares, presented based on amounts outstanding at each period end, from the computation of diluted weighted average shares outstanding for the periods indicated because including them would have had an antidilutive effect:

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
RSUs	121,577	912,609	121,577	912,609
Stock Options	11,615,972	8,259,614	11,615,972	8,259,614
Class V Voting Stock	5,221,653	34,819,066	5,221,653	34,819,066
Earnout Voting Shares	2,028,226	10,000,000	2,028,226	10,000,000
Sponsor Earnout Shares	1,587,500	1,587,500	1,587,500	1,587,500
	20,574,928	55,578,789	20,574,928	55,578,789

19.
COMMITMENTS AND CONTINGENCIES

Litigation Risk

From time to time, the Company may become involved in various legal actions arising in the ordinary course of business. Management is of the opinion that the ultimate liability, if any, from these actions will not have a material effect on its financial condition or results of operations.

Dr. Gary S. Donovitz

On April 23, 2024, the Company settled all outstanding litigation described below with one of the Company’s stockholders, Dr. Gary S. Donovitz (“Donovitz”) (the “Donovitz Litigation”).

On June 23, 2022, Donovitz sued Haymaker Sponsor, LLC, the Company’s outside legal counsel, and certain Company executive officers and directors in the District Court of Dallas County, Texas (the “Donovitz Dallas Action”), generally alleging fraud, fraudulent inducement, negligent misrepresentation, a breach of the covenant of good faith and fair dealing, breaches of fiduciary duties, and/or aiding and abetting those alleged breaches against the defendants (the “Donovitz Claims”). Donovitz subsequently dismissed without prejudice the Donovitz Claims brought in the Donovitz Dallas Action, and the Court entered an order of dismissal without prejudice on March 28, 2023.

On July 11, 2022, the Company sued Donovitz in the Delaware Court of Chancery, pursuing injunctive relief to prevent Donovitz from proceeding with the litigation in the Donovitz Dallas Action in Texas (the “First Delaware Action”). The Company seeks to enforce (a) the Company’s certificate of incorporation, which mandates that stockholders must bring certain actions, including some or all of the Donovitz Claims, exclusively in Delaware, and (b) the Business Combination Agreement, by which Donovitz consented to the exclusive jurisdiction of the Delaware Court of Chancery and agreed that Delaware law governs any related claims, including some or all of the Donovitz Claims. Pending a ruling from the Delaware Court of Chancery, Donovitz agreed to stay all answer dates in the Donovitz Dallas Action. Then, on March 23, 2023, Donovitz filed an amended answer and counterclaims in the First Delaware Action generally reasserting the Donovitz Claims he had previously brought in the Donovitz Dallas Action. On August 24, 2023, Donovitz filed amended counterclaims in the First Delaware Action, again generally reasserting the Donovitz Claims previously brought in the Donovitz Dallas Action but also asserting derivative claims against the Company’s directors. On October 23, 2023, the Company filed its response to Donovitz’s amended counterclaims.

On August 24, 2022, Donovitz sued the Company, including certain executive officers and directors of the Company, in the Delaware Court of Chancery, seeking (a) a status quo order preventing the defendants from diluting any stockholder’s equity or voting power, (b) an injunction requiring the defendants to convene a special meeting of the stockholders, and (c) a request to either void a portion of the Company’s Certificate of Incorporation or allow stockholders to elect directors to a vacancy on the board in accordance with Delaware General Corporate Law (the “Second Delaware Action”). On September 8, 2022, the Delaware Court of Chancery denied Donovitz’s request for injunctive relief, determining that expedited proceedings and a status quo order were both unwarranted and rejecting a mandated meeting of the stockholders.

On August 2, 2022, the Company sued Donovitz, Lani Hammonds Donovitz, and Lani D. Consulting in the District Court of Dallas County, Texas, seeking injunctive relief to enforce non-disparagement obligations of that certain founder advisory agreement with Donovitz and the independent contractor agreement with Lani Hammonds Donovitz, both of which were entered into by the subject parties in connection with the Business Combination (the “Biote Dallas Action”). The Company successfully obtained a temporary restraining order to enforce the non-disparagement obligations of Donovitz and Lani Hammonds Donovitz. The parties subsequently entered into an agreed order that the temporary restraining order will stay in effect until the entry of a final judgment. On August 23, 2022, the defendants filed an answer in the Biote Dallas Action, which included affirmative defenses to the Company’s claims and certain counterclaims and third-party claims against certain executive officers of the Company. On April 12, 2023, Lani Hammonds Donovitz, individually and on behalf of Lani D Consulting, dismissed with prejudice all of her counterclaims and third-party claims in the Biote Dallas Action, and subsequently agreed to a permanent injunction in favor of the Company, which was entered by the Court on April 17, 2023.

After the filing of the Biote Dallas Action, the Company amended its claim in the First Delaware Action to also seek an injunction to prevent Donovitz from proceeding with certain of the affirmative defenses, counterclaims, and third-party claims filed by the defendants on August 23, 2022. On November 4, 2022, the Delaware Court of Chancery denied that request for injunctive relief, permitting the Biote Dallas Action and all defenses and claims asserted therein to proceed in Texas.

A jury trial in the Biote Dallas Action was to commence on September 11, 2023, to address the Company’s affirmative claim for breach of contract, request for a permanent injunction, as well as the counterclaims and third-party claims asserted by Donovitz. On August 17, 2023, Donovitz nonsuited without prejudice all of his counterclaims and third-party claims in the Biote Dallas Action, leaving only the Company’s affirmative claim against Donovitz to be tried on September 11, 2023. On September 8, 2023, three days before the scheduled trial in the Biote Dallas Action, Donovitz agreed to stipulate that he breached his contract, and Donovitz agreed to a partial judgment and the entry of a permanent injunction against him, which was signed by the Court on September 9, 2023.

The Company sought recovery of its attorneys’ fees against Donovitz in a jury trial that began on October 30, 2023. On November 2, 2023, the jury returned a verdict awarding the Company $4.7 million plus the potential for an additional $0.2 million for future fees, which constituted all of the attorneys’ fees that the Company had sought against Donovitz in the Biote Dallas Action.

On April 23, 2024, the Company and Donovitz executed a settlement agreement to resolve all remaining outstanding litigation with Donovitz. Pursuant to the settlement agreement, the Company has agreed to repurchase all of the Class A common units of BioTE Holdings, LLC, the Class V voting stock of Biote (together, “Paired Interests”) and the Class A common stock of the Company, currently beneficially owned by Donovitz for approximately $76.9 million in the aggregate. The Company will repurchase the shares over a three-year period commencing on April 26, 2024. In addition, the Company and Donovitz have agreed to, among other things, (i) a customary mutual release of all claims arising out of or relating to the Donovitz Litigation, (ii) the termination of the founder advisory agreement, dated as of May 18, 2022, by and between Donovitz and BioTE Medical, LLC, (iii) two year non-compete and non-solicitation agreements for Donovitz and (iv) a voting agreement with customary terms acceptable to the Company.

On April 26, 2024, the Company repurchased 5,075,090 shares of Class A common stock and 3,117,299 Paired Interests for approximately $32.2 million. Additionally, under the terms of the settlement agreement, the Company canceled 3,985,887 earnout securities. The Company recorded the impact of the settlement agreement during its second fiscal quarter ending June 30, 2024.

Marci M. Donovitz

On June 5, 2024, one of the Company’s stockholders, a trust associated with Marci M. Donovitz (“Ms. Donovitz”), sued Haymaker Sponsor III, LLC, the Company’s outside legal counsel, and certain Company executive officers and directors in the Delaware Court of Chancery, generally alleging negligent misrepresentation, breaches of fiduciary duties, and/or aiding and abetting those alleged breaches against the defendants (the “June 5, 2024 Litigation”).

On June 28, 2024, the Company and Ms. Donovitz executed a settlement agreement to resolve the June 5, 2024 Litigation. Pursuant to the settlement agreement, the Company has agreed to repurchase all of the Paired Interests and shares of Class A common stock of the Company beneficially owned by Ms. Donovitz for $60.0 million in the aggregate. The Company will repurchase the shares over a three-year period commencing on June 28, 2024. In addition, the Company and Ms. Donovitz have agreed to, among other things, (i) a customary mutual release of all claims arising out of or relating to the June 5, 2024 Litigation; (ii) a voting agreement with customary terms acceptable to the Company; and, (iii) the acceleration of the purchase schedule in the event of a change of control.

On June 28, 2024, the Company repurchased 4,146,610 Paired Interests for $30.0 million. Additionally, under the terms of the settlement agreement, the Company canceled 3,985,887 earnout securities.

As a result of settling the Donovitz Litigation and the June 5, 2024 Litigation, the Company recorded a combined repurchase liability of $128.4 million. Accreted interest on the share repurchase liability was $0.5 million, which was included in interest expense, net on the condensed consolidated statement of operations and comprehensive loss for each of the three and six months ended June 30, 2024, respectively.

Tax Distributions

To the extent the Company has funds legally available, the board of directors will approve distributions to each stockholder on a quarterly basis, in an amount per share that, when added to all other distributions made to such stockholder with respect to the previous calendar year, equals the estimated federal and state income tax liabilities applicable to such stockholder as the result of its, his or her ownership of the units and the associated net taxable income allocated with respect to such units for the previous calendar year.

20.
RELATED-PARTY TRANSACTIONS

The Company purchases dietary supplements inventories from a vendor in which the Company’s founder holds a minority interest. Inventory purchases from this vendor were $0.3 million during each of the three and six months ended June 30, 2024. The Company did not purchase any inventory from this vendor during the three months ended June 30, 2023 and purchased $0.4 million of inventory during the six months ended June 30, 2023. Amounts due to the vendor were $0.2 million and $0.1 million as of June 30, 2024 and December 31, 2023, respectively.

On May 18, 2022, BioTE Medical and Dr. Gary S. Donovitz entered into a founder advisory agreement and, as of May 26, 2022, transitioned from an officer and manager of BioTE Medical into the role of Founder Advisor and Senior Advisor (as defined in the founder advisory agreement). Pursuant to the founder advisory agreement, Dr. Gary S. Donovitz was obligated to provide strategic advisory services to BioTE Medical for a period of four years, unless terminated earlier pursuant to the terms of the founder advisory agreement, and receive an annual fee equal to $0.3 million per year, continued coverage under BioTE Medical’s employee benefits and reimbursement for reasonable and pre-approved business expenses. The founder advisor agreement was terminated effective April 23, 2024.

The Company engages the services of its Chief Executive Officer’s brother-in-law, Mr. Andy Thacker, through a consulting firm that is wholly owned by Mr. Thacker. He has been engaged for various projects such as information technology projects and project management. The Company did not pay any compensation to the consulting firm during the three months ended June 30, 2024 and paid the consulting firm $0.03 million during the six months ended June 30, 2024. Total compensation paid to the consulting firm under this arrangement was $0.03 million and $0.06 million during the three and six months ended June 30, 2023, respectively. The Company did not have any amounts due to the consulting firm at June 30, 2024 and owed the consulting firm $0.01 million at December 31, 2023. Additionally, the Company reimbursed Mr. Thacker directly for travel and travel-related costs.

20.
SUBSEQUENT EVENTS

The Company evaluated subsequent events from June 30, 2024, the date of these unaudited condensed consolidated financial statements, through August 9, 2024, which represents the date the unaudited condensed consolidated financial statements were issued, for events requiring adjustment to or disclosure in these unaudited condensed consolidated financial statements.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of our consolidated results of operations and financial condition. You should read this discussion and analysis in conjunction with the accompanying unaudited condensed consolidated financial statements and notes thereto included elsewhere in this Quarterly Report on Form 10-Q. Certain amounts may not foot due to rounding. This discussion and analysis contains forward-looking statements and involves numerous risks and uncertainties, including, but not limited to, those discussed in “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this Quarterly Report on Form 10-Q and Part I, Item 1A. “Risk Factors” in the 2023 Form 10-K. We assume no obligation to update any of these forward-looking statements except as required by law. Actual results may differ materially from those contained in any forward-looking statements.

Overview

We operate a high growth practice-building business within the hormone optimization space. Similar to a franchise model, we provide the necessary components to enable Biote-certified practitioners to establish, build, and successfully implement a program designed to optimize hormone levels using personalized solutions for their aging patient populations. The Biote Method (the “Biote Method”) is a comprehensive, end-to-end practice building platform that provides Biote-certified practitioners with the components specifically developed for practitioners in the hormone optimization space: Biote Method education, training and certification, practice management software, inventory management software, and information regarding available hormone replacement therapy (“HRT”) products, as well as digital and point-of-care marketing support. We also sell a complementary Biote-branded line of dietary supplements. We generate revenue by charging the Biote-partnered clinics fees associated with the support Biote provides for HRT and from the sale of Biote-branded dietary supplements. By virtue of our historical performance over the past 12 years, we believe that our business model has been successful, remains differentiated, and is well positioned for future growth.

Our go-to-market strategy focuses on:

•
Increase the number of Biote-certified practitioners. Our primary objective in marketing to healthcare providers is to inform them of the value in joining the Biote network. We accomplish this through provider referrals, a dedicated sales force, and through digital and traditional marketing channels. We target specific physicians based on their specialty, prescribing data, demographic information and location match with our existing geographic footprint.
•
Grow the practice of our Biote-certified practitioners and Biote-partnered clinics. When the practices of our Biote-certified practitioners and Biote-partnered clinics grow, we grow. We help our Biote-certified practitioners and Biote-partnered clinics grow by, among other things:
•
providing mentorship, practice management and marketing capability necessary to operate an efficient hormone optimization practice;
•
providing high-quality Biote-branded dietary supplement products;
•
providing Biote-certified practitioners and Biote-partnered clinics a full array of wellness education and marketing materials;
•
directing consumers that are actively seeking care to Biote-certified practitioners via the “Find A Provider” feature on our company website; and
•
utilizing our growing digital outreach capabilities to connect with consumers seeking general information.
•
Increasing sales of Biote-branded dietary supplements. Our Biote-branded dietary supplement line currently includes 19 dietary supplements that we offer to our Biote-certified practitioners through our eCommerce site, efficiently leveraging our core Biote provider platform. Practitioners then re-sell Biote-branded dietary supplements to their patients, enabling patients to receive physician-guided therapies to manage the related effects of aging. Our direct-to-patient eCommerce platform enables practitioners to invite their patients to buy Biote-branded dietary supplements online via our online store.

The hormone pellet products used by Biote-certified practitioners are manufactured by third-party compounding pharmacies and shipped directly to Biote-certified practitioners. Custody of the pellets is with Biote-certified practitioners. However, the pellets are recorded as inventory on our financial statements from the date of shipment until such time as they are administered in a patient treatment as monitored and recorded in our BioTracker system as an additional service for administrative convenience of Biote-certified practitioners and Biote-partnered clinics.

These products have a finite life ranging from six to twelve months. We assume the risk of loss due to expiration, damage or otherwise. Additionally, the products offered in our Biote-branded dietary supplement portfolio are produced by third-party manufacturers located in the United States. We contract with a third party to provide warehousing, co-packing and logistics services for our Biote-branded dietary supplements.

Revenue generated from individual Biote-partnered clinics varies significantly. This variability is due to many factors. These include: tenure of its practitioners as Biote-certified practitioners; the number of certified practitioners in an individual clinic; the number of patients served by a clinic; the clinic’s patient demographics; and the clinic’s geographic location and population density. The master services agreements (“MSAs”) we enter into with Biote-partnered clinics contain tiered pricing provisions for the management fees. These provisions provide for decreasing management fees owed to us based on the number of new patients treated. This can result in declines in revenue we realize from management fees from existing Biote-partnered clinics unless these are offset by revenue generated from newly acquired Biote-partnered clinics which begin at higher fee levels under the MSA.

Our revenue was $96.0 million and $94.1 million, our net loss was $16.3 million and $34.5 million, and our Adjusted EBITDA was $26.9 million and $27.6 million, for the six months ended June 30, 2024 and 2023, respectively. Please refer to “Non-GAAP Measures” below for reconciliations of Adjusted EBITDA to the most directly comparable U.S. GAAP measure, net loss and for additional information about Adjusted EBITDA.

Impact of Global Economic Trends

Global economic conditions have been challenging, with disruptions to, and volatility in, the credit and financial markets in the U.S. and worldwide resulting from the effects of public health crises and otherwise. If these conditions persist and deepen, we could experience an inability to access additional capital or our liquidity could otherwise be impacted. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs and/or other efforts. A recession or additional market corrections resulting from the impact of the effects of global health crises, such as the COVID-19 pandemic, or geopolitical turmoil, such as the Israel-Hamas war, could materially affect our business and the value of our securities. The impact of global health crises and the related disruptions caused to the global economy did not have a material impact on our business during the three and six months ended June 30, 2024 and 2023.

Additionally, the recent trends of rising inflation may also materially adversely affect our business and corresponding financial position and cash flows. Inflationary factors, such as increases in the cost of our materials and supplies, interest rates and overhead costs may adversely affect our operating results. Relatively high interest and inflation rates also present a recent challenge impacting the U.S. economy and could make it more difficult for us to obtain traditional financing on acceptable terms, if at all, in the future. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, we may experience increases in the near future (especially if inflation rates continue to rise) on our operating costs, including our labor costs and research and development costs, due to supply chain constraints, consequences associated with global health crises and ongoing international conflicts such as the conflict between Russia and Ukraine and the Israel-Hamas war, and employee availability and wage increases, which may result in additional stress on our working capital resources.

Recent Developments

On March 18, 2024, we acquired all the outstanding common stock of Asteria Health, a 503B manufacturer of compounded bioidentical hormones. We paid cash compensation of $8.4 million with the potential to pay an additional $0.5 million as an earnout, based on meeting certain operating metrics.

On January 29, 2024, we acquired certain assets of BioSana for $0.7 million in cash and a future earnout payment of up to $0.1 million upon the achievement of certain operating metrics.

On January 2, 2024, we closed on the acquisition of Simpatra to purchase certain intellectual property and intellectual property rights. We paid $1.5 million in cash and issued 291,829 shares of our Class A common stock. Additionally, the agreement provides for a future earnout payment of 194,553 shares of our Class A common stock upon achieving certain financial targets over a four-year period.

Components of Results of Operations

Revenue

We sell Biote-partnered clinics the Biote Method, the components of which are specifically developed for practitioners in the hormone optimization space: Biote Method education, training and certification, practice management resources, inventory management resources, and digital and point-of-care-marketing support. Our revenue represents fees paid for the training, marketing support, practice development, equipment, IP licensing, and product sales of Biote-branded dietary supplements, physician-prescribed procedures, and pellet procedure convenience kits, or trocars.

Our revenue fluctuates in response to a combination of factors, including the following:

•
sales volumes;
•
the mix of male and female patients treated by Biote-certified practitioners, as treatment for males generates more revenue per patient than treatment for females;
•
our overall product mix of dietary supplements sold;
•
the effects of competition on market share;

•
new Biote-partnered clinics acquired as customers, less any existing clinics lost as customers (“net new clinics”);
•
number of procedures performed by practitioners;
•
medical industry acceptance of hormone optimization generally as a solution to unmet medical needs;
•
the number of business days in a particular reporting period, including as a result of holidays;
•
weather disruptions impacting medical offices’ ability to maintain regular operating schedules;
•
the effects of competition and competitive pricing strategies;
•
governmental regulations influencing our markets; and
•
global and regional economic cycles.

Generally, our MSAs require us to provide (1) initial training to practitioners on the Biote Method, (2) inventory management services and (3) other contract-term marketing and practice development services (including recurring training and licenses of Biote IP). Historically, we have provided the optional free lease of reusable trocars by Biote-certified practitioners.

Substantially all of our revenue originates from sales to clinic locations in the United States.

Product Revenue

Product revenue includes both pellets, in connection with the service described above, and the related inventory management services provided to clinics. Product revenue is recognized at the point in time when the clinic obtains ownership of the pellet, which we determined to be when the Biote-certified practitioner performs the procedure to implant the pellet into their patient. The consideration allocated to this performance obligation is a procedure-based service fee which we refer to as procedure revenue. Our product revenue also includes revenue earned from sales of pellet insertion kits and Biote-branded dietary supplements. Revenue from the sale of pellet insertion kits and Biote-branded dietary supplements is recognized when the clinic or clinic’s patient (supplements only) obtains control of the product and is generally at the time of shipment from our distribution facility or supplier. Any shipping or handling fees paid by clinics are also recorded within product revenue.

Service Revenue

Service revenue is revenue earned from fees paid by Biote-partnered clinics for training services and other contract term services pursuant to our MSAs. While the option to receive and right to use the reusable trocars through the term of the contract represents an embedded lease, we have adopted the practical expedient within ASC 842 to combine the lease and non-lease components and account for the combined component under ASC 606.

For Biote Method arrangements, we recognize revenue for training and for management services over time. For initial training, progress is measured by the number of training sessions completed, and for contract-term services, progress is measured on a time-elapsed basis.

The training completion and time-elapsed bases represent the most reliable measure of transfer of control to the clinic for training and contract-term services, respectively. Revenue is deferred for amounts billed or received prior to delivery of the services.

Cost of Revenue

Cost of service revenue consists primarily of costs incurred to deliver trainings to Biote-partnered clinics. Cost of product revenues include the pass-through cost of pellets purchased from outsourcing facilities, the cost of pellet insertion kits and Biote-branded dietary supplements purchased from manufacturing facilities, and the shipping and handling costs incurred to deliver these products to Biote-partnered clinics.

Selling, General and Administrative Expense

Selling, general and administrative expense consists primarily of software licensing and maintenance and the cost of employees who engage in corporate functions, such as finance and accounting, information technology, human resources, legal, and executive management. Also included are rent occupancy costs, office expenses, recruiting expenses, entertainment allocations, depreciation and amortization, share-based compensation, transaction related expenses, other general overhead costs, insurance premiums, professional service fees, research and development and costs related to regulatory and legal matters and marketing expenses.

Interest Expense, Net

Interest expense, net consists primarily of cash and non-cash interest under our Term Loan, commitment fees for our unused Revolving Loans, accreted interest related to our share repurchase liability, net of interest income earned on our money market account and short-term investment.

Loss from Change in Fair Value of Warrant Liability

Loss from change in fair value of warrant liability consists of the change in fair value of the warrant liability during the period.

Loss from Change in Fair Value of Earnout Liability

Loss from change in fair value of earnout liability consists of the change in fair value of the Member and Sponsor earnouts during the period.

Other Income / Expense

Other income and other expense consist of the foreign currency exchange gains and losses for sales denominated in foreign currencies and other income or payments not appropriately classified as operating expenses.

Income Taxes

We are subject to federal and state income taxes in the United States and taxes in foreign jurisdictions in which we operate. We recognize deferred tax assets and liabilities based on temporary differences between the financial reporting and income tax bases of assets and liabilities using statutory rates. We regularly assess the need to record a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Results of Operations

The table and discussion below present our results for the three months ended June 30, 2024 and 2023:

	Three Months Ended June 30,
(in thousands)	2024	2023
Revenue:
Product revenue	$48,111	$48,652
Service revenue	1,058	605
Total revenue	49,169	49,257
Cost of revenue
Cost of products	14,426	14,992
Cost of services	861	836
Cost of revenue	15,287	15,828
Selling, general and administrative	27,649	25,760
Income from operations	6,233	7,669
Other income (expense), net:
Interest expense, net	(2,577)	(1,645)
Loss from change in fair value of warrant liability	—	(11,793)
Loss from change in fair value of earnout liability	(13,949)	(6,400)
Other income (expense)	(2)	(4)
Total other income (expense), net	(16,528)	(19,842)
Loss before provision for income taxes	(10,295)	(12,173)
Income tax expense	180	922
Net loss	$(10,475)	$(13,095)

Revenue

Revenue for the three months ended June 30, 2024 decreased $0.1 million to $49.2 million, or 0.2%, compared to the three months ended June 30, 2023, which was primarily driven by a $3.9 million decrease in Biote-branded dietary supplements, offset by a $2.8 million increase in revenue from pellet procedures. Furthermore, service revenue increased 74.9% during the three months ended June 30, 2024, compared with the corresponding period of the prior year, primarily as a result of technology fees earned from physician orders placed through our new platform, BioteRx and an increase in training revenue during the three months ended June 30, 2024, compared to the three months ended June 30, 2023.

Cost of revenue

Cost of revenue for the three months ended June 30, 2024 decreased $0.5 million, to $15.3 million, or (3.4%), compared to the three months ended June 30, 2023. Cost of Biote branded dietary supplements decreased $2.2 million for the period primarily as a result of the decrease in Biote-branded dietary supplement revenue, compared with the corresponding period of the prior year. This decrease in cost of revenue was partially offset by a $0.8 million increase in cost of pellet procedures, which was driven by an increase in pellet procedure revenue, compared to the three months ended June 30, 2023.

Selling, General and Administrative

Selling, general and administrative expense for the three months ended June 30, 2024 increased $1.9 million to $27.6 million, or 7.3%, compared to the three months ended June 30, 2023. This increase was primarily due to a $1.4 million increase in payroll and related expenses that was driven by an increase in the Company’s executive-level headcount and expenses related to its first annual marketing event for Biote-certified practitioners since the onset of the COVID-19 pandemic of $1.3 million, compared with the corresponding period of the prior year. Additionally, during the three months ended June 30, 2024, amortization expense increased $0.4 million compared to the three months ended June 30, 2023, due to the addition of intangible assets acquired during the first quarter of 2024. These increases were partially offset by a $1.1 million decrease in legal expenses as a result of settling the Donovitz Litigation during the three months ended June 30, 2024. Additionally, during the three months ended June 30, 2024, expenses related to outsourced professional services decreased $0.7 million due to a decrease in consulting service fees and travel related expenses decreased $0.3 million compared to the three months ended June 30, 2023.

Interest Expense, Net

Interest expense, net for the three months ended June 30, 2024, increased $0.9 million to $2.6 million compared to the three months ended June 30, 2023. The increase was primarily a result of $0.5 million in accreted interest related to our share repurchase liability, higher interest rates on our Term Loan during the period and a decrease in interest income earned on our money market account.

Loss from Change in Fair Value of Warrant Liability

The change in the loss from change in fair value of warrant liability was due to the Company’s offer to exchange its outstanding warrants for common stock. On May 9, 2023, the Company announced the commencement of its offer to each holder of its outstanding warrants, the opportunity to receive shares of common stock in exchange for each warrant tendered by the holder. As a result of the tender offer in the second quarter of 2023, the Company exchanged all of its outstanding warrants for Class A common stock; therefore, no warrants remained outstanding subsequent to June 30, 2023.

Loss from Change in Fair Value of Earnout Liability,

The loss recognized from change in fair value of the earnout liability was primarily due to the change in the closing price of our Class A common stock during the three months ended June 30, 2024 and 2023. For the three months ended June 30, 2024, the closing price of the Company’s Class A common stock increased 28.8%, compared with an increase of 9.2% in the corresponding period of 2023. The increase in the closing price of our Class A common stock for the three months ended June 30, 2023 outpaced the increase in the closing price of our Class A common stock for the three months ended June 30, 2024, resulting in a decrease in the loss from change in the fair value of the earnout liability during the 2024 period.

Other Income (Expense)

The change in other income (expense) for the three months ended June 30, 2024, compared with the three months ended June 30, 2023, primarily resulted from foreign currency fluctuations during the period.

Income Tax Expense (Benefit)

Income tax expense for the three months ended June 30, 2024 decreased $0.7 million, compared to the three months ended June 30, 2023. This decrease in expense was primarily driven by a decrease in the forecasted annual tax rate of approximately 6.9% for the fiscal year ended December 31, 2024.

The table and discussion below present our results for the six months ended June 30, 2024:

	Six Months Ended June 30,
(in thousands)	2024	2023
Revenue:
Product revenue	$94,146	$92,807
Service revenue	1,827	1,293
Total revenue	95,973	94,100
Cost of revenue
Cost of products	27,228	28,019
Cost of services	1,426	1,686
Cost of revenue	28,654	29,705
Selling, general and administrative	50,659	48,845
Income from operations	16,660	15,550
Other income (expense), net:
Interest expense, net	(4,237)	(3,291)
Loss from change in fair value of warrant liability	—	(13,411)
Loss from change in fair value of earnout liability	(26,038)	(31,810)
Other income (expense)	(4)	(11)
Total other income (expense), net	(30,279)	(48,523)
Loss before provision for income taxes	(13,619)	(32,973)
Income tax expense	2,666	1,552
Net loss	$(16,285)	$(34,525)

Revenue

Revenue for the six months ended June 30, 2024 increased $1.9 million to $96.0 million, or 2.0%, compared to the six months ended June 30, 2023, which was primarily driven by a $5.1 million increase in revenue from pellet procedures, partially offset by a 23.7% decrease in Biote-branded dietary supplements. Furthermore, service revenue increased 41.3% during the six months ended June 30, 2024, compared with the corresponding period of the prior year, primarily as a result of technology fees earned from physician orders placed through our new platform, BioteRx, during the six months ended June 30, 2024, compared to the six months ended June 30, 2023.

Cost of revenue

Cost of revenue for the six months ended June 30, 2024 decreased $1.1 million, to $28.7 million, or (3.5%), compared to the six months ended June 30, 2023. Cost of Biote-branded dietary supplements decreased $3.3 million for the period primarily due to the decrease in Biote-branded dietary supplement sales, compared with the corresponding period of the prior year. This decrease in cost of revenue was partially offset by a $1.4 million increase in cost of pellet procedures, which was driven by the increase in revenue, compared to the six months ended June 30, 2023.

Selling, General and Administrative

Selling, general and administrative expense for the six months ended June 30, 2024 increased $1.8 million to $50.7 million, or 3.7%, compared to the six months ended June 30, 2023. This increase was primarily due to a $2.0 million increase in payroll and related expenses that was driven by an increase in the Company’s executive-level headcount and expenses related to the Company’s first annual marketing event for Biote-certified practitioners since the onset of the COVID-19 pandemic of $1.0 million, compared with the corresponding period of the prior year. Marketing expenses increased $0.4 million during the six months ended June 30, 2024 due to an increase in web-based marketing and the production of informational materials in the ongoing effort to increase awareness of the products and services offered by Biote-certified practitioners compared to the six months ended June 30, 2023. Additionally, during the six months ended June 30, 2024, amortization expense increased $0.7 million compared to the six months ended June 30, 2023, due to the addition of intangible assets acquired during the first quarter of 2024. These increases were partially offset by a $1.2 million decrease in legal expenses as a result of settling the Donovitz Litigation during the six months ended June 30, 2024 and the completion of the acquisitions during the first quarter of 2024, compared to the six months ended June 30, 2023. Additionally, during the six months ended June 30, 2024, expenses related to outsourced professional services decreased $0.8 million due to a decrease in consulting service fees and travel related expenses decreased $0.4 million compared to the three months ended June 30, 2023.

Interest Expense, Net

Interest expense, net for the six months ended June 30, 2024 increased $0.9 million to $4.2 million compared to the six months ended June 30, 2023. The increase was primarily a result of $0.5 million in accreted interest related to our share repurchase liability, higher interest rates on our Term Loan during the period and a decrease in interest income earned on our money market account.

Loss from Change in Fair Value of Warrant Liability

The change in the loss from change in fair value of warrant liability was due to the Company’s offer to exchange its outstanding warrants for common stock. On May 9, 2023, the Company announced the commencement of its offer to each holder of its outstanding warrants, the opportunity to receive shares of common stock in exchange for each warrant tendered by the holder. As a result of the tender offer in the second quarter of 2023, the Company exchanged all of its outstanding warrants for Class A common stock; therefore, no warrants remained outstanding subsequent to June 30, 2023.

Loss from Change in Fair Value of Earnout Liability,

The loss recognized from change in fair value of the earnout liability was primarily due to the change in the closing price of our Class A common stock during the six months ended June 30, 2024 and 2023. For the six months ended June 30, 2024, the closing price of the Company’s Class A common stock increased 51.2%, compared with an increase of 81.2% in the corresponding period of 2023. The increase in the closing price of our Class A common stock for the six months ended June 30, 2023 outpaced the increase in the closing price of our Class A common stock for the six months ended June 30, 2024, resulting in a decrease in the loss from change in the fair value of the earnout liability during the 2024 period.

Other Income (Expense)

The change in other income (expense) for the six months ended June 30, 2024, compared to the six months ended June 30, 2023, primarily resulted from foreign currency fluctuations during the period.

Income Tax Expense (Benefit)

Income tax expense for the six months ended June 30, 2024 increased $1.1 million, compared to the six months ended June 30, 2023. The increase in tax expense was primarily attributable to the increase in Biote’s ownership of Holdings as of June 30, 2024 compared to June 30, 2023. This increase in expense was partially offset by a decrease in the forecasted annual tax rate of approximately 6.9% for the fiscal year ended December 31, 2024.

Non-GAAP Measures

Adjusted EBITDA is a non-GAAP performance measure that provides supplemental information that we believe is useful to analysts and investors to evaluate the Company’s ongoing results of operations when considered alongside net income, (the most directly comparable U.S. GAAP measure).

We use Adjusted EBITDA as alternative measures to evaluate our operational performance. We calculate Adjusted EBITDA by excluding from net income: interest expense; depreciation and amortization expenses; and income taxes. Additionally, we exclude certain expenses we believe are not indicative of our ongoing operations or operational performance. We present Adjusted EBITDA because it is a key measure used by our management to evaluate our operating performance, generate future operating plans and determine payments under compensation programs. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Some of these limitations are as follows:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; and
•
Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us.

In addition, Adjusted EBITDA is subject to inherent limitations as it reflects the exercise of judgment by Biote’s management about which expenses are excluded or included. Other companies, including companies in our industry, may calculate Adjusted EBITDA or similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our Adjusted EBITDA as a tool for comparison. Investors are encouraged to review the reconciliation, and not to rely on any single financial measure to evaluate our business.

The following is a reconciliation of net loss to Adjusted EBITDA (in thousands) for the three and six months ended June 30, 2024 and 2023:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2024	2023		2024	2023
Net Loss	$(10,475)	$(13,095)		$(16,285)	$(34,525)
Interest expense, net(1)	2,577	1,645		4,237	3,291
Income tax expense	180	922		2,666	1,552
Depreciation and amortization(2)	876	530		1,626	1,068
Share-based compensation expense(3)	2,841	2,647	`	4,604	4,817
Litigation expenses-former owner(4)	(12)	1,539		589	2,069
Litigation-other(5)	22	184		92	368
Legal settlement (gain) loss(6)	—	—		—	1,198
Inventory fair value write-up(7)	1,206	—		1,206	—
Transaction-related expenses(8)	—	1,472		45	1,796
Other expenses(9)	1,202	341		1,287	609
Merger and acquisition expenses(10)	376	160		795	181
Loss from change in fair value of warrant liability	—	11,793		—	13,411
Loss from change in fair value of earnout liability	13,949	6,400		26,038	31,810
Adjusted EBITDA	$12,742	$14,538		$26,900	$27,645

(1)
Represents cash and non-cash interest on our debt obligations, commitment fees for our unused Revolving Loans, net of interest income earned on our money market account and short-term investment. For the three and six months ended June 30, 2024, interest expense, net included $0.5 million of accreted interest related to the share repurchase liability.
(2)
Represents depreciation expense on property and equipment, amortization expense on capitalized software and amortization expense on purchased intangible assets. Depreciation expense of $0.01 million was included in cost of products for the three and six months ended June 30, 2024.
(3)
Represents employee compensation expense associated with equity-based stock awards. This includes expense associated with equity incentive instruments including phantom stock awards, stock options and restricted stock units.
(4)
Represents legal expenses to defend the Company against claims asserted by the Company’s former owner.

(5)
Represents litigation expenses other than those incurred in connection with claims asserted by the Company’s former owner that are not related to the Company’s ongoing business.
(6)
Represents settlements of legal matters.
(7)
Represents the fair market value write-up of inventory accounted for under ASC 805 related to the acquisition of Asteria Health.
(8)
Represents transaction costs including legal fees of $0.04 million during the six months ended June 30, 2024, and professional services fees of $0.9 million and legal fees of $0.5 million during the three months ended June 30, 2023 and professional services fees of $0.9 million and legal fees of $0.8 million for the six months ended June 30, 2023 that were incurred in connection with the filing of, and transactions contemplated by, the Company’s securities offerings.
(9)
Represents professional services fees of $0.1 million incurred related to the accounting treatment of the share repurchase liability, strategic consulting and advisory services of $0.5 million, executive severance costs of $0.3 million and a realized foreign currency loss of less than $0.01 million for each of the three and six months ended June 30, 2024, and professional services fees of $0.05 million associated with the restatement of the Company’s financial statements for the quarters ended June 30, 2022 and September 30, 2022, executive severance costs of $0.2 million, costs related to recruiting executive level management, including the Chief Commercial Officer of $0.1 million and a realized foreign currency gain of less than $0.01 million for the three months ended June 30, 2023 and professional services fees of $0.1 million and legal fees of $0.1 million associated with the restatement of the Company’s financial statements for the quarters ended June 30, 2022 and September 30, 2022, executive severance costs of $0.2 million and costs related to recruiting executive level management, including the Chief Commercial Officer of $0.2 million and a realized foreign currency loss of $0.01 million for the six months ended June 30, 2023.
(10)
Represents legal fees of $0.2 million and $0.5 million and professional services fees of $0.2 million and $0.3 million incurred during the three and six months ended June 30, 2024, respectively, related to our recent acquisitions and other strategic opportunities. For the three and six months ended June 30, 2023, the amount represents professional services fees of $0.1 million and legal fees of $0.05 million associated with strategic opportunities to expand the business.

Liquidity and Capital Resources

Our liquidity is derived primarily from available cash and cash equivalents, cash generated from operations, capacity under our Revolving Loans and, when necessary, debt and equity financing activities. We believe that for at least the next 12 months, our current cash position, coupled with anticipated cash generated from operations and the capacity under our revolving loans, is sufficient to fund our operations and our debt service obligations. As of June 30, 2024 and December 31, 2023, we had cash and cash equivalents of $26.4 million and $89.0 million, respectively. Additionally, as of June 30, 2024 and December 31, 2023, we had $40.0 million and $50.0 million, respectively, of Revolving Loans available under our Truist Credit Agreement.

Since our inception, we have financed our operations and capital expenditures primarily through capital investment from our founder and other members, debt financing in the form of short-term lines of credit and long-term notes payable, and net cash inflows from operations.

We expect our operating and capital expenditures to increase as we increase headcount, expand our operations and grow our clinic base. If additional funds are required to support our working capital requirements, acquisitions or other purposes, we may seek to raise funds through additional debt or equity financings or from other sources. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our equity holders could be significantly diluted, and these newly issued securities may have rights, preferences or privileges senior to those of existing equity holders. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and also require us to incur additional interest expense. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain additional financing on terms favorable to us.

Cash Flows

The following table summarizes our unaudited condensed consolidated cash flows:

	Six Months Ended June 30,
(in thousands)	2024	2023
Consolidated Statements of Cash Flows Data:
Net cash provided by operating activities	$17,319	$19,767
Net cash used in investing activities	(15,513)	(21,225)
Net cash used in financing activities	(64,381)	(9,293)

Operating Activities

Cash flows from operating activities result primarily from fees associated with the Biote Method and from the sale of Biote branded dietary supplements. Cash flows from operating activities are affected by earnings levels and changes in working capital related to our business. Working capital varies from period to period and can be affected by changes in our inventory levels due to varying demand for our products.

Net cash provided by operating activities for the six months ended June 30, 2024 decreased $2.4 million to $17.3 million compared to cash provided by operating activities of $19.8 million for the six months ended June 30, 2023. Our cash flow from working capital for the six months ended June 30, 2024, was impacted by a $0.3 million increase in Biote-branded dietary supplement inventory, compared with a $4.2 million decrease in Biote-branded dietary supplement inventory during the six months ended June 30, 2023. Additionally, in March 2024 we acquired Asteria Health, resulting in a $0.6 million increase in pellets in process and raw material used in the production of our pellets for the six months ended June 30, 2024. Further, due to the settlement of the Donovitz Litigation, legal and other related accrued liabilities decreased approximately $1.0 million compared to the six months ended June 30, 2023. During the six months ended June 30, 2024, we made investments in key sales and marketing initiatives, including our annual marketing event for Biote-certified practitioners, which impacted cash from working capital by $0.8 million, compared to the six months ended June 30, 2023. Cash used by these activities during the six months ended June 30, 2024 was partially offset by a $2.7 million reduction in cash used for advances on future inventory purchases, compared with the six months ended June 30, 2023.

Investing Activities

Net cash used in investing activities decreased $5.7 million to $15.5 million for the six months ended June 30, 2024, compared to $21.2 million for the six months ended June 30, 2023. This decrease was principally driven by the maturity of a $20.0 million short- term investment that was purchased in 2023 and not replaced with a new investment in 2024, partially offset by the acquisition of Asteria Health, Simpatra and BioSana during the six months ended June 30, 2024.

Financing Activities

Net cash used in financing activities increased $55.1 million to $64.4 million for the six months ended June 30, 2024, compared to $9.3 million for the six months ended June 30, 2023. The increase in our cash flow used in financing activities was primary driven by a $62.2 million payment on our share repurchase liability that we recorded related to the settlement of the Donovitz Litigation and the June 5, 2024 Litigation. Additionally we used cash of $5.6 million to repurchase Class A common stock during the six months ended June 30, 2024. This increase was partially offset by a $10.0 million draw under our Revolving Loans, which was used to fund a portion of the $62.2 million payment on the share repurchase liability and a $2.4 million reduction in distributions to our partners during the six months ended June 30, 2024, compared to the six months ended June 30, 2023.

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our unaudited condensed consolidated financial statements, which have been prepared in accordance with U.S. GAAP. In preparing the unaudited condensed consolidated financial statements, we make estimates and judgments that affect the reported amounts of assets, liabilities, revenue, expenses, and related contingent liabilities. The methods, estimates, and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our unaudited condensed consolidated financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. Our estimates are based on historical experience, current economic and industry conditions and on various other assumptions that we believe to be reasonable under the circumstances. Because of the uncertainty inherent in these matters, actual results may differ from these estimates and could differ based upon other assumptions or conditions.

See Note 2, Significant Accounting Policies, to the audited consolidated financial statements included in our 2023 Form 10-K for more information about our significant accounting policies, including our critical accounting policies. The critical accounting estimates that reflect our most significant judgments and estimates used in the preparation of our consolidated financial statements are described in Part II, Item 7 “Management's Discussion and Analysis of Financial Condition and Results of Operations,” included in our 2023 Form 10-K. During the three months ended March 31, 2024, there were no material changes to our critical accounting policies and estimates from those discussed in our 2023 Form 10-K.

Recently Issued and Adopted Accounting Pronouncements

For a description of recent accounting pronouncements, see “Recently Adopted Accounting Pronouncements” and “Recent Accounting Pronouncements Not Yet Adopted” in Note 2 to the unaudited condensed consolidated financial statements included elsewhere in this Quarterly Report.

JOBS Act Accounting Election

We are an emerging growth company, as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards applicable to public companies, allowing them to delay the adoption of those standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period under the JOBS Act. As a result, our consolidated financial statements may not be comparable to the financial statements of companies that are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies, which may make our common stock less attractive to investors.

We will remain an emerging growth company under the JOBS Act until the earliest of (i) December 31, 2026, (ii) the last date of our fiscal year in which we have total annual gross revenue of at least $1.235 billion, (iii) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC with at least $700.0 million of outstanding securities held by non-affiliates or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Item 3. Quantitative and Qualitative Disclosures About Market Risk.

We are a smaller reporting company as defined by Item 10 of Regulation S-K and are not required to provide the information otherwise required under this item.

Item 4. Controls and Procedures.

Evaluation of Disclosure Controls and Procedures

We maintain “disclosure controls and procedures,” as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, that are designed to ensure that information required to be disclosed in the reports that we file or submit under the Exchange Act is (1) recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and (2) accumulated and communicated to our management, including our principal executive officer and principal financial officer, to allow timely decisions regarding required disclosure. Management recognizes that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving their objectives and management necessarily applies its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of our disclosure controls and procedures as of June 30, 2024. Based upon the evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of such date, our disclosure controls and procedures were not effective at a reasonable assurance level based on the prior material weakness that existed in our internal control over financial reporting as described below. Notwithstanding the identified material weakness, management, including our Chief Executive Officer and Chief Financial Officer, believes the unaudited condensed consolidated financial statements included in this Quarterly Report fairly present, in all material respects, our financial condition, results of operations and cash flows at and for the periods presented in accordance with U.S. GAAP.

Remediation Efforts to Address Previously Reported Material Weaknesses in Internal Control Over Financial Reporting

In the course of preparing financial statements for the fiscal years ended December 31, 2020 and 2019, we identified a material weakness in the aggregate in our internal control over financial reporting. Specifically, we determined that we did not have appropriate accounting competence and capabilities to properly record in our financial statements certain complex and non-routine accounting issues, particularly related to revenue recognition, financial instruments, and equity. This resulted in incorrect accounting entries that were identified and corrected through the audit of our fiscal years ended December 31, 2020 and 2019. In addition, this material weakness resulted in errors in the financial statements and related disclosures in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2022 and September 30, 2022. Additionally, we identified control issues related to information technology general controls in connection with change management, user access controls and segregation of duties as it relates to user access controls. This material weakness has not been remediated as of June 30, 2024.

In order to address this previously reported material weakness, we hired additional accounting and finance personnel with technical accounting and financial reporting experience as well as implemented procedures and controls in the financial statement close process, which include enhanced system capabilities in most areas, enhanced reconciliation controls, enhanced review controls and financial close checklists which ensure all necessary reviews and reconciliations are occurring as designed. Additionally, we also have access to accounting training, literature, research materials and increased communication among our personnel and outsourced third-party professionals with whom we may consult regarding the application of complex accounting transactions. We are reviewing and assessing access within our information systems in light of our limited staff and will implement mitigating controls where proper segregation may not be feasible. Additionally, we plan to implement user access reviews for key systems.

Our remediation plan can only be accomplished over time and will be continually reviewed to determine that we are achieving our objectives. There is no assurance that these initiatives will ultimately have the intended effects. The material weakness will not be considered remediated until our management designs and implements effective controls that operate for a sufficient period of time and our management has concluded through testing that these controls are effective. Although we are working to remediate the identified material weakness, we can provide no assurance that the material weakness will be remediated during fiscal year 2024.

Changes in Internal Control over Financial Reporting

Other than the material weakness remediation activities described above, there were no changes in our internal control over financial reporting, as identified in connection with evaluation required by Rules 13a-15(d) and 15d-15(d) under the Exchange Act, that occurred during the three months ended June 30, 2024, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II—OTHER INFORMATION

Unless the context otherwise requires, all references in Part II of this Quarterly Report to the “Company,” “Biote,” “we,” “us, or “our” refer to biote Corp, inclusive of its consolidated subsidiaries, and, unless otherwise noted, “Holdings” refers to BioTE Holdings, LLC, together with its direct and indirect subsidiaries.

Item 1. Legal Proceedings.

From time to time, we may be involved in various legal proceedings and subject to claims that arise in the ordinary course of business. Although the results of litigation and claims are inherently unpredictable and uncertain, we are not currently a party to any legal proceedings the outcome of which, if determined adversely to us, are believed to, either individually or taken together, have a material adverse effect on our business, operating results, cash flows or financial condition. Regardless of the outcome, litigation has the potential to have an adverse impact on us due to defense costs and possible settlement expenses, diversion of management resources and other factors.

Dr. Gary S. Donovitz

On April 23, 2024, the Company settled all outstanding litigation described below with one of the Company’s stockholders, Dr. Gary S. Donovitz (“Donovitz”) (the “Donovitz Litigation”). We are currently evaluating the impact of the settlement on its consolidated results of operations and financial position.

On June 23, 2022, Donovitz sued Haymaker Sponsor, LLC, the Company’s outside legal counsel, and certain Company executive officers and directors in the District Court of Dallas County, Texas (the “Donovitz Dallas Action”), generally alleging fraud, fraudulent inducement, negligent misrepresentation, a breach of the covenant of good faith and fair dealing, breaches of fiduciary duties, and/or aiding and abetting those alleged breaches against the defendants (the “Donovitz Claims”). Donovitz subsequently dismissed without prejudice the Donovitz Claims brought in the Donovitz Dallas Action, and the Court entered an order of dismissal without prejudice on March 28, 2023.

On July 11, 2022, the Company sued Donovitz in the Delaware Court of Chancery, pursuing injunctive relief to prevent Donovitz from proceeding with the litigation in the Donovitz Dallas Action in Texas (the “First Delaware Action”). The Company seeks to enforce (a) the Company’s certificate of incorporation, which mandates that stockholders must bring certain actions, including some or all of the Donovitz Claims, exclusively in Delaware, and (b) the Business Combination Agreement, by which Donovitz consented to the exclusive jurisdiction of the Delaware Court of Chancery and agreed that Delaware law governs any related claims, including some or all of the Donovitz Claims. Pending a ruling from the Delaware Court of Chancery, Donovitz agreed to stay all answer dates in the Donovitz Dallas Action. Then, on March 23, 2023, Donovitz filed an amended answer and counterclaims in the First Delaware Action generally reasserting the Donovitz Claims he had previously brought in the Donovitz Dallas Action. On August 24, 2023, Donovitz filed amended counterclaims in the First Delaware Action, again generally reasserting the Donovitz Claims previously brought in the Donovitz Dallas Action but also asserting derivative claims against the Company’s directors. On October 23, 2023, the Company filed its response to Donovitz’s amended counterclaims.

On August 24, 2022, Donovitz sued the Company, including certain executive officers and directors of the Company, in the Delaware Court of Chancery, seeking (a) a status quo order preventing the defendants from diluting any stockholder’s equity or voting power, (b) an injunction requiring the defendants to convene a special meeting of the stockholders, and (c) a request to either void a portion of the Company’s Certificate of Incorporation or allow stockholders to elect directors to a vacancy on the board in accordance with Delaware General Corporate Law (the “Second Delaware Action”). On September 8, 2022, the Delaware Court of Chancery denied Donovitz’s request for injunctive relief, determining that expedited proceedings and a status quo order were both unwarranted and rejecting a mandated meeting of the stockholders.

On August 2, 2022, the Company sued Donovitz, Lani Hammonds Donovitz, and Lani D. Consulting in the District Court of Dallas County, Texas, seeking injunctive relief to enforce non-disparagement obligations of that certain founder advisory agreement with Donovitz and the independent contractor agreement with Lani Hammonds Donovitz, both of which were entered into by the subject parties in connection with the Business Combination (the “Biote Dallas Action”). The Company successfully obtained a temporary restraining order to enforce the non-disparagement obligations of Donovitz and Lani Hammonds Donovitz. The parties subsequently entered into an agreed order that the temporary restraining order will stay in effect until the entry of a final judgment. On August 23, 2022, the defendants filed an answer in the Biote Dallas Action, which included affirmative defenses to the Company’s claims and certain counterclaims and third-party claims against certain executive officers of the Company. On April 12, 2023, Lani Hammonds Donovitz, individually and on behalf of Lani D Consulting, dismissed with prejudice all of her counterclaims and third-party claims in the Biote Dallas Action, and subsequently agreed to a permanent injunction in favor of the Company, which was entered by the Court on April 17, 2023.

After the filing of the Biote Dallas Action, the Company amended its claim in the First Delaware Action to also seek an injunction to prevent Donovitz from proceeding with certain of the affirmative defenses, counterclaims, and third-party claims filed by the defendants on August 23, 2022. On November 4, 2022, the Delaware Court of Chancery denied that request for injunctive relief, permitting the Biote Dallas Action and all defenses and claims asserted therein to proceed in Texas.

A jury trial in the Biote Dallas Action was to commence on September 11, 2023, to address the Company’s affirmative claim for breach of contract, request for a permanent injunction, as well as the counterclaims and third-party claims asserted by Donovitz. On August 17, 2023, Donovitz nonsuited without prejudice all of his counterclaims and third-party claims in the Biote Dallas Action, leaving only the Company’s affirmative claim against Donovitz to be tried on September 11, 2023. On September 8, 2023, three days before the scheduled trial in the Biote Dallas Action, Donovitz agreed to stipulate that he breached his contract, and Donovitz agreed to a partial judgment and the entry of a permanent injunction against him, which was signed by the Court on September 9, 2023.

The Company sought recovery of its attorneys’ fees against Donovitz in a jury trial that began on October 30, 2023. On November 2, 2023, the jury returned a verdict awarding the Company $4.7million plus the potential for an additional $0.2 million for future fees, which constituted all of the attorneys’ fees that the Company had sought against Donovitz in the Biote Dallas Action.

On April 23, 2024, the Company and Donovitz executed a settlement agreement to resolve all remaining outstanding litigation with Donovitz. Pursuant to the settlement agreement, the Company has agreed to repurchase all of the Class A common units of BioTE Holdings, LLC, the Class V voting stock of Biote (together, “Paired Interests”) and the Class A common stock of the Company, currently beneficially owned by Donovitz for approximately $76.9 million in the aggregate. The Company will repurchase the shares over a three-year period commencing on April 26, 2024. In addition, the Company and Donovitz have agreed to, among other things, (i) a customary mutual release of all claims arising out of or relating to the Donovitz Litigation, (ii) the termination of the founder advisory agreement, dated as of May 18, 2022, by and between Donovitz and BioTE Medical, LLC, (iii) two year non-compete and non-solicitation agreements for Donovitz and (iv) a voting agreement with customary terms acceptable to the Company.

On April 26, 2024, the Company repurchased 5,075,090 shares of Class A common stock and 3,117,299 Paired Interests for approximately $32.2 million. Additionally, under the terms of the settlement agreement, the Company canceled 3,985,887 earnout securities. The Company expects to record the impact of the settlement agreement during its second fiscal quarter ending June 30, 2024.

Marci M. Donovitz

On June 5, 2024, one of the Company’s stockholders, a trust associated with Marci M. Donovitz (“Ms. Donovitz”), sued Haymaker Sponsor III, LLC, the Company’s outside legal counsel, and certain Company executive officers and directors in the Delaware Court of Chancery, generally alleging negligent misrepresentation, breaches of fiduciary duties, and/or aiding and abetting those alleged breaches against the defendants (the “June 5, 2024 Litigation”).

On June 28, 2024, the Company and Ms. Donovitz executed a settlement agreement to resolve the June 5, 2024 Litigation. Pursuant to the settlement agreement, the Company has agreed to repurchase all of the Paired Interests and shares of Class A common stock of the Company beneficially owned by Ms. Donovitz for $60.0 million in the aggregate. The Company will repurchase the shares over a three-year period commencing on June 28, 2024. In addition, the Company and Ms. Donovitz have agreed to, among other things, (i) a customary mutual release of all claims arising out of or relating to the June 5, 2024 Litigation; (ii) a voting agreement with customary terms acceptable to the Company; and, the acceleration of the purchase schedule in the event of a change of control.

On June 28, 2024, the Company repurchased 4,146,610 Paired Interests for $30.0 million. Additionally, under the terms of the settlement agreement, the Company canceled 3,985,887 earnout securities.

As a result of settling the Donovitz Litigation and the June 5, 2024 Litigation, the Company recorded a combined repurchase liability of $128.4 million. Accreted interest on the share repurchase liability was $0.5 million, which was included in interest expense, net on the condensed consolidated statement of operations and comprehensive loss for each of the three and six months ended June 30, 2024, respectively.

Item 1A. Risk Factors.

Summary of Risk Factors

The following is a summary of the risk factors our business faces. The list below is not exhaustive, and investors should read this “Risk Factors” section in full. Some of the risks we face include:

Summary of Risks Related to Our Industry and Business

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Our success will depend upon whether the Biote Method and our Biote-branded dietary supplements attain significant market acceptance among clinics, practitioners and their patients.
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Outsourcing facilities that produce bioidentical hormone pellets that we offer training on in the Biote Method and failure by those parties to adequately perform their obligations could harm our business.
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We and Biote-certified practitioners and Biote-partnered clinics are reliant on AnazaoHealth Corporation, Right Value Drug Stores, LLC, and F.H. Investments, Inc. to support the manufacturing of bio-identical hormones for prescribers.

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Biote-certified practitioners and Biote-partnered clinics are concentrated in certain geographic regions, which makes us sensitive to regulatory, economic, environmental and competitive conditions in those regions.
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The frequency of use by practitioners and clinics of the Biote Method may not increase at the rate that we anticipate or at all.
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Adoption of the Biote Method depends upon appropriate practitioner training, and inadequate training may lead to negative patient outcomes and adversely affect our business.
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The continuing development of our training depends upon our maintaining strong working relationships with Biote-certified practitioners and other medical personnel.
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We believe our long-term value as a company will be greater if we focus on growth, which may negatively impact our results of operations in the near term.
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We face significant competition, and if we are unable to compete effectively, we may not be able to achieve or maintain expected levels of market penetration and market share, which could have a material adverse effect on our business, financial condition and results of operations.
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We have a limited history operating a practice-building business for practitioners in the hormone optimization space, which may make it difficult for an investor to evaluate the success of our business to date and to assess our future viability.

Summary of Risks Related to Intellectual Property

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If we are unable to obtain and maintain patent protection for any products or methods we develop, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products similar or identical to our Biote-branded dietary supplements, and our ability to successfully commercialize any products we may develop may be adversely affected. If we are not able to maintain freedom to operate for our products from third-party intellectual property rights, our ability to commercialize products may be limited unless we secure a license to such rights.
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We may become a party to intellectual property litigation or administrative proceedings that could be costly and could interfere with our ability to sell and market the Biote Method and our Biote-branded dietary supplements.
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If we are unable to protect the confidentiality of our other proprietary information, our business and competitive position may be harmed.
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We may be subject to claims that we or our employees, consultants or contractors have wrongfully used, disclosed or otherwise misappropriated the intellectual property of a third-party, including trade secrets or know-how, or are in breach of non-competition or non-solicitation agreements with our competitors or claims asserting an ownership interest in intellectual property we regard as our own.
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We may be subject to claims challenging our intellectual property.
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If our trademarks and trade names are not adequately protected, then we may not be able to build brand recognition in our markets and our business may be adversely affected.

Summary of Risks Related to Regulation

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We market dietary supplements and convenience kits, which are regulated by the U.S. Food and Drug Administration (the “FDA”), and are subject to certain requirements under the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and the laws enforced by the Federal Trade Commission (the “FTC”). Our failure to meet those requirements could cause us to cease certain of our business activities and may involve the payment of financial penalties.
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We have developed and market a method and training program where the practitioner may prescribe a compounded bioidentical hormone. Compounded drugs are regulated by the FDA and are subject to certain requirements under the FDCA. Failure of compounding entities to meet those requirements could cause us to cease certain of our business activities and may involve the payment of financial penalties.
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Compounded preparations and the pharmacy compounding pharmacy industry are subject to regulatory scrutiny, which may impair our growth and sales.
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If a compounded drug formulation provided through a compounding pharmacy or an outsourcing facility leads to patient injury or death or results in a product recall, we may be exposed to significant liabilities and reputational harm.
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If the FDA takes regulatory action to implement any of the National Academies of Sciences, Engineering, and Medicine (the “NASEM”) recommendations for compounded bioidentical hormones, this may have a substantial effect on the ability of the outsourcing facilities to compound the hormone pellets utilized by Biote-certified practitioners, which would have a substantially negative impact on Biote’s revenue and business operations.
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Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and a material weakness resulted in the restatement of previously issued financial statements. Failure to achieve and maintain an effective system of disclosure controls and internal control over financial reporting could impair our ability to produce timely and accurate financial statements or comply with applicable regulations.
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If we are unable to maintain our listing on the Nasdaq Stock Market LLC (“Nasdaq”), it could become more difficult to sell our Class A common stock in the public market.

Summary of Risks Related to Ownership of Our Securities

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Because there are no current plans to pay cash dividends on our Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell our Class A common stock for a price greater than that which you paid for it.
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We may require additional capital to support business growth, and if capital is not available to us or is available only by diluting existing stockholders, our business, operating results and financial condition may suffer.
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Anti-takeover provisions contained in the second amended and restated certificate of incorporation (the “Charter”) and amended and restated bylaws (the “Bylaws”), as well as provisions of Delaware law, could impair a takeover attempt.
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Future sales, or the perception of future sales, by the Company or its stockholders in the public market, the issuance of rights to purchase the Company’s Class A common stock, including pursuant to the 2022 Equity Incentive Plan (the “Incentive Plan”) and the 2022 Employee Stock Purchase Plan (the “ESPP”), and future exercises of registration rights could result in the additional dilution of the percentage ownership of the Company’s stockholders and cause the market price for the Company’s Class A common stock to decline.
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Securities of companies formed through a special purpose acquisition company (“SPAC”) business combination such as ours may experience a material decline in price relative to the share price of the SPAC prior to the business combination.
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We may be subject to periodic claims and litigation, including the Donovitz Litigation (as defined herein), that could result in unexpected expenses and could ultimately be resolved against us.

Risks Related to Our Industry and Business

Our success will depend upon whether the Biote Method and our Biote-branded dietary supplements attain significant market acceptance among clinics, practitioners and their patients.

Our success will depend on the acceptance of the hormone optimization methods we teach in our training. We cannot predict how quickly clinics, practitioners or their patients will accept the Biote Method (as further described in the section entitled “Business”) or, if accepted, how frequently it will be used. The methods that we currently recommend and any methods we recommend in the future may never gain broad market acceptance. Demonstrated HRT health risks or side effects, as well as negative publicity relating to the same, could negatively impact the perception of patient benefit and generate resistance and opposition from practitioners, which could limit adoption of the Biote Method and have a material adverse impact on our business. To date, a substantial majority of our sales and revenue have been derived from a limited number of clinics and independent, third-party physicians and nurse practitioners who are certified under our training program (the “Biote-certified practitioners”).

Our future growth and profitability will largely depend on our ability to increase practitioner awareness of our practice-building platform as well as our Biote-branded dietary supplements, and on the willingness of clinics, practitioners and their patients to adopt them. Practitioners may not adopt the Biote Method unless they determine, based on experience, clinical data, medical society recommendations and other analyses, that our methods and the Biote-branded dietary supplements are appropriate for their patients. Healthcare practitioners must believe that our practice-building platform and Biote-branded dietary supplements offer benefits over alternatives. Even if we are able to raise awareness, practitioners may be slow in changing their medical treatment practices and may be hesitant to use the Biote Method.

Practitioners independently determine the type of treatment that will be utilized and provided to their patients. We focus our sales, marketing and education efforts primarily in the hormone optimization space and aim to educate Biote-certified practitioners regarding the patient population that would benefit from the Biote Method. Despite our efforts, we cannot assure you that we will achieve broad market acceptance among these practitioners or, more generally, that practitioners will adopt the Biote Method at all. Further, changes in the regulatory or enforcement landscape may be a factor in practitioners choosing certain methods for their patients, for example, medication compounded by a compounding pharmacy or outsourcing facility.

For example, some Biote-certified practitioners may choose to utilize the Biote Method and our Biote-branded dietary supplements on only a subset of their total patient population or may not adopt our offerings at all. If we are not able to effectively demonstrate that the use of the Biote Method and our Biote-branded dietary supplements is beneficial in a broad range of their patients, adoption of our offerings will be limited and may not occur as rapidly as we anticipate or at all, which would have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that the Biote Method or our Biote-branded dietary supplements will achieve broad market acceptance among clinics and practitioners. Additionally, even if the Biote Method and our Biote-branded dietary supplements achieve initial market acceptance, they may not maintain that market acceptance over time if competing methods, procedures or technologies are considered more cost-effective or otherwise superior. Any failure of our offerings to generate sufficient demand or to achieve meaningful market acceptance and penetration will harm our future prospects and have a material adverse effect on our business, financial condition and results of operations.

Further, if the Biote Method or our Biote-branded dietary supplements do not generate sufficient patient demand for the Biote-certified practitioners or clinics we partner with (“Biote-partnered clinics”), we may be unable to attract or retain contracts with practitioners or clinics to use the Biote Method or sell our Biote-branded dietary supplements. If we are unable to attract or retain contracts with practitioners or clinics, our business, results of operations and financial condition could be adversely affected.

Outsourcing facilities that produce bioidentical hormone pellets that we offer training on in the Biote Method and failure by those parties to adequately perform their obligations could harm our business.

Outsourcing facilities manufacture the products that we recommend as part of our training. The facilities used to compound and distribute bioidentical hormone pellets, which may be prescribed by Biote-certified practitioners, are registered with the FDA as 503B outsourcing facilities. We do not control or direct the compounding or manufacturing processes used by these outsourcing facilities. We use contract manufacturers to produce the formulations of the dietary supplements we develop and sell under Biote’s private label, and we rely on those manufacturers for compliance with the applicable regulatory requirements. As such, we have no control over the ability of third parties to maintain adequate quality control, quality assurance and qualified personnel. If the FDA or a comparable international regulatory authority does not approve these facilities for the manufacture of these products or if it withdraws any such approval in the future, we may need to identify alternative manufacturing facilities, which would significantly impact our ability to meet consumer demand. In addition, our inability to identify or enter into satisfactory arrangements with any such alternative manufacturing facilities may result in a material adverse effect on our business, financial condition and results of operations.

Further, our reliance on third-party dietary supplement contract manufacturers entails risks, including:

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inability to meet certain product specifications and quality requirements consistently;
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delay or inability to procure or expand sufficient manufacturing capacity;
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issues related to scale-up of manufacturing;
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costs and validation of new equipment and facilities required for scale-up;
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third-party manufacturers may not be able to execute necessary manufacturing procedures and other logistical support requirements appropriately;
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third-party manufacturers may fail to comply with current good manufacturing practice (“cGMP”) requirements and other requirements by the FDA or other comparable regulatory authorities;
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inability for us to negotiate manufacturing agreements with third parties under commercially reasonable terms, if at all;
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breach, termination or non-renewal of manufacturing agreements with third parties in a manner or at a time that is costly or damaging to us or Biote-certified practitioners and Biote-partnered clinics;
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third-party manufacturers may not devote sufficient resources to our Biote-branded dietary supplements;
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we may not own, or may have to share, the intellectual property rights to any improvements made by third-party manufacturers in the manufacturing process for our Biote-branded dietary supplements;
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operations of third-party manufacturers or our suppliers could be disrupted by conditions unrelated to our business or operations, including the bankruptcy of the manufacturer or supplier; and
•
logistics carrier disruptions or increased costs that are beyond our control.

Any adverse developments affecting manufacturing operations for our Biote-branded dietary supplements may result in lot failures, inventory shortages, shipment delays, product withdrawals or recalls or other interruptions in the supply of these products, which could prevent their delivery to Biote-certified practitioners or Biote-partnered clinics. We may also have to write off inventory, incur other charges and expenses to replace dietary supplements that fail to meet specifications, undertake costly remediation efforts, or seek more costly manufacturing alternatives.

Any of these events could impact our ability to successfully commercialize any future products that we recommend as part of our training and our current or any future Biote-branded dietary supplements. Some of these events could be the basis for FDA action, including injunction, request for recall, seizure, or total or partial suspension of production.

We and Biote-certified practitioners and Biote-partnered clinics are reliant on AnazaoHealth Corporation, Right Value Drug Stores, LLC, and F.H. Investments, Inc. to support the manufacturing of bio-identical hormones for prescribers.

We entered into a Pharmacy Services Agreement with AnazaoHealth Corporation, or AnazaoHealth, on October 30, 2020 (the “AnazaoHealth Pharmacy Services Agreement”), an Outsourcing Facility Services Agreement with Right Value Drug Stores, LLC d/b/a Carie Boyd’s Prescription Shop, or Carie Boyd’s, on August 1, 2020 (the “Outsourcing Facility Services Agreement”), and a Pharmacy Services Agreement with F.H. Investments, Inc. d/b/a Asteria Health, Asteria Health, on October 28, 2021, which was subsequently amended and restated in its entirety on October 19, 2023, to build relationships to support Biote-certified practitioners by offering an option for the compounded bioidentical hormones that the practitioners may order or prescribe (the “Asteria Health Pharmacy Services Agreement”). AnazaoHealth, Carie Boyd’s, and Asteria Health are operators of FDA-registered 503B outsourcing facilities. While Biote-certified practitioners have the option to use a variety of different outsourcing facilities, AnazaoHealth, Carie Boyd’s and Asteria Health are the primary outsourcing facilities of the compound testosterone and estradiol implantable subcutaneous pellets used by Biote-certified practitioners as part of the Biote Method. However, we do not control or direct the compounding or manufacturing processes of these 503B outsourcing facilities. We also do not control the time and resources AnazaoHealth, Carie Boyd’s or Asteria Health devotes to compounding of testosterone and estradiol implantable subcutaneous pellets. If AnazaoHealth, Carie Boyd’s or Asteria Health are unable to successfully fulfill a Biote-certified practitioner’s product orders, or if the state licenses held by AnazaoHealth, Carie Boyd’s or Asteria Health to ship medications for office use throughout the United States are revoked, expire or otherwise not maintained, it could adversely impact the practices of Biote-certified practitioners or Biote-partnered clinics, which could in turn have a material adverse effect on our business, financial condition and results of operations. The FDCA prohibits selling or transferring a drug compounded by an outsourcing facility by an entity other than the outsourcing facility that compounded the drug. In June 2023, the FDA released guidance, “Prohibition on Wholesaling Under Section 503B of the Federal Food, Drug, and Cosmetic Act” clarifying its interpretation of this prohibition. If the FDA determines that we are selling or transferring a drug compounded by an outsourcing facility, we may be subject to penalties under the FDCA. Other changes in state and federal regulatory and enforcement with respect to compounded drugs may also affect AnazaoHealth, Carie Boyd’s and Asteria Health, and, in turn, have the potential to harm the practices of Biote-certified practitioners or Biote-partnered clinics or our business.

Any termination of the AnazaoHealth Pharmacy Services Agreement, the Outsourcing Facility Services Agreement, or the Asteria Health Pharmacy Services Agreement could have an adverse effect on the practices of Biote-certified practitioners or Biote-partnered clinics, our business, financial condition and results of operations.

In the future, we may also seek to develop relationships with other outsourcing facilities to support the manufacturing of bioidentical hormones for Biote-certified practitioners and Biote-partnered clinics in the United States and internationally. We already have a presence in Puerto Rico, Mexico and the Dominican Republic, where we hope to continue growing our business, and also hope to expand into Argentina, Brazil, Colombia, and Canada, as permitted by law, in the future. If we fail to develop new relationships with any other outsourcing facilities we seek to engage, including in new markets in the United States and internationally, fail to manage or incentivize these facilities effectively, or if these facilities are not successful in their sales and marketing efforts, our ability to support to Biote-certified practitioners and Biote-partnered clinics, and to generate revenue, cash flow and earnings growth could suffer, which could have a material adverse effect on our business, financial condition and results of operations. Moreover, these agreements may be non-exclusive, and some of these facilities may also have cooperative relationships with certain of our competitors.

Biote-certified practitioners and Biote-partnered clinics are concentrated in certain geographic regions, which makes us sensitive to regulatory, economic, environmental and competitive conditions in those regions.

We generate revenues by charging the Biote-partnered clinics fees associated with the support Biote provides for HRT and from the sale of Biote-branded dietary supplements. During the three and six months ended June 30, 2024, approximately 55.4% and 55.9%, respectively, of our revenue was generated in Texas, Oklahoma, New Mexico, Colorado, Arkansas, Louisiana, Mississippi, Alabama, Georgia and Florida. Such geographic concentration makes us particularly sensitive to regulatory, economic, environmental and competitive conditions in those states. Any material changes in those factors in those states could have a material adverse effect on our business, financial condition and results of operations.

We may not be successful in expanding into new geographic areas within the United States or internationally. In addition, as we expand into new geographic areas, we may not be able to dedicate enough time or resources to maintain our market share in our core geographic areas, and our business may be negatively impacted.

The frequency of use by practitioners and clinics of the Biote Method may not increase at the rate that we anticipate or at all.

One of our key objectives is to continue to increase utilization, or the adoption and frequency of use, of both the Biote Method and our Biote-branded dietary supplements by new and existing Biote-certified practitioners and Biote-partnered clinics. If utilization by our existing and newly trained Biote-certified practitioners of the Biote Method and the Biote-branded dietary supplements we sell does not occur or does not occur as quickly as we anticipate, we could experience a material adverse effect on our business, financial condition and results of operations.

Adoption of the Biote Method depends upon appropriate practitioner training, and inadequate training may lead to negative patient outcomes and adversely affect our business.

Our success depends in part on the patient selection criteria of Biote-certified practitioners and proper execution of methods discussed in training sessions conducted by our training faculty. However, the practice of medicine is the domain of the Biote-certified practitioners, who rely on their previous medical training and experience, and we cannot guarantee that Biote-certified practitioners will effectively utilize the Biote Method. Patient outcomes may not be consistent across Biote-certified practitioners and Biote-partnered clinics. This result may negatively impact the perception of patient benefit and limit adoption of the Biote Method, and could result in litigation against us, in each case which would have a material adverse effect on our business, financial condition and results of operations.

The continuing development of our training depends upon our maintaining strong working relationships with Biote-certified practitioners and other medical personnel.

The development, marketing and sale of our training depend upon our maintaining working relationships with Biote-certified practitioners and other medical personnel. We rely on these relationships to provide us with considerable knowledge and experience regarding the development, marketing and sale of our training. For example, Biote-certified practitioners assist us in marketing and as researchers, consultants and public speakers. If we cannot maintain our strong working relationships and continue to receive such advice and input, the development and marketing of our training could suffer, which could have a material adverse effect on our business, financial condition and results of operations.

We believe our long-term value as a company will be greater if we focus on growth, which may negatively impact our results of operations in the near term.

We believe our long-term value as a company will be greater if we focus on longer-term growth over short-term results. As a result, our results of operations may be negatively impacted in the near term relative to a strategy focused on maximizing short-term profitability. Significant expenditures on marketing efforts, acquisitions and international expansion may not ultimately grow our business or lead to expected long-term results.

We have experienced substantial growth in our operations, and we expect to experience continued growth in our business. This growth has placed, and will continue to place, significant demands on our management and our operational infrastructure. Any growth that we experience in the future could require us to expand our sales and marketing personnel and general and administrative infrastructure. In addition to the need to scale our organization, future growth will impose significant added responsibilities on management, including the need to identify, recruit, train and integrate additional employees. We cannot assure you that any increases in scale will be successfully implemented or that we will be able to hire additional personnel or that appropriate personnel will be available to facilitate the growth of our business. Rapid expansion in personnel could mean that less experienced people market and sell the Biote Method and our Biote-branded dietary supplements, which could result in inefficiencies and unanticipated costs, lowered quality standards and disruptions to our operations. Rapid and significant growth may strain our administrative and operational infrastructure and could require significant capital expenditures that may divert financial resources from other projects, such as research and development of potential future offerings. In addition, our ability to grow may be adversely impacted due to factors beyond our control, which could have a material adverse effect on our business, reputation, financial performance, financial condition and results of operations, and could expose us to liability. Our failure to manage growth effectively could have a material and adverse effect on our business, financial condition and results of operations. To manage the growth of our operations, we must establish appropriate and scalable operational and financial systems, procedures and controls and build and maintain qualified finance, administrative and operations staff. If we are unable to manage our growth effectively, including by failing to implement necessary procedures, transition to new processes or hire necessary personnel, we may fail to execute our business strategy which would have a material adverse effect on our business, results of operations and financial condition.

We face significant competition, and if we are unable to compete effectively, we may not be able to achieve or maintain expected levels of market penetration and market share, which could have a material adverse effect on our business, financial condition and results of operations.

The medical practice-building market and dietary supplement industry are highly competitive, subject to rapid change and significantly affected by new offerings and other market activities of industry participants. For example, in the dietary supplement space, we are competing with more than 30 brands of dietary supplements, including that of Evexipel, Pellecome, Pro-Pell, Sottopelle, HTCA and Nature’s Way, which are either available direct to consumer online, through more conventional retailers and department stores and/or sold through practitioners. If we are unable to compete effectively, we will not be able to establish our training and Biote-branded dietary supplements in the marketplace, which would have a material adverse effect on our business, financial condition and results of operations. Further, large, well-capitalized pharmaceutical companies may enter the medical practice-building market in the hormone optimization space or dietary supplements market and would be able to spend more on development of their offerings, marketing, sales, compliance and other initiatives than we can. Some of our competitors may have:

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significantly greater name recognition;
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broader or deeper relations with healthcare professionals and clinics;

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more established dietary supplement distribution networks;
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additional lines of dietary supplements and the ability to offer rebates or bundle products to offer greater discounts or other incentives to gain a competitive advantage;
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greater experience in conducting research and development, and marketing for their products; and
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greater financial and human resources for development, sales and marketing and patent prosecution of our offerings.

Our continued success depends on our ability to:

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develop innovative training as well as Biote-branded dietary supplements that aim to address patient needs;
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adapt to regulatory and enforcement changes over time;
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expand our sales force across key markets to increase the number of Biote-certified practitioners;
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leverage our Biote-branded dietary supplements;
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accelerate the expansion of our business into new markets;
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attract and retain skilled research, development, sales and clinical personnel;
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cost-effectively market and sell our training and our Biote-branded dietary supplements; and
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obtain, maintain, enforce and defend our intellectual property rights and operate our business without infringing, misappropriating or otherwise violating the intellectual property rights of others.

We can provide no assurance that we will be successful in developing new training, methods, or Biote-branded dietary supplements or commercializing them in ways that achieve market acceptance. Moreover, any significant delays in the development or commercialization of new training, methods or dietary supplements may significantly impede our ability to enter or compete in a given market and may reduce the sales that we are able to generate, which could have a material adverse effect on our business, financial condition and results of operations.

We have a limited history operating a practice-building business for practitioners in the hormone optimization space, which may make it difficult for an investor to evaluate the success of our business to date and to assess our future viability.

We have a limited history operating a practice-building business for practitioners in the hormone optimization space. We commenced operations in 2012, and our operations to date have been largely focused on organizing and staffing our company, business planning, raising capital, developing the Biote Method and our training, refining our relationships with outsourcing facilities that can compound the bioidentical hormone pellet products that Biote-certified practitioners may prescribe, as well as manufacturers who produce our Biote-branded dietary supplements. Our limited operating history and evolving business make it difficult to evaluate our current business and future prospects and increase the risk of your investment. Any predictions you make about our future success or viability may not be as accurate as they could be if we had a longer operating history or a history of commercializing the Biote Method and our Biote-branded dietary supplements. In addition, as an early-stage company with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors which may result in our inability to maintain profitability.

Our quarterly results may fluctuate significantly and may not fully reflect the underlying performance of our business.

Our results of operations and key metrics discussed elsewhere in this Quarterly Report may vary significantly in the future and period-to-period comparisons of our operating results and key metrics may not provide a full picture of our performance. Accordingly, the results of any one quarter or year should not be relied upon as an indication of future performance. Our quarterly financial results and metrics may fluctuate as a result of a variety of factors, many of which are outside of our control, and as a result they may not fully reflect the underlying performance of our business. These quarterly fluctuations may negatively affect the value of our securities. Factors that may cause these fluctuations include, without limitation:

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the level of demand for either the Biote Method or our Biote-branded dietary supplements, which may vary significantly from period to period;
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our ability to attract new Biote-partnered clinics and Biote-certified practitioners;
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the addition or loss of one or more of our Biote-partnered clinics or Biote-certified practitioners, including as the result of acquisitions or consolidations;
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the timing of recognition of revenues;
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the amount and timing of operating expenses;

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general economic, industry and market conditions, both domestically and internationally, including any economic downturns and adverse impacts resulting from public health crises, increases in inflation and interest rates and/or international conflicts such as the military conflict between Russia and Ukraine and the Israel-Hamas war;
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the timing of our billing and collections;
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Biote-partnered clinic and Biote-certified practitioner renewal, expansion, and adoption rates;
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increases or decreases in the number of patients that are served by Biote-certified practitioners or Biote-partnered clinics, or pricing changes upon any renewals of Biote-certified practitioner or Biote-partnered clinic agreements;
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changes in our pricing policies or those of our competitors;
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the timing and success of new offerings by us or our competitors or any other change in the competitive dynamics of our industry, including consolidation among competitors, practitioners, clinics or outsourcing facilities;
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extraordinary expenses such as litigation or other dispute-related expenses or settlement payments;
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sales tax and other tax determinations by authorities in the jurisdictions in which we conduct business;
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the impact of new accounting pronouncements and the adoption thereof;
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fluctuations in share-based compensation expenses;
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expenses in connection with mergers, acquisitions or other strategic transactions;
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changes in regulatory and licensing requirements;
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the amount and timing of expenses related to our expansion to markets outside the United States; and
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the timing of expenses related to the development or acquisition of technologies or businesses and potential future charges for impairment of goodwill or intangibles from acquired companies.

Further, in future periods, our revenue growth could slow or our revenues could decline for a number of reasons, including slowing demand for either the Biote Method or our Biote-branded dietary supplements, increasing competition, a decrease in the growth of our overall market, or our failure, for any reason, to continue to capitalize on growth opportunities. In addition, our growth rate may slow in the future as our market penetration rates increase. As a result, our revenues, operating results and cash flows may fluctuate significantly on a quarterly basis and revenue growth rates may not be sustainable and may decline in the future, and we may not be able to achieve or sustain profitability in future periods, which could harm our business and cause the market price of our Class A common stock to decline.

If we are unable to attract and retain executive officers, key employees and other qualified personnel, or are unable to attract and retain contracts with Biote-certified practitioners, our ability to compete could be harmed.

Our success depends on our ability to attract and retain our executive officers, key employees and other qualified personnel, and as a relatively small company with key talent residing in a limited number of employees, our operations and prospects may be severely disrupted if we lost any one or more of their services. As we build our brand, expand into new domestic and international territories and become more well known, there is increased risk that competitors or other companies will seek to hire our personnel. While some of our employees are bound by non-competition agreements, these may prove to be unenforceable. The failure to attract, integrate, train, motivate and retain these personnel could seriously harm our business and prospects.

In addition, we are highly dependent on the services of several of our executive officers and other senior technical and management personnel, including Teresa S. Weber, our Chief Executive Officer, Marc D. Beer, our Executive Chairman, Robert C. Peterson, our Chief Financial Officer and Mary Elizabeth Conlon, our Vice President, Business Development and General Counsel, who would be difficult to replace. If these or other key personnel were to depart, we may not be able to successfully attract and retain senior leadership necessary to grow our business. We do not maintain key person life insurance with respect to any member of management or other employee.

Further, our success depends in part upon our ability to attract, train and retain contracts with practitioners and clinics. We have invested substantial time and resources in building our base of Biote-certified practitioners and Biote-partnered clinics. If we are unable to attract and retain contracts with practitioners and clinics capable of meeting our business needs and expectations, our business and brand image may be impaired. Any failure to grow our practitioner base of Biote-certified practitioners or any material increase in turnover rates of our Biote-certified practitioners may adversely affect our business, results of operations and financial condition.

Changes in our business and operations, as well as organizational changes, have placed, and may continue to place, significant demands on our management and infrastructure. If we fail to manage these changes effectively, we may be unable to execute our business plan, maintain high levels of service, or address competitive challenges adequately.

Over the past six months, we have experienced organizational changes, including the recent appointment of new executives, including a new Chief Financial Officer and a new Chief Information Officer, and the promotion, addition, or departure of members of our senior management team. These organizational changes have placed, and will continue to place, a significant strain on our management, administrative, operational and financial infrastructure. Our success will depend in part upon the ability of our senior management team to manage these changes effectively. If we fail to manage these changes effectively, we may be unable to execute our business plan, maintain high levels of service or address competitive challenges adequately.

The healthcare industry is highly regulated, and government authorities may determine that we have failed to comply with applicable laws, rules or regulations.

The healthcare industry, including the healthcare and other services that we and Biote-certified practitioners provide, are subject to extensive and complex federal, state and local laws, rules and regulations, compliance with which imposes substantial costs on us. Of particular importance are the provisions summarized as follows:

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federal laws (including the False Claims Act, 31 U.S.C. § 3729 (the “False Claims Act”)) that prohibit entities and individuals from intentionally (or with reckless disregard or deliberate ignorance) presenting or causing to be presented false or fraudulent claims to government-funded programs, or improperly retaining known overpayments;
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a provision of the Social Security Act of 1935, as amended, commonly referred to as the federal Anti-Kickback Statute, as amended (the “federal Anti-Kickback Statute”), that prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration, in cash or in kind, in return for the referral or recommendation of patients for, or for the purchasing, leasing, ordering or arranging for, items and services for which payment may be made, in whole or in part, by federal healthcare programs;
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similar state law provisions pertaining to anti-kickback, fee splitting, self-referral and false claims, and other fraud and abuse issues which typically are not limited to relationships involving government-funded programs. In some cases these laws prohibit or regulate additional conduct beyond what federal law affects, including applicability to items and services paid by commercial insurers and private pay patients. Penalties for violating these laws can range from fines to criminal sanctions;
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provisions of 18 U.S.C. § 1347 that prohibit knowingly and willfully executing a scheme or artifice to defraud a healthcare benefit program or falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services;
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FDA marketing and promotion restrictions, as well as several other types of state and federal healthcare fraud and abuse laws have been applied in recent years to restrict certain marketing practices in the healthcare industry;
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federal and state laws related to confidentiality, privacy and security of personal information such as HIPAA, including protected health information (“PHI”), that limit the manner in which we may use and disclose that information, impose obligations to safeguard that information and require that we notify our customers in the event of a breach;
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State corporate practice of “medicine” prohibitions that restrict unlicensed persons from engaging licensed professionals to render professional services to the public or from interfering with or influencing a licensed practitioner’s professional judgment. Certain activities other than those directly related to the delivery of healthcare services to patients may be considered an element of the practice of medicine in many states;
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State fee-splitting prohibitions, which prohibit licensed healthcare professionals from sharing a portion of their professional fees collected from their professional services with unlicensed third parties; and
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HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act (“HITECH”) and their implementing regulations, also imposes obligations, including mandatory contractual terms, on covered entities, which are health plans, healthcare clearing houses, and certain healthcare providers, as those terms are defined by HIPAA, and their respective business associates and their subcontractors, with respect to safeguarding the privacy, security and transmission of individually identifiable health information.

The risk of our being found in violation of these or other laws and regulations is further increased by the fact that many have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and reputational harm and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of these laws and regulations, we may be subject to any applicable penalty associated with the violation, including significant administrative, civil and criminal penalties, damages, fines, sanctions, disgorgement, imprisonment, exclusion from participation in federal healthcare programs, refunding of payments received by us, integrity oversight and reporting obligations, and curtailment or cessation of our operations. Any of the foregoing consequences could seriously harm our business and our financial results.

Although Biote does not bill or receive any reimbursement from any third-party payor, to the extent that any Biote-certified practitioners and Biote-partnered clinic with whom we partner accepts health insurance for their services, we could be subject to additional laws, including without limitation the federal Anti-Kickback Statute, False Claims Act and the healthcare fraud provisions of HIPAA.

Our success depends on our relationships with Biote-certified practitioners and Biote-partnered clinics, and, therefore, our operations are subject to federal and state healthcare fraud and abuse, referral and reimbursement laws and regulations. If our operations are found to be in violation of any of the federal and state healthcare laws or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, including applicable healthcare fraud statutes, we may be subject to penalties. Penalties under these laws may be severe, and include without limitation treble damages, significant criminal, civil and administrative penalties, attorneys’ fees and fines, injunctions, as well as contractual damages and reputational harm. We could also be required to modify, curtail or cease our operations. Any of the foregoing consequences could seriously harm our business and our financial results and enforcement of the foregoing laws could have a material adverse effect on our business. Also, these measures may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes in our operations or incur substantial defense and settlement expenses.

Because of the breadth of these laws and the complexity of statutory and regulatory exemptions, it is possible that some of our activities could be subject to challenge under one or more of such laws. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.

In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various healthcare laws and regulations. Compliance with these and/or future healthcare laws and regulations may require us to change our practices at an undeterminable and possibly significant initial monetary and annual expense. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations. Additionally, the introduction of new training, and Biote-branded dietary supplements may require us to comply with additional laws and regulations. Compliance may require obtaining appropriate licenses or certificates, increasing our security measures, and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these and/or future healthcare laws and regulations may delay or possibly prevent any new training and products from being offered to Biote-certified practitioners, Biote-partnered clinics and their patients, which could have a material adverse effect on our business, financial condition, and results of operations.

We are subject to stringent and evolving U.S. and foreign laws, regulations, and rules, contractual obligations, industry standards, policies and other obligations related to data privacy and security. Our actual or perceived failure to comply with such obligations could lead to regulatory investigations or actions; litigation (including class claims) and mass arbitration demands; fines and penalties; disruptions of our business operations; reputational harm; loss of revenue or profits; and other adverse business consequences.

In the ordinary course of business, we collect, receive, store, process, generate, use, transfer, disclose, make accessible, protect, secure, dispose of, transmit, and share (collectively, process) personal data and other sensitive information, including proprietary and confidential business data, trade secrets, intellectual property, sensitive third-party data, and other sensitive data the Company may process, e.g., business plans, transactions, or financial information. Our data processing activities subject us to numerous data privacy and security obligations, such as various laws, regulations, guidance, industry standards, external and internal privacy and security policies, contractual requirements, and other obligations relating to data privacy and security.

For example, HIPAA, as amended by HITECH, imposes specific requirements relating to the privacy, security, and transmission of individually identifiable protected health information. In addition, over the past few years, numerous U.S. states—including California, Virginia, Colorado, Connecticut, and Utah—have enacted comprehensive privacy laws that impose certain obligations on covered businesses, including providing specific disclosures in privacy notices and affording residents with certain rights concerning their personal data. As applicable, such rights may include the right to access, correct, or delete certain personal data, and to opt-out of certain data processing activities, such as targeted advertising, profiling, and automated decision-making. The exercise of these rights may impact our business and ability to provide our products and services.

Certain states also impose stricter requirements for processing certain personal data, including sensitive information, such as conducting data privacy impact assessments. These state laws allow for statutory fines for noncompliance. For example, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020 (“CPRA”), (collectively, “CCPA”) applies to personal data of consumers, business representatives, and employees who are California residents, and requires businesses to provide specific disclosures in privacy notices and honor requests of such individuals to exercise certain privacy rights. The CCPA provides for fines of up to $7,500 per intentional violation and allows private litigants affected by certain data breaches to recover significant statutory damages. Similar laws are being considered in several other states, as well as at the federal and local levels and we expect more states to pass similar laws in the future. These developments further complicate compliance efforts and increase legal risk and compliance costs for us and the third parties upon whom we rely.

In addition to data privacy and security laws, we are contractually subject to industry standards adopted by industry groups and, we are, or may become subject to such obligations in the future. For example, we are subject to the Payment Card Industry Data Security Standard (“PCI DSS”). The PCI DSS requires companies to adopt certain measures to ensure the security of cardholder information, including using and maintaining firewalls, adopting proper password protections for certain devices and software, and restricting data access. Noncompliance with PCI-DSS can result in penalties ranging from $5,000 to $100,000 per month by credit card companies, litigation, damage to our reputation, and revenue losses. We also rely on vendors to process payment card data, who may be subject to PCI DSS, and our business may be negatively affected if our vendors are fined or suffer other consequences as a result of PCI DSS noncompliance.

Efforts to ensure that our current and future business arrangements with third parties will comply with applicable healthcare and data privacy laws and regulations will involve substantial ongoing costs and may require us to undertake or implement additional policies or measures. The scope of the foregoing state laws and the interpretations of them vary by jurisdiction and are enforced by local courts and regulatory authorities, each with broad discretion. We may face claims and proceedings by private parties, and claims, investigations and other proceedings by governmental authorities, relating to allegations that our business practices do not comply with current or future statutes, regulations or case law involving applicable fraud and abuse or other healthcare laws and regulations, and it is possible that courts or governmental authorities may conclude that our arrangements with the Biote-certified practitioners, Biote-partnered clinics or our sales force are not consistent with such laws, or that we may find it necessary or appropriate to settle any such claims or other proceedings. In connection with any such claims, proceedings, or settlements, we may be subject to significant penalties, including civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government funded healthcare programs, such as Medicare and Medicaid, integrity oversight and reporting obligations, contractual damages, reputational harm, diminished profits and future earnings and the curtailment or restructuring of our operations. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. Further, if any Biote-certified practitioners or Biote-partnered clinics with whom we expect to do business are found to be not in compliance with applicable laws, they may be subject to criminal, civil or administrative sanctions.

Additionally, in the United States and some foreign jurisdictions there have been, and continue to be, several legislative and regulatory changes and proposed reforms of the healthcare system in an effort to contain costs, improve quality, and expand access to care. These reform initiatives may, among other things, result in modifications to the aforementioned laws and/or the implementation of new laws affecting the healthcare industry, which could have an adverse effect on our business.

We plan to expand our operations to new markets outside the United States, creating a variety of operational challenges.

Although we currently work with numerous clinics that are multi-national in scope, our current business is primarily focused on clinics and practitioners in the United States. A component of our growth strategy involves expanding our operations outside the United States, including expansion into Puerto Rico, Argentina, Brazil, Colombia, Mexico, Canada and the Dominican Republic, as permitted by law. We may face difficulties as we expand our operations into new domestic and international markets in which we have limited or no prior operating experience.

Our growth strategy for expanding our operations outside the United States will require significant resources and management attention and will subject us to regulatory, economic and political risks that are different from those in the United States, including:

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the need to localize and adapt our platform for specific countries, including translation into foreign languages and obtaining local regulatory and legal guidance with associated expenses;
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data privacy laws that require customer data to be stored and processed in a designated territory;
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difficulties in staffing and managing international operations and working with international partners;
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different pricing environments, longer sales cycles and longer accounts receivable payment cycles and collections issues;
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new and different sources of competition;
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weaker protection for intellectual property and other legal rights than in the United States and practical difficulties in enforcing intellectual property and other rights outside of the United States;
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laws and business practices favoring local competitors;
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compliance challenges related to the complexity of multiple, conflicting and changing governmental laws and regulations, including employment, tax, privacy and data protection laws and regulations;
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increased financial accounting and reporting burdens and complexities;
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restrictions on the transfer of funds;

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fluctuations in currency exchange rates, which could increase the price of the products that we recommend as part of our training and of our Biote-branded dietary supplements outside of the United States, increase the expenses of our international operations and expose us to international currency exchange rate risk;
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adverse tax consequences; and
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unstable regional and economic political conditions.

In addition, due to potential costs from any international expansion efforts and potentially higher supplier costs outside of the United States, our international operations may operate with a lower margin profile. As a result, our margins may fluctuate as we expand our operations internationally.

As we move to expand our business into Central and South America, our success will depend, in large part, on our ability to identify and work with international distributors. If our international distributors are unable to expand our business or are unable to provide an adequate training program, our business could be harmed. Our failure to manage any of these risks successfully, or to comply with these laws and regulations, could harm our operations, reduce our sales and harm our business, operating results and financial condition. For example, in certain countries, particularly those with developing economies, certain business practices that are prohibited by laws and regulations applicable to us, such as the Foreign Corrupt Practices Act, may be more commonplace. Although we have policies and procedures designed to ensure compliance with these laws and regulations, our employees, contractors and agents, as well as partners involved in our international sales, may take actions in violation of our policies. Any such violation could have an adverse effect on our business and reputation.

Some of the outsourcing facilities we work with also have international operations and are subject to the risks described above. Even if we are able to successfully manage the risks of international operations, our business may be adversely affected if these facilities are not able to successfully manage these risks.

We may not be able to achieve or maintain satisfactory pricing and margins for our training and the Biote Method or the Biote-branded dietary supplements we sell.

Companies in our industry have a history of price competition, and we can give no assurance that we will be able to achieve satisfactory prices for the Biote Method, or our Biote-branded dietary supplements, or maintain prices at the levels we have historically achieved. If we are forced to lower the price we charge for the Biote Method or our Biote-branded dietary supplements, our revenue and gross margins will decrease, which will adversely affect our ability to invest in and grow our business. If we are unable to maintain our prices, or if our costs increase and we are unable to offset such increase with an increase in our prices, our margins could erode. We will continue to be subject to significant pricing pressure, which could materially and adversely impact our business, financial condition and results of operations.

Unforeseen and unpredictable factors affecting the operations of the FDA, U.S. Drug Enforcement Administration (the “DEA”) and other government agencies, such as changes in funding for the FDA, DEA and other government agencies, could hinder their ability to hire and retain key leadership and other personnel, or otherwise delay inspections of the 503B outsourcing facilities of our third-party dietary supplement contract manufacturers, which could negatively impact practitioners and our business.

The ability of the FDA, the DEA and other governmental agencies to conduct their regulatory duties and activities, including reviewing and approving future products, can be affected by a variety of factors, including government budget and funding levels, ability to hire and retain key personnel and accept the payment of user fees, and statutory, regulatory, and policy changes. Average review and response times at the agency have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable.

If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA or comparable international regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA or comparable international regulatory authorities to timely inspect the facilities of our third-party suppliers, which could have a material adverse effect on our business.

The size of the markets for our current and future offerings has not been established with precision and may be smaller than we estimate.

Biote-certified practitioners primarily focus their treatments on women experiencing symptoms due to hormonal imbalance before, during, and after menopause, and men experiencing symptoms of hypogonadism and male sex hormone deficiency. It is estimated that, as of 2020, the total U.S. market opportunity for HRT products, available in various forms, exceeds $7 billion and is expected to grow 7% annually through 2026. We believe our business opportunity in providing educational and practice management services is large and will similarly grow. Our estimates of our total addressable markets for our current offerings and those under development are based on a number of internal and third-party estimates, including, without limitation, the number of practitioners we can offer our training and Biote-branded dietary supplements to and the assumed prices at which we can sell offerings in markets that have not been established or that we have not yet entered. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these estimates. As a result, our estimates of the total addressable market for our current or future offerings may prove to be incorrect. If the actual number of a Biote-certified practitioner’s or Biote-partnered clinic’s patients who would benefit from the Biote Method or our Biote-branded dietary supplements, the price at which we can sell training and Biote-branded dietary supplements, or the total addressable market for the Biote Method or our Biote-branded dietary supplements is smaller than we have estimated, it may impair our sales growth and have a material adverse impact on our business, financial condition and results of operations.

Our forecasted operating and financial results rely upon assumptions and analyses developed by us. If these assumptions and analyses prove to be incorrect, our actual operating and financial results may be significantly below our forecasts.

Whether actual operating and financial results and business developments will be consistent with our expectations, assumptions and analyses as reflected in our forecasted operating and financial results depends on a number of factors, many of which are outside of our control, including, but not limited to:

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whether we can obtain sufficient capital to grow our business;
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our ability to manage our growth;
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whether we can manage relationships with 503B outsourcing facilities and dietary supplement contract manufacturers, and other key suppliers;
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demand for the Biote Method and our Biote-branded dietary supplements;
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the timing and costs of new and existing marketing and promotional efforts;
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competition, including from established and future competitors;
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our ability to retain existing key management, to integrate recent hires and to attract, retain and motivate qualified personnel;
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the overall strength and stability of the economies in the markets in which we operate or intend to operate in the future; and
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regulatory, legislative and political changes.

Unfavorable changes in any of these or other factors, most of which are beyond our control, could materially and adversely affect our business, prospects, financial condition, and results of operations.

If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes appearing elsewhere in this Quarterly Report. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses.

Our significant accounting policies are described in Note 2 to our audited consolidated financial statements included elsewhere in this Quarterly Report. We believe that the accounting policies described reflect our most critical accounting policies and estimates (including with respect to revenue recognition and the valuation of inventory), which represent those that involve a significant degree of judgment and complexity. Accordingly, we believe these policies are critical in fully understanding and evaluating our reported financial condition and results of operations.

Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the market price of our Class A common stock.

Off-label promotion may result in civil and criminal fines and other penalties, as well as product liability suits, which could be costly to our business.

Biote does not manufacture or distribute any drug products. Nevertheless, if the FDA determines that our practitioner training, including our paid consultants’ educational materials, constitutes off-label drug promotion, it could subject us or our business partners to enforcement action, including warning letters, untitled letters, fines and penalties, including criminal fines and/or prosecution. If we are found to have inappropriately marketed or promoted any drugs, we may become subject to significant liability. The federal government has levied large civil and criminal fines and/or other penalties against companies for alleged improper promotion and has investigated, prosecuted and/or enjoined several companies from engaging in off-label promotion. If we become subject to civil or criminal fines or other penalties, or product liability suits, such fines, penalties or lawsuits could have a material adverse effect on our business, financial condition and results of operations.

Certain direct and indirect subsidiaries of Biote entered into that certain credit agreement which contains affirmative, negative and financial covenants that may limit its flexibility in operating its businesses.

On May 26, 2022, certain direct and indirect subsidiaries of Biote entered into that certain Credit Agreement (the “Credit Agreement”) with BioTE Medical, LLC (the “BioTE Medical”) as borrower, and Truist Bank, as administrative agent, in connection with the Closing of the Business Combination. The Credit Agreement provides to borrower a $125.0 million five-year senior secured term loan A facility (the “Term Loan”) and a $50.0 million revolving line of credit. On April 26, 2024, the Company entered into a First Amendment to the Credit Agreement and Waiver (the “First Amendment to Credit Agreement and Waiver”) with the lender, that waived the event of default and also agreed that the payments made to repurchase the specified shares in settlement of the Donovitz Litigation will no longer continue as an event of default. On June 26, 2024, the Company entered into a Second Amendment to the Credit Agreement, in which the lender agreed that the payments made to repurchase specified shares in settlement of the June 5, 2024 Litigation will not qualify as an event of default on the Term Loan. The proceeds of the Credit Agreement have been used to repay existing debt, pay fees and expenses in connection with the Business Combination, and for general corporate purposes. The Credit Agreement contains affirmative, negative and financial covenants that could limit the manner in which Biote conducts its business, and Biote may be unable to expand or fully pursue its business strategies, engage in favorable business activities, or finance future operations or capital needs. Biote’s ability to comply with the covenants under the Credit Agreement may be affected by events beyond its control, and it may not be able to comply with those covenants. A breach of any of the covenants contained in the Credit Agreement could result in a default under the Credit Agreement, which could cause all of the outstanding indebtedness under the facility to become immediately due and payable if not waived by the lender. Biote failed to notify the administrative agent of its commitment to repurchase certain shares currently beneficially owned by the Company’s founder pursuant to a settlement agreement reached in the Donovitz Litigation, resulting in an event of default as of March 31, 2024. On April 26, 2024, the lender waived the event of default. If Biote is unable to generate sufficient cash to repay its debt obligations under the Credit Agreement when they become due and payable, either as such obligations become due, when they mature, or in the event of a default, Biote may not be able to obtain additional debt or equity financing on favorable terms, if at all, which could have a material adverse effect on our business, financial condition and results of operations.

Further, borrowings under the Credit Agreement are at variable rates of interest and expose us to interest rate risk. In recent months, global inflation and other factors have resulted in an increase in interest rates generally, which has impacted our borrowing costs. If interest rates were to continue to increase, our debt service obligations on the variable rate indebtedness referred to above would increase even if the principal amount borrowed remained the same, and our net income and cash flows will correspondingly decrease.

Product liability lawsuits against us could cause us to incur substantial liabilities and to limit commercialization of any products that we offer or may develop.

We face an inherent risk of product liability exposure. If we cannot successfully defend ourselves against claims that the products that we recommend as part of our training or our Biote-branded dietary supplements caused injuries, we will incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

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decreased demand for the Biote Method and our Biote-branded dietary supplements;
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decreased demand for any new methods, training, or products that we may develop;
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injury to our reputation and significant negative media attention;
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significant costs to defend the related litigation, including the risk that any Biote-certified practitioners who may face such related litigation may in turn seek to recover from us;
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substantial monetary awards paid to patients;
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loss of revenue;
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exhaustion of any available insurance and our capital resources;
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reduced resources for our management to pursue our business strategy; and
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the inability to commercialize any methods, training, or products that we may develop.

Although we maintain product liability insurance coverage, such insurance may not be adequate to cover all liabilities that we may incur and we may need to increase our insurance coverage. Insurance coverage is increasingly expensive. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Further, a Biote-certified practitioner’s failure to follow our training and the Biote Method, or accepted medical practices in any stage of treatment may result in lawsuits against us.

As we engage in or consider strategic transactions, we may not realize expected business or financial benefits and the acquisitions could prove difficult to integrate, impact our liquidity, increase our expenses and present significant distractions to our management.

As part of our business strategy, we have in the past engaged in, and may in the future consider strategic transactions, such as acquisitions of companies, asset purchases and out-licensing or in-licensing of intellectual property, products or technologies. For example, in January 2024, we completed asset acquisitions of Simpatra, LLC (“Simpatra”), to purchase certain intellectual property and intellectual property rights, and BioSana ID LLC (“BioSana”) to purchase certain assets. In March 2024, we completed an acquisition of F.H. Investments Inc. (“Asteria Health”), a privately held 503B manufacturer of compounded bioidentical hormones, respectively. Any acquisition or investment may divert the attention of management that would otherwise be available for the development of our existing business and may cause us to incur various expenses in identifying, investigating and pursuing suitable opportunities, whether or not the transaction is completed, and may result in unforeseen operating difficulties and expenditures. Furthermore, we may encounter difficulties assimilating or integrating the businesses, technologies, data, solutions, personnel or operations of any acquired companies, particularly if the key personnel of an acquired company choose not to work for us, if their business is not easily adapted to work with our network or if we have difficulty retaining the customers of any acquired business due to changes in ownership, management or otherwise.

Any future transactions could increase our near and long-term expenditures, result in potentially dilutive issuances of our securities, including our Class A common stock, or the incurrence of debt, contingent liabilities, amortization expenses or acquired in-process research and development expenses, any of which could affect our financial condition, liquidity and results of operations. Additional potential transactions that we may consider in the future include a variety of business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Future acquisitions may also require us to obtain additional financing, which may not be available on favorable terms or at all. These transactions may never be successful and may require significant time and attention from management. In addition, the integration of any business that we may acquire in the future may disrupt our existing business and may be a complex, risky and costly endeavor for which we may never realize the full benefits of the acquisition. Accordingly, although we may not undertake or successfully complete any additional transactions of the nature described above, any additional transactions that we do complete could have a material adverse effect on our business, results of operations, financial condition and prospects.

Our insurance policies are expensive and only protect us from some business risks, which will leave us exposed to significant uninsured liabilities.

We carry business interruption coverage to mitigate certain potential losses, but this insurance is limited in amount and may not be sufficient in type or amount to cover us against claims related to our operations. We cannot be certain that such potential losses will not exceed our policy limits, insurance will continue to be available to us on economically reasonable terms, or at all, or any insurer will not deny coverage as to any future claim. In addition, we may be subject to changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements.

Further, we do not carry insurance for all categories of risk that our business may encounter. Some of the policies we currently maintain include products and completed operations liability, business personal property and directors’ and officers’ insurance. We do not know, however, if we will be able to maintain insurance with adequate levels of coverage. Any significant uninsured liability may require us to pay substantial amounts, which would materially and adversely affect our business, financial condition and results of operations.

Our employees, independent contractors, consultants, Biote-certified practitioners, Biote-partnered clinics, medical advisors and suppliers may engage in misconduct or other improper activities, including non-compliance with professional and regulatory standards and requirements, which could have a material adverse effect on our business.

We are exposed to the risk that our employees, independent contractors, consultants, Biote-certified practitioners, Biote-partnered clinics, medical advisors and suppliers may engage in misconduct or other improper activities. Misconduct by these parties could include intentional, reckless and/or negligent conduct or disclosure of unauthorized activities to us that violates: (i) FDA laws and regulations or those of comparable international regulatory authorities, including those laws that require the reporting of true, complete and accurate information to the FDA, (ii) compounding and manufacturing standards, (iii) federal and state data privacy, security, fraud and abuse and other healthcare laws and regulations established and enforced by comparable international regulatory authorities, or (iv) laws that require the true, complete and accurate reporting of financial information or data. It is not always possible to identify and deter misconduct by employees and third parties, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. Additionally, we are subject to the risk that a person or government could allege such fraud or other misconduct, even if none occurred. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business and results of operations, including the imposition of significant fines or other sanctions.

Extreme weather conditions, natural disasters, and other catastrophic events, including those caused by climate change, could negatively impact our results of operations and financial condition.

Extreme weather conditions and volatile changes in weather conditions in the areas in which our offices, suppliers, Biote-partnered clinics, dietary supplement third-party manufacturers, and suppliers are located could adversely affect our results of operations and financial condition. Moreover, natural disasters such as earthquakes, hurricanes, tsunamis, floods, monsoons or wildfires, public health crises, such as pandemics and epidemics (including, for example, the COVID-19 pandemic), political crises, such as terrorist attacks, war and other political instability, or other catastrophic events, whether occurring in the United States or abroad, and their related consequences and effects, including energy shortages, could disrupt our operations, the operations of our vendors and other suppliers or result in economic instability that could negatively impact practitioner or clinic spending, any or all of which would negatively impact our results of operations and financial condition. In particular, these types of events could impact our global supply chain, including the ability of manufacturers to produce our Biote-branded dietary supplement products to Biote-partnered clinics or Biote-certified practitioners from or to the impacted region(s). For instance, in 2022 we experienced hurricane-related closures of 140 medical clinics in Florida and Puerto Rico, two of our key markets. If such closures continue or we experience similar closures in the future, there could be a material adverse effect on our business, financial condition and results of operations.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults or non-performance by financial institutions could adversely affect our results of operations and financial condition.

Events involving limited liquidity, defaults, non-performance or other adverse developments that affect financial institutions, transactional counterparties or other companies in the financial services industry or the financial services industry generally, or concerns or rumors about any such events or other similar risks, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, the Federal Deposit Insurance Corporation (“FDIC”) took control and was appointed as the receiver of Silicon Valley Bank. Similarly, on March 12, 2023, Signature Bank and Silvergate Capital Corp. were each swept into receivership. Although the FDIC announced that all deposits with these banks would be fully insured, there continues to be uncertainty in the markets regarding the stability of regional banks and the safety of deposits in excess of the FDIC insured deposit limits. If other banks and financial institutions enter receivership or become insolvent in the future in response to financial conditions affecting the banking system and financial markets, our ability to access our existing cash may be threatened. The FDIC only insures accounts in amounts up to $250,000 per depositor per insured bank, and we currently have cash deposited in certain financial institutions significantly in excess of FDIC insured levels. If any of the banking institutions in which we have deposited funds ultimately fails, we may lose our deposits over $250,000. The loss of our deposits may have a material adverse effect on our business and financial condition. The ultimate outcome of these events cannot be predicted, but these events could have a material adverse effect on our business. Additionally, weakness and volatility in capital markets and the economy, in general or as a result of bank failures or macroeconomic conditions such as high inflation, could limit our access to capital markets and increase our costs of borrowing. If adequate funds are not available on acceptable terms, we may be unable to invest in future growth opportunities, which could harm our business, operating results and financial condition.

Market and economic conditions may negatively impact the Company’s business, financial condition and stock price.

Concerns over inflation, energy costs, geopolitical issues, including the ongoing conflict between Russia and Ukraine and the Israel-Hamas war, unstable global credit markets and financial conditions, and volatile oil prices could lead to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward. For example, in December 2023, the U.S. Consumer Price Index (“CPI”), which measures a wide-ranging basket of goods and services, rose 3.4% from the same month a year ago. The Company’s general business strategy may be adversely affected by any such inflationary fluctuations, economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. Additionally, rising costs of goods and services purchased by the Company, including its raw materials used in manufacturing its product, may have an adverse effect on the Company’s gross margins and profitability in future periods. Increased inflation rates can adversely affect us by increasing our costs, including labor and employee benefit costs. Any significant increases in inflation and related increase in interest rates could have a material adverse effect on our business, results of operations and financial condition. If economic and market conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly and more dilutive to the Company’s stockholders. Failure to secure any necessary financing in a timely manner or on favorable terms could have a material adverse effect on the Company’s financial performance and stock price or could require the Company to delay or abandon development other business plans. In addition, there is a risk that one or more of the Company’s current and future service providers, manufacturers, suppliers, and other facilities, and other partners could be negatively affected by such difficult economic factors, which could adversely affect the Company’s ability to attain its operating goals on schedule and on budget or meet its business and financial objectives.

Risks Related to Intellectual Property

If we are unable to obtain and maintain patent protection for any products or methods we develop, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize products similar or identical to our Biote-branded dietary supplements, and our ability to successfully commercialize any products we may develop may be adversely affected. If we are not able to maintain freedom to operate for our products from third-party intellectual property rights, our ability to commercialize products may be limited unless we secure a license to such rights.

Our success depends in part on our ability to obtain and maintain patent and other intellectual property protection in the United States and other countries with respect to our Biote-branded dietary supplements.

We rely on a combination of contractual provisions, confidentiality procedures and copyright, trademark, trade secret and other intellectual property rights to protect the proprietary aspects of our brands, technologies, and data. These legal measures afford only limited protection, and competitors or others may gain access to or use our intellectual property and proprietary information. Our success will depend, in part, on preserving our trade secrets, maintaining the security of our data and know-how, obtaining and maintaining patents and obtaining other intellectual property rights.

We may not be able to obtain and maintain intellectual property or other proprietary rights necessary to our business or in a form that provides us with a competitive advantage. For example, our trade secrets, data and know-how could be subject to unauthorized use, misappropriation or disclosure to unauthorized parties, despite our efforts to enter into confidentiality agreements with our employees, consultants, contractors, clients and other vendors who have access to such information and could otherwise become known or be independently discovered by third parties. In addition, the patent prosecution process is expensive, time-consuming and complex, and we may not be able to file, prosecute, maintain, enforce or license all necessary or desirable patent applications at a reasonable cost, in a timely manner, or in all jurisdictions where protection may be commercially advantageous, or we may not be able to protect our intellectual property at all. Despite our efforts to protect our intellectual property, unauthorized parties may be able to obtain and use information that we regard as proprietary. It is also possible that we will fail to identify patentable aspects of our research and development output in time to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of our research and development output, such as our employees, consultants, contractors, collaborators, Biote-certified practitioners, Biote-partnered clinics, vendors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to seek patent protection.

Our other intellectual property, including our trademarks, could also be challenged, invalidated, infringed and circumvented by third parties, and our trademarks could also be diluted, declared generic or found to be infringing on other marks, in which case we could be forced to re-brand our Biote-branded dietary supplements, resulting in loss of brand recognition and requiring us to devote resources to advertising and marketing new brands, and suffer other competitive harm. Third parties may also adopt trademarks similar to ours, which could harm our brand identity and lead to market confusion.

We may in the future also be subject to claims by our former employees, consultants or contractors asserting an ownership right in our patents or patent applications, as a result of the work they performed on our behalf. Although we generally require all of our employees, consultants, contractors and any other collaborators who have access to our proprietary know-how, information or technology to assign or grant similar rights to their inventions to us, we cannot be certain that we have executed such agreements with all parties who may have contributed to our intellectual property, nor can we be certain that our agreements with such parties will be upheld in the face of a potential challenge, or that they will not be breached, for which we may not have an adequate remedy.

Failure to obtain and maintain patents, trademarks and other intellectual property rights necessary to our business and failure to protect, monitor and control the use of our intellectual property rights could negatively impact our ability to compete and cause us to incur significant expenses. The intellectual property laws and other statutory and contractual arrangements in the United States and other jurisdictions we depend upon may not provide sufficient protection in the future to prevent the infringement, use, violation or misappropriation of our patents, trademarks, data, technology and other intellectual property, and may not provide an adequate remedy if our intellectual property rights are infringed, misappropriated or otherwise violated. Any of the foregoing could have a material adverse effect on our competitive position, business, financial conditions, results of operations and prospects.

We may become a party to intellectual property litigation or administrative proceedings that could be costly and could interfere with our ability to sell and market the Biote Method and our Biote-branded dietary supplements.

Our industry has been characterized by extensive litigation regarding patents, trademarks, trade secrets and other intellectual property rights, and companies in the industry have used intellectual property litigation to gain a competitive advantage. It is possible that we may be accused of misappropriating third parties’ trade secrets. Additionally, our Biote-branded dietary supplements are produced by third-party vendors and may include components that are outside of our direct control. Our competitors may have applied for or obtained, or may in the future apply for or obtain, patents or trademarks that will prevent, limit or otherwise interfere with our ability to use and sell the Biote Method, or use, sell and/or export our Biote-branded dietary supplements, or our ability to use product names. Moreover, in recent years, individuals and groups that are non-practicing entities, commonly referred to as “patent trolls,” have purchased patents and other intellectual property assets for the purpose of making claims of infringement in order to extract settlements. From time to time, we may receive threatening letters, notices or “invitations to license,” or may be the subject of claims that the Biote Method, our Biote-branded dietary supplements and business operations infringe or violate the intellectual property rights of others. The defense of these matters can be time consuming, costly to defend in litigation, divert management’s attention and resources, damage our reputation and brand and cause us to incur significant expenses or make substantial payments. Vendors from whom we purchase products may not indemnify us in the event that such products accused of infringing a third-party’s patent or trademark or of misappropriating a third-party’s trade secret, or any indemnification granted by such vendors may not be sufficient to address any liability and costs we incur as a result of such claims. Additionally, we may be obligated to indemnify Biote-partnered clinics, Biote-certified practitioners or business partners in connection with litigation and to obtain licenses, which could further exhaust our resources.

Even if we believe a third-party’s intellectual property claims are without merit, there is no assurance that a court would find in our favor, including on questions of infringement, validity, enforceability or priority of patents. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, and our ability to invalidate the asserted patents. A court of competent jurisdiction could hold that these third-party patents are valid, enforceable and infringed, which could materially and adversely affect our ability to commercialize any products or technology we may develop and any other products or technologies covered by the asserted third-party patents. In order to successfully challenge the validity of any such U.S. patent in federal court, we would need to overcome a presumption of validity. As this burden is a high one requiring us to present clear and convincing evidence as to the invalidity of any such U.S. patent claim, there is no assurance that a court of competent jurisdiction would invalidate the claims of any such U.S. patent. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof.

Further, if patents, trademarks or trade secrets are successfully asserted against us, this may harm our business and result in injunctions preventing us from selling the Biote Method and our Biote-branded dietary supplements, or result in obligations to pay license fees, damages, attorney fees and court costs, which could be significant. In addition, if we are found to willfully infringe third-party patents or trademarks or to have misappropriated trade secrets, we could be required to pay treble damages in addition to other penalties.

Although patent, trademark, trade secret and other intellectual property disputes have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and could include ongoing royalties. We may be unable to obtain necessary licenses, if any, on satisfactory terms, if at all. In addition, if any license we obtain is non-exclusive, we may not be able to prevent our competitors and other third parties from using the intellectual property or technology covered by such license to compete with us. Any of these events could materially and adversely affect our business, financial condition and results of operations.

Similarly, interference or derivation proceedings provoked by third parties or brought by the U.S. Patent and Trademark Office (the “USPTO”), may be necessary to determine priority with respect to our patents, patent applications, trademarks or trademark applications. We may also become involved in other proceedings, such as reexamination, inter partes review, derivation or opposition proceedings before the USPTO or other jurisdictional body relating to our intellectual property rights or the intellectual property rights of others. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent third-party suppliers from manufacturing our Biote-branded dietary supplements, which would have a significant adverse impact on our business, financial condition and results of operations.

Additionally, we have filed and may in the future file lawsuits or initiate other proceedings to protect or enforce our intellectual property rights, which could be expensive, time consuming and unsuccessful. We are currently party to two open litigation matters involving terminated practices and practitioners who we filed suit against to enforce post-termination contractual obligations where the defendants offered a competing hormone pellet therapy within the contractual two-year restrictive period without paying our requisite buy-out or residual benefit fee.

Competitors may infringe our issued patents or other intellectual property, which we may not always be able to detect. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their intellectual property or alleging that our intellectual property is invalid or unenforceable. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Third parties may raise challenges to the validity of certain of our owned patent claims before administrative bodies in the United States or abroad, even outside the context of litigation. Such mechanisms include re-examination, post-grant review, inter partes review, interference proceedings, derivation proceedings and equivalent proceedings in international jurisdictions (e.g., opposition proceedings). In any such lawsuit or other proceedings, a court or other administrative body may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question.

The outcome following legal assertions of invalidity and unenforceability is unpredictable. If a third-party were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the protection on products that we may develop. If our patents are found to be valid and infringed, a court may refuse to grant injunctive relief against the infringer and instead grant us monetary damages and/or ongoing royalties. Such monetary compensation may be insufficient to adequately offset the damage to our business caused by the infringer’s competition in the market. An adverse result in any litigation or other proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. Any of these events could materially and adversely affect our business, financial condition and results of operations.

Even if resolved in our favor, litigation or other proceedings relating to intellectual property claims may cause us to incur significant expenses and could distract our personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our Class A common stock. Such litigation or proceedings could substantially increase our operating losses and reduce the resources available for development activities or any future sales, marketing or distribution activities. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. Uncertainties resulting from the initiation and continuation of patent and other intellectual property litigation or other proceedings could have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect the confidentiality of our other proprietary information, our business and competitive position may be harmed.

In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets, and other proprietary information that is not patentable or that we elect not to patent. However, trade secrets can be difficult to protect and some courts are less willing or unwilling to protect trade secrets. To maintain the confidentiality of our trade secrets and proprietary information, we rely heavily on confidentiality provisions that we have in contracts with our employees, consultants, contractors, Biote-certified practitioners, collaborators and others upon the commencement of their relationship with us. We cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by such third parties, despite the existence generally of these confidentiality restrictions. These contracts may not provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. There can be no assurance that such third parties will not breach their agreements with us, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently developed by competitors. Despite the protections we do place on our intellectual property or other proprietary rights, monitoring unauthorized use and disclosure of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property or other proprietary rights will be adequate. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. The laws of many countries will not protect our intellectual property or other proprietary rights to the same extent as the laws of the United States. Consequently, we may be unable to prevent our proprietary technology from being exploited in the United States and abroad, which could affect our ability to expand in domestic and international markets or require costly efforts to protect our technology.

To the extent our intellectual property or other proprietary information protection is incomplete, we are exposed to a greater risk of direct competition. A third-party could, without authorization, copy or otherwise obtain and use our Biote-branded dietary supplements, technology, or develop similar technology. Our competitors could purchase our Biote-branded dietary supplements and attempt to replicate some or all of the competitive advantages we derive from our development efforts or design around our protected technology. Our failure to secure, protect and enforce our intellectual property rights could substantially harm the value of our Biote-branded dietary supplements, as well as the value of our brand and business. The theft or unauthorized use or publication of our trade secrets and other confidential business information could reduce the differentiation of our Biote-branded dietary supplements and harm our business, the value of our investment in development or business acquisitions could be reduced and third parties might make claims against us related to losses of their confidential or proprietary information.

Further, it is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology, and in such cases, we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our trade secret rights and related confidentiality and non-disclosure provisions. If we fail to obtain or maintain trade secret protection, or if our competitors obtain our trade secrets or independently develop technology similar to ours or competing technologies, our competitive market position could be materially and adversely affected. In addition, some courts are less willing or unwilling to protect trade secrets, and agreement terms that address non-competition are difficult to enforce in many jurisdictions and might not be enforceable in certain cases.

We also seek to preserve the integrity and confidentiality of our data and other confidential information by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached and detecting the disclosure or misappropriation of confidential information and enforcing a claim that a party illegally disclosed or misappropriated confidential information is difficult, expensive and time-consuming, and the outcome is unpredictable. Further, we may not be able to obtain adequate remedies for any breach. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.

We may be subject to claims that we or our employees, consultants or contractors have wrongfully used, disclosed or otherwise misappropriated the intellectual property of a third-party, including trade secrets or know-how, or are in breach of non-competition or non-solicitation agreements with our competitors or claims asserting an ownership interest in intellectual property we regard as our own.

Many of our employees, consultants and contractors were previously employed at or engaged by other medical device, biotechnology or pharmaceutical companies, including our competitors or potential competitors. Some of these employees, consultants and contractors may have executed proprietary rights, non-disclosure and non-competition agreements in connection with such previous employment. Although we try to ensure that our employees, consultants and contractors do not use the intellectual property, proprietary information, know-how or trade secrets of others in their work for us, we may be subject to claims that we or these individuals have, inadvertently or otherwise, used, disclosed or otherwise misappropriated intellectual property, including trade secrets or other proprietary information, of their former employers or our competitors or potential competitors. Additionally, we may be subject to claims from third parties challenging our ownership interest in intellectual property we regard as our own, based on claims that our employees, consultants or contractors have breached an obligation to assign inventions to another employer, to a former employer, or to another person or entity.

Litigation may be necessary to defend against such claims, and it may be necessary or we may desire to enter into a license to settle any such claim; however, there can be no assurance that we would be able to obtain a license on commercially reasonable terms, if at all. If our defense to those claims fails, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. For example, a court could prohibit us from using technologies or features that are essential to the Biote Method or our Biote-branded dietary supplements, if such technologies or features are found to incorporate or be derived from the trade secrets or other proprietary information of the former employer. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management.

An inability to incorporate technologies or features that are important or essential to the Biote Method and our Biote-branded dietary supplements could have a material adverse effect on our business, financial condition and results of operations, and may prevent us from providing our training and selling our Biote-branded dietary supplements. Any litigation or the threat thereof may adversely affect our ability to hire employees or contract with independent sales representatives. A loss of key personnel or their work product could hamper or prevent our ability to commercialize the products that we recommend as part of our training and our Biote-branded dietary supplements, which could have an adverse effect on our business, financial condition and results of operations.

We may be subject to claims challenging our intellectual property.

We or our licensors may be subject to claims that former consultants, contractors or other third parties have an interest in our trade secrets or other intellectual property as an inventor or co-inventor. While it is our policy to require our employees, consultants and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to our Biote-branded dietary supplements. Any such events could have a material adverse effect on our business, financial condition and results of operations.

If our trademarks and trade names are not adequately protected, then we may not be able to build brand recognition in our markets and our business may be adversely affected.

We rely on trademarks, service marks, trade names and brand names to distinguish our training and Biote-branded dietary supplements from our competitors and have registered or applied to register these trademarks. Our registered or unregistered trademarks, service marks, trade names and brand names may be challenged, infringed, diluted, circumvented or declared generic or determined to be infringing on other marks. Additionally, we cannot assure you that our trademark applications will be approved. During trademark registration proceedings, we may receive rejections. Although we are given an opportunity to respond to those rejections, we may be unable to overcome such rejections. In addition, in proceedings before the USPTO and comparable agencies in many international jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings. In the event that our trademarks are successfully challenged, we could be forced to rebrand our Biote-branded dietary supplements, which could result in loss of brand recognition and could require us to devote significant resources towards advertising and marketing new brands. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In some cases, we may need to litigate claims to enforce our rights in our marks to avoid market confusion. Certain of our current or future trademarks may become so well known by the public that their use becomes generic and they lose trademark protection. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business, financial condition and results of operations may be adversely affected.

Risks Related to Regulation

We market dietary supplements and convenience kits, which are regulated by the FDA, and are subject to certain requirements under the FDCA and the laws enforced by the FTC. Our failure to meet those requirements could cause us to cease certain of our business activities and may involve the payment of financial penalties.

We sell dietary supplements and convenience kits, which are regulated by the FDA. Each of these product categories have differing requirements that must be followed to ensure compliance with the FDCA and regulations promulgated thereunder, and failure to do so may result in the products being misbranded or adulterated. If we are found to have manufactured, distributed, sold, or labeled any products in violation of the FDCA, we may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations.

The FTC enforces the Federal Trade Commission Act (the “FTCA”) and related regulations, which governs the advertising associated with the promotion and sale of our Biote-branded dietary supplements to prevent misleading or deceptive claims. For advertisements relating to dietary supplements, the FTC typically requires all factual claims, both express and implied, to be substantiated by competent and reliable scientific evidence. The FTC has promulgated policies and guidance that apply to advertising for dietary supplements that may be costly to comply with. The FDA may also determine that a particular dietary supplement or ingredient that we may market presents an unacceptable health risk. If that occurs, we could be required to cease distribution of and/or recall Biote-branded dietary supplements containing that ingredient.

The FDA or FTC may also determine that certain labeling, advertising and promotional claims, statements or activities with respect to a dietary supplement are not in compliance with applicable laws and regulations and may determine that a particular statement is an unapproved health claim, a drug claim, a false or misleading claim, or a deceptive advertising claim. Any such determination or any other failure to comply with FDA, FTCA or other regulatory requirements could prevent us from marketing our Biote-branded dietary supplements as a dietary supplement and subject us to administrative, civil or criminal penalties. The FTC has instituted numerous enforcement actions against dietary supplement companies for making false or misleading advertising claims and for failing to adequately substantiate claims made in advertising. These enforcement actions have often resulted in warning letters, consent decrees and the payment of civil penalties and/or restitution by the companies involved. Should the FTC or FDA determine that our claims are false or misleading or unsubstantiated, we could be subject to FTC and FDA enforcement action and may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations.

We have developed and market a method and training program where the practitioner may prescribe a compounded bioidentical hormone. Compounded drugs are regulated by the FDA and are subject to certain requirements under the FDCA. Failure of compounding entities to meet those requirements could cause us to cease certain of our business activities and may involve the payment of financial penalties.

While we do not sell compounded or prescription drugs, we have developed and market a method and training program where the practitioner may prescribe a compounded bioidentical hormone that is made by a third-party 503B outsourcing facility and requires compliance with the FDCA, and failure to do so may result in the products being misbranded or adulterated. Amendments to the FDCA in 2013 created Section 503B, which creates a category of compounding pharmacies known as “outsourcing facilities” which are subject to certain FDCA requirements, including the requirement to adhere to cGMP regulations, though it exempts such facilities from certain of the FDCA requirements that otherwise apply to drug manufacturers. Understanding and complying with these laws and regulations may require substantial time, money, and effort. While we have only established relationships with 503B outsourcing facilities to support practitioners, if we are found to have manufactured, distributed, marketed, sold, or labeled any products in violation of the FDCA, we may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations.

Compounded preparations and the pharmacy compounding industry are subject to regulatory scrutiny, which may impair our growth and sales.

Formulations prepared and dispensed by compounding pharmacies are not approved by the FDA. As we are a medical marketing and training company, we do not manufacture or compound pharmaceutical products. However, we contract with FDA-registered 503B outsourcing facilities to build relationships to support Biote-certified practitioners by offering an option for the compounding of bioidentical hormone pellets that the practitioner may order to prescribe. These pellets, compounded by 503B outsourcing facilities, are not subject to the FDA new drug approval process. Certain compounding pharmacies have been the subject of widespread negative media coverage in recent years.

Additionally, the outsourcing facilities with which we have relationships must comply with applicable provisions of the FDCA and its implementing regulations. They may only distribute compounded drugs either pursuant to a patient-specific prescription or in response to an order from a healthcare provider, such as a hospital, which is not for an identified individual patient (e.g., for office stock). Further, such outsourcing facilities are inspected by the FDA according to a risk-based schedule, and must meet certain other conditions, such as reporting adverse events and providing the FDA with certain information about the products they compound. When the FDA finds that a manufacturer has violated FDA regulations, the FDA may notify the manufacturer of such violations in the form of a warning letter. The FDA also will issue an FDA Form 483 at the conclusion of an inspection if an investigator has observed a violative condition relating to the manufacturing and storage conditions of any drug product that may result in the product being adulterated, or any other regulatory non-compliance such as inadequate reporting or record-keeping. The outsourcing facilities with which we have relationships have each received warning letters and FDA Form 483s from the FDA. If the FDA takes enforcement action against outsourcing facilities with which we have relationships, it may have a material adverse impact on our business, results of operations and financial conditions.

Additionally, state laws and regulations may differ from the FDCA. We and the 503B outsourcing facilities are required to comply with state laws and regulations in the states where we and they do business. Efforts to ensure compliance with these laws may require ongoing substantial cost. For example, some of the 503B outsourcing facilities with which we have relationships have received unfavorable enforcement actions from state regulators for non-compliance. Failure to comply with applicable state laws and regulations could expose us and these 503B outsourcing facilities to significant penalties which may harm our business, results of operations and financial condition.

If a compounded drug formulation provided through a compounding pharmacy or an outsourcing facility leads to patient injury or death or results in a product recall, we may be exposed to significant liabilities and reputational harm.

We could be adversely affected if compounded pellets are subject to negative publicity. We could also be adversely affected if compounded pellets sold by any compounding outsourcing facilities, prove to be, or are asserted to be, harmful to patients or are otherwise subject to negative publicity. For example, in 2015, the FDA required labeling changes for prescription testosterone replacement therapy to warn of increased risk of heart attacks and strokes. There are a number of factors that could result in the injury or death of a patient who receives a compounded formulation, including quality issues, manufacturing or labeling flaws, improper packaging or unanticipated or improper uses of the products, any of which could result from human or other error. Any of these situations could lead to a recall of, or safety alert relating to, one or more of the products we recommend as part of our training. Similarly, to the extent any of the components of approved drugs or other ingredients used by the outsourcing facilities with whom we have relationships have quality or other problems that adversely affect the finished compounded preparations, our sales could be adversely affected. For example, some of the contracted outsourcing facilities have been the subject of civil suits alleging patient harm as a result of an improper formulation unrelated to the products we recommend. If a product which we recommend as part of our training becomes the subject of a civil or criminal suit, we may be subject to significant liability for any damages suffered by the plaintiffs and associated costs and penalties. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be impaired. In addition, in the ordinary course of business, a voluntary recall of one of the products we recommend as part of our training or may be instituted in response to a practitioner or clinic complaint. Because of our dependence upon medical and patient perceptions, any adverse publicity associated with illness or other adverse effects resulting from the use or misuse of the compounded products we recommend as part of our training or any other compounded formulations made or sold by other companies, could have a material adverse impact on our business, results of operations and financial condition.

If the FDA takes regulatory action to implement any of the NASEM recommendations for compounded bioidentical hormones, this may have a substantial effect on the ability of the outsourcing facilities to compound the hormone pellets utilized by Biote-certified practitioners, which would have a substantially negative impact on Biote’s revenue and business operations.

In fall 2018, the FDA commissioned the NASEM to appoint an ad hoc committee to examine the clinical utility of treating patients with compounded bioidentical hormones. The NASEM committee held a series of open and closed sessions from March 2019 to April 2020, to examine data, research, and stakeholder input in order to form conclusions and recommendations regarding the clinical utility of these products. On July 1, 2020, the NASEM committee published its report, wherein it concluded that there is a lack of high-quality clinical evidence to demonstrate the safety and effectiveness of these products and, accordingly, that there is insufficient evidence to support the overall clinical utility of these products as treatment for menopause and male hypogonadism symptoms. The NASEM Committee recommended restricted use of these products, assessments of their difficulty to compound, and additional education, state and federal regulatory oversight, and research.

More specifically, NASEM Committee made six recommendations to the FDA: (1) Restrict the use of compounded bioidentical hormone preparations; (2) Review select bioidentical hormone therapies and dosage forms as candidates for the FDA Difficult to Compound List; (3) Improve education for prescribers and pharmacists who market, prescribe, compound, and dispense these preparations; (4) Additional federal and state-level oversight should be implemented to better address public health and clinical concerns regarding the safety and effectiveness of these preparations; (5) Collect and disclose conflicts of interest; and (6) Strengthen and expand the evidence base on the safety, effectiveness, and use of these preparations. NASEM’s report is purely advisory and non-binding on the FDA. Biote cannot predict whether or not the FDA will accept the recommendations made in the NASEM report in whole, in part, or whether the FDA will reject NASEM’s recommendations. If the FDA were to take regulatory action to implement any of NASEM’s recommendations, in whole or in part, this may have a substantial effect on the ability of the outsourcing facilities to compound the hormone pellets utilized by Biote-certified practitioners as part of the Biote Method, and, in turn, have a substantially negative impact on Biote’s revenue and business operations.

Failure to comply with the FDCA and analogous state laws and regulations can result in administrative, civil, criminal penalties.

The FDA, acting under the scope of the FDCA and its implementing regulations, has broad authority to regulate the manufacture, distribution, and labeling of many products, including medical devices, cosmetics, drugs, and food, including dietary supplements (FDA-regulated products). The FDCA prohibits, among other things, the introduction or delivery for introduction into interstate commerce of any FDA-regulated product that is adulterated or misbranded, as well as the adulteration or misbranding of any FDA-regulated product while the product is in interstate commerce. However, the FDCA does not regulate the practice of medicine. Drugs that are compounded pursuant to a practitioner’s orders are considered to be the result of a compounding pharmacy or practitioner combining, mixing, or altering ingredients to create a medication tailored for the needs of a particular patient, and are not regulated as new drugs under the FDCA. We have developed relationships with 503B outsourcing facilities who compound bioidentical pellets to support Biote-certified practitioners who prescribe such products. If any of these compounded bioidentical hormone pellets are determined to be unapproved new drugs or are determined to be adulterated or misbranded under the FDCA, we could be subject to enforcement action by the FDA. If any of our operations are found to have violated the FDCA or any other federal, state, or local statute or regulation that may apply to us and our business, we could face significant penalties including the seizure of product, civil, criminal, and administrative penalties, damages, fines, disgorgement, imprisonment, contractual damages, reputational harm, and diminished profits and future earnings. Defending against any such actions can be costly, time-consuming and may require significant financial and personnel resources. Therefore, even if we are successful in defending against any such actions that may be brought against us, our business may be significantly impaired. Additionally, the FDA or analogous state agencies could determine that we or the outsourcing facilities with whom we have relationships are not in compliance with the FDCA or analogous or related state laws applicable to outsourcing facilities, which could significantly impact our business. Further, the FDA could recommend a voluntary recall, or issue a public health notification or safety notification about one or more of the products we recommend in training, which could materially harm our business, financial condition, and results of operations.

If we fail to comply with FDA or state regulations governing our Biote-branded dietary supplements, our business could suffer.

We also market Biote-branded dietary supplements that are regulated by the FDA or state regulatory authorities. We may need to develop and maintain a robust compliance and quality program to ensure that the products that we market comply with all applicable laws and regulations, including the FDCA. If we are found to have manufactured, distributed, sold, or labeled any products in violation of the FDCA, we may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations. For example, in May 2017, we received a warning letter from the FDA concerning both cGMP violations observed during a 2016 FDA inspection of our facility, and unapproved new drug claims that were made for certain of our dietary supplement products (the “Warning Letter”). Although our response to the Warning Letter resulted in a closeout by the FDA in May 2018, we cannot assure you that we will not receive warning letters or other regulatory action by the FDA on the same or similar violations in the future.

If we fail to comply with FDA regulations governing our medical device products, our business could suffer.

We also offer for sale to practitioners two convenience kits for use with hormone optimization therapies, one for male patients and one for female patients. These kits largely contain commercially available products, including only disposable supplies (e.g., gloves, antiseptic, gauze, disposable trocar, etc.) assembled in a sterile package. The products contained in the kits are sourced, assembled, and supplied by Medline Industries, LP, with the components, including the Class 1 disposable trocars, being manufactured by various other component suppliers. Trocars and convenience kits are medical devices that are regulated by the FDA. Because we previously manufactured and sold reusable and disposable trocars, we registered with the FDA as a repackager, relabeler and specification developer, and we currently list the trocars we previously manufactured and the convenience kits we currently sell in compliance with FDA registration and listing requirements. We may need to develop and maintain a robust compliance and quality program to ensure that the convenience kits we sell comply with all applicable laws and regulation, including the FDCA and other regulatory requirements thereunder including for example cGMPs and Medical Device Reporting (MDR) where applicable. If the FDA determines that the convenience kits we sell require 510(k) clearance, or are otherwise considered unapproved medical devices, we may be in violation of the FDCA.

Additionally, we offer our proprietary clinical decision support (“CDS”) software to practitioners to provide information from published literature and clinical guidelines to assist practitioners in providing precise, patient-specific treatment options at various intervals through a patient’s therapy. The FDA has recently issued a non-binding final CDS guidance that significantly narrows what the agency considers non-device CDS. Further, since this final guidance, the FDA has begun to issue warnings for CDS products that are not exempt under the 21st Century Cures Act. For example, on September 19, 2023, the FDA issued a warning letter to Abiomed Inc., in which it explained that Abiomed’s software was an adulterated and misbranded medical device because the agency disagreed with Abiomed’s assessment that the software product was non-device CDS. If the FDA determines that our CDS is a medical device under the FDCA, the FDA may determine that our algorithm requires premarket approval or clearance, and may determine that unless and until we obtain such premarket approval or clearance that we are distributing an unapproved medical device in violation of the FDCA. If we are found to have manufactured, distributed, sold, or labeled any medical devices in violation of the FDCA, we may face significant penalties which may result in a material adverse effect on our business, financial condition, and results of operations.

If the products recommended as part of training in the Biote Method are not covered by third-party and government payors we could see decreased demand for our training and support services.

Coverage and reimbursement from third party payors, such as commercial health insurers and governmental health care programs, may not be available for the products recommended as part of our training in the Biote Method. To the extent that these products are not reimbursable by third party payors, the demand for these products may be diminished. If the products recommended as part of training in the Biote Method do not generate patient demand, we may be unable to attract physicians to take part in our training and support services. If we are unable to attract physicians to participate in our training and utilize our support services, our business, results of operations and financial condition could be adversely affected.

If our information technology systems or data is or were compromised, we could experience adverse consequences resulting from such compromise, including, but not limited to, interruptions to our operations; claims that we breached our data protection obligations; decreased use of the Biote Method; loss of Biote-partnered clinics or Biote-certified practitioners or sales; regulatory investigations or actions; litigation; fines and penalties; reputational harm; loss of revenue or profits; and other adverse consequences.

Operating our business (including the Biote Method) involves the collection, storage, transmission, disclosure and other processing of proprietary, confidential and sensitive information, as well as the personal information of patients that we may receive from clinics. We may rely upon third-party service providers, such as identity verification and payment processing providers, for our information processing-related activities. We may share or receive sensitive information with or from third parties. We also depend on our information technology systems for the efficient functioning of our business, including to support Biote Method, our end-to-end platform to enable Biote-certified practitioners to establish, build, and successfully operate a Biote-partnered clinic for optimizing hormone levels in their specific aging patient population, the distribution and maintenance of our Biote-branded dietary supplements, as well as for accounting, data storage, compliance, purchasing and inventory management.

In an effort to protect sensitive information, we have implemented security measures designed to protect against security incidents and protect sensitive information. However, advances in information technology capabilities, increasingly sophisticated tools and methods used by hackers, cyber terrorists and other threat actors, new or other developments, and intentional or accidental exposures of sensitive information by those with authorized access to our network, may result in our failure or inability to adequately protect sensitive information. We may expend significant resources or modify our business activities in an effort to protect our information and against security incidents. Certain information privacy and security obligations may require us to implement and maintain specific security measures, industry-standard or reasonable security measures to protect our information technology systems and information.

We are subject to a variety of evolving threats including, but not limited to, hacking, malware, computer viruses, unauthorized access, phishing or social engineering attacks, malware (including ransomware) attacks, credential stuffing attacks, denial-of-service attacks, supply-chain attacks, software bugs, information technology malfunction, software or hardware failures, loss of data, theft of data, misuse of data, telecommunications failures, earthquakes, fire, flood, exploitation of software vulnerabilities, and other real or perceived threats. Any of these incidents could lead to interruptions or shutdowns of our IT systems, loss or corruption of data or unauthorized access to, or disclosure of personal data or other sensitive information. Ransomware attacks, including those from organized criminal threat actors, nation-states and nation-state supported actors, are becoming increasingly prevalent and severe and can lead to significant interruptions, delays, or outages in our operations, loss of data, loss of income, significant extra expenses to restore data or systems, reputational loss and the diversion of funds. To alleviate the financial, operational and reputational impact of a ransomware attack it may be preferable to make extortion payments, but we may be unwilling or unable to do so. Cyberattacks could also result in the theft of our intellectual property, damage to our IT systems or disruption of our ability to make financial reports, and other public disclosures required of public companies.

Cyber-attacks, malicious internet-based activity, online and offline fraud, and other similar activities threaten the confidentiality, integrity, and availability of our sensitive information and information technology systems, and those of the third parties upon which we rely. Such threats are prevalent and continue to rise, are increasingly difficult to detect, and come from a variety of sources, including traditional computer “hackers,” threat actors, “hacktivists,” organized criminal threat actors, personnel (such as through theft or misuse), sophisticated nation states, and nation-state-supported actors. We have been subject to attempted cyber, phishing, or social engineering attacks in the past and may continue to be subject to such attacks and other cybersecurity incidents in the future. If we gain greater visibility, we may face a higher risk of being targeted by cyberattacks. Advances in information technology capabilities, new technological discoveries, or other developments are likely to result in cyberattacks becoming more sophisticated and more difficult to detect. We and third parties upon whom we rely for our information technology systems and information, may experience such cyberattacks and may not have the resources or technical sophistication to anticipate or prevent all threats. Moreover, techniques used to obtain unauthorized access to systems change frequently and may not be known until launched. Security breaches can also occur as a result of non-technical issues, including intentional or inadvertent actions by our personnel and third-party service providers (including their personnel). Any of the previously identified or similar threats could cause a security incident. A security incident could result in unauthorized, unlawful or accidental acquisition, modification, destruction, loss, alteration, encryption, disclosure of or access to information.

In addition to experiencing a security incident, third parties may gather, collect, or infer sensitive information about us from public sources, data brokers, or other means that reveals competitively sensitive details about our organization and could be used to undermine our competitive advantage or market position. Additionally, sensitive information of the Company or our customers could be leaked, disclosed, or revealed as a result of or in connection with our employees’, personnel’s, or vendors’ use of generative AI (“AI”) technologies. Our employees and personnel use generative AI technologies to perform their work, and the disclosure and use of personal data in generative AI technologies is subject to various privacy laws and other privacy obligations. Governments have passed and are likely to pass additional laws regulating generative AI. Our use of this technology could result in additional compliance costs, regulatory investigations and actions, and lawsuits. If we are unable to use generative AI, it could make our business less efficient and result in competitive disadvantages.

Applicable information privacy and security obligations may require us to notify relevant stakeholders of security incidents. Such disclosures are costly, and the disclosures or the failure to comply with such requirements, could lead to adverse impacts. If we (or a third-party upon whom we rely) experience a security incident or are perceived to have experienced a security incident, we may experience adverse consequences. These consequences may include: government enforcement actions (for example, investigations, fines, penalties, audits, and inspections); additional reporting requirements and/or oversight; restrictions on processing data (including personal data); litigation (including class claims); indemnification obligations; negative publicity; reputational harm; monetary fund diversions; interruptions in our operations (including availability of data); financial loss; and other similar harms. Security incidents and attendant consequences may cause Biote-partnered clinics or Biote-certified practitioners to stop using the Biote Method and Biote-branded dietary supplements and may deter new clinics and practitioners from using the Biote Method and Biote-branded dietary supplements and negatively impact our ability to grow and operate our business.

While we maintain cyber errors and omissions insurance coverage that covers certain aspects of cyber risks, these losses may not be adequately covered by insurance or other contractual rights available to us. Our contracts may not contain limitations of liability, and even where they do, there can be no assurance that limitations of liability in our contracts are sufficient to protect us from liabilities, damages, or claims related to our data privacy and security obligations. The successful assertion of one or more large claims against us that exceed or are not covered by our insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on our business, financial condition, and results of operations. Further, even in the absence of claims, we cannot be sure that our insurance coverage will be adequate to mitigate liabilities arising out of our privacy and security practices, that such coverage will continue to be available on commercially reasonable terms or at all, or that such coverage will pay future claims.

Furthermore, we may be required to disclose personal data pursuant to demands from individuals, privacy advocates, regulators, government agencies, and law enforcement agencies in various jurisdictions with conflicting privacy and security laws. Any disclosure or refusal to disclose personal data may result in a breach of privacy and data protection policies, notices, laws, rules, court orders, and regulations and could result in proceedings or actions against us in the same or other jurisdictions, damage to our reputation and brand, and inability to provide our trainings and Biote-branded dietary supplements to clinics and practitioners in certain jurisdictions. Additionally, changes in the laws and regulations that govern our collection, use, and disclosure of certain data could impose additional requirements with respect to the retention and security of customer data, could limit our marketing activities, and have an adverse effect on our business, reputation, brand, financial condition, and results of operations.

As a public company, we have incurred, and we expect to continue to incur, significant increased expenses and administrative burdens as a public company, which could negatively impact our business, financial condition and results of operations.

As a public company, we have faced increased legal, accounting, administrative and other costs and expenses. Our significantly increased expenses and administrative burdens as a public company could have an adverse effect on our business, financial condition and results of operation. The Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended (the “Dodd-Frank Act”) and the rules and regulations promulgated and to be promulgated thereunder, and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements has increased, and may continue to increase, costs and make certain activities more time-consuming. For example, we have adopted new charters for our board committees and new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements and stock exchange listing requirements have been, and will continue to be, incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our board of directors or as executive officers. These increased costs require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Additionally, advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our internal controls over financial reporting currently do not meet all of the standards contemplated by Section 404 of the Sarbanes-Oxley Act, and material weaknesses resulted in the restatement of previously issued financial statements. Failure to achieve and maintain an effective system of disclosure controls and internal control over financial reporting could impair our ability to produce timely and accurate financial statements or comply with applicable regulations.

Management, including our Chief Executive Officer and our Chief Financial Officer, assessed the effectiveness of our internal control over financial reporting as of June 30, 2024, and concluded that we did not maintain effective internal control over financial reporting.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. In the course of preparing our financial statements for the fiscal years ended December 31, 2020 and 2019, our management identified a material weakness in the aggregate in our internal control over financial reporting. Specifically, we determined that we did not have appropriate accounting competence and capabilities to properly record in our financial statements certain complex and non-routine accounting issues, particularly related to revenue recognition, financial instruments, and equity. This resulted in incorrect accounting entries that were identified and corrected through the audit of our fiscal years ended December 31, 2020 and 2019. In addition, this material weakness resulted in errors in the financial statements and related disclosures in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2022 and September 30, 2022, which we have restated as described in the Quarterly Reports on Form 10-Q/A for each of the affected quarters, each filed on March 29, 2023. This material weakness has not been remediated as of the date of this Quarterly Report.

In order to remediate this material weakness in the aggregate, we plan to continue to hire personnel with public company experience and provide additional training for our personnel on internal controls as our company continues to grow, and engage external consultants to assist in the development and improvement of methodologies, policies and procedures designed to ensure adequate internal control over financial reporting, including the technical application of U.S. GAAP and evaluating segregation of duties. Although we believe these measures will remediate this material weakness, there can be no assurance that the material weakness will be remediated on a timely basis or at all, or that additional material weaknesses will not be identified in the future.

Our current controls and any new controls that we develop may also become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information.

As a result, the market price of our Class A common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources. In addition, if we are unable to continue to meet these requirements, we may not be able to re-list on Nasdaq.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is then documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have an adverse effect on our business and results of operations and could cause a decline in the price of our Class A common stock.

We recently restated our financial statements for certain prior periods, which resulted in unanticipated costs.

As previously announced, we concluded that our previously issued consolidated financial statements as of and for the quarters ended June 30, 2022 and September 30, 2022 (the “Affected Periods”) should no longer be relied upon. As a result, we restated the financial statements for the Affected Periods. The restatements of our financial statements for the Affected Periods were due, in part, to an error in the calculation of our earnout valuation, resulting in an overstatement of our earnout liability and our gain (loss) from change in fair value of earnout liability. We also determined that we should attribute changes in fair value of our warrant and earnout liabilities to our operating subsidiary, BioTE Holdings, LLC (“Holdings”), whereas these changes had previously been attributed to the Company due to an error related to the calculation of the fair value of our contingent earnout liability in each of the Affected Periods. We determined that attributing these changes in fair value to Holdings more appropriately reflects the economics of the net income allocation to equity interests in our condensed consolidated financial statements in accordance with Accounting Standards Codification 810, given our “Up-C” structure. As a result, we corrected the error and restated our financial statements for the quarters ended June 30, 2022 and September 30, 2022 to reflect a reduction in our basic and diluted income (loss) per common share, as a pro rata portion of gain (loss) from changes in fair value of the warrant and earnout liabilities attributed to noncontrolling interests of Holdings.

As a result, we incurred unanticipated costs for accounting and legal fees in connection with the restatements. The restatements may negatively impact the trading price of our securities and make it more difficult for us to raise capital on acceptable terms, or at all, which could have a material adverse effect on our business, results of operations and financial condition. See also “Controls and Procedures.”

Resales of shares of common stock could depress the market price of our common stock.

As of June 30, 2024, 39,831,277 shares (which includes 2,028,226 Earnout Voting Shares and 1,587,500 Sponsor Earnout Shares) of our common stock are outstanding, consisting of 32,581,398 shares of Class A common stock and 7,249,879 shares of Class V voting stock. Following the Business Combination, shares held by HYAC’s public stockholders have been freely tradeable, and the shares held by the Sponsor and the Members, following their exercise of Exchange Rights, are freely tradeable as of the six-month anniversary of the Closing, subject to applicable securities laws. We have also registered all shares of Class A common stock that we may issue under the Incentive Plan or the ESPP. These shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to Affiliates. As a result, there may be a large number of shares of Class A common stock sold in the market. These sales of shares of Class A common stock, or the perception of these sales, may depress the market price of our Class A common stock.

If the benefits from the Business Combination do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits from the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. For example, from the Closing Date through August 6, 2024, our stock price fluctuated from a low of $2.00 to a high of $10.51. Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there was not a public market for Biote’s stock and trading in the shares of our Class A common stock was not active. Accordingly, the valuation ascribed to Biote and our Class A common stock in the Business Combination may not be indicative of the price that will prevail in the trading market following the Business Combination. The trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could adversely affect your investment in our securities, and our securities may trade at prices significantly below the price you paid for them. In these circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities following the Business Combination may include:

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actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
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changes in the market’s expectations about our operating results;
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the public’s reaction to our press releases, our other public announcements and our filings with the SEC;
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speculation in the press or investment community;
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success of competitors;
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our operating results failing to meet the expectation of securities analysts or investors in a particular period;
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changes in financial estimates and recommendations by securities analysts concerning the Biote or the market in general;
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operating and stock price performance of other companies that investors deem comparable to the Biote;
•
our ability to market new and enhanced products on a timely basis;
•
changes in laws and regulations affecting our business;
•
commencement of, or involvement in, litigation involving Biote, including the Donovitz Litigation (as defined herein);
•
changes in Biote’s capital structure, such as future issuances of securities or the incurrence of additional debt;
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the volume of shares of our Class A common stock available for public sale;
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our ability to maintain the listing of our securities on Nasdaq;
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any major change of officers or directors;
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sales of substantial amounts of Class A common stock by our directors, officers or significant stockholders or the perception that such sales could occur; and
•
general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to Biote could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources and could also require us to make substantial payments to satisfy judgments or to settle litigation.

We are an “emerging growth company” and a “smaller reporting company” and we take advantage of certain exemptions from disclosure requirements available to emerging growth companies and/or smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and we take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor internal controls attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We could be an emerging growth company for up to five years following our initial public offering, although circumstances could cause us to lose that status earlier, including if the market value of our Class A common stock held by non-affiliates exceeds $700 million as of any June 30 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict whether investors will find our securities less attractive because we may rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30th, or (2) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30th. To the extent we take advantage of such reduced disclosure obligations, it may also make comparison of our financial statements with other public companies difficult or impossible.

If we are unable to maintain our listing on Nasdaq, it could become more difficult to sell our Class A common stock in the public market.

Our Class A common stock is listed on Nasdaq. To maintain our listing on this market, we must meet Nasdaq’s listing maintenance standards. On July 20, 2022, Nasdaq suspended trading of our Class A common stock for failure to meet certain initial listing requirements and indicated it intended to pursue delisting our Class A common stock once all applicable appeal and review periods expired. On August 25, 2022, Nasdaq approved our application to relist our Class A common stock and we began trading on August 29, 2022. If we are unable to continue to meet Nasdaq’s listing maintenance standards for any reason, our Class A common stock could be delisted from Nasdaq. If delisted, we may seek to list our securities on a different stock exchange or, if one or more broker-dealer market makers comply with applicable requirements, the over-the-counter (OTC) market. Listing on such other market or exchange could reduce the liquidity of our Class A common stock. If our Class A common stock were to trade in the OTC market, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, the Class A common stock.

A delisting from The Nasdaq Global Market and failure to obtain listing on another market or exchange would subject our Class A common stock to so-called penny stock rules that impose additional sales practice and market-making requirements on broker-dealers who sell or make a market in such securities. Consequently, removal from Nasdaq and failure to obtain listing on another market or exchange could affect the ability or willingness of broker-dealers to sell or make a market in our Class A common stock and the ability of purchasers of our Class A common stock to sell their securities in the secondary market.

On August 6, 2024, the closing price of our Class A common stock was $7.01 per share.

Future resales of Class A common stock may cause the market price of our securities to drop significantly, even if our business is doing well.

The lock-up restrictions agreed to in connection with the A&R IRA have expired, except with respect to the Member Earnout Units, which lock-up restrictions will expire on such later date the Member Earnout Units are earned in accordance with the Business Combination Agreement. As such, each Retained Holdings Unit and corresponding share of Class V voting stock held by the Members (other than the Member Earnout Units) may be redeemed at any time, upon the exercise of such Members’ Exchange Rights, in exchange for either one share of Class A common stock or, at the election of Biote in its capacity as the sole manager of Holdings, the cash equivalent of the market value of one share of Class A common stock, pursuant to the terms and conditions of the Holdings A&R OA. Assuming the full exercise of the Exchange Rights by all of the Members (including with respect to the Member Earnout Units), the Members would have owned approximately 15.8% of our Class A common stock as of August 6, 2024. Except with respect to the Member Earnout Units, the Members are no longer restricted from selling the shares of Class A common stock held by them following their exercise of Members’ Exchange Rights, other than by applicable securities laws.

In addition, the Sponsor is no longer restricted from transferring, selling, assigning or otherwise disposing of (a) its shares of Class A common stock (other than the Sponsor Earnout Shares, which may not be transferred, sold assigned or otherwise disposed of until the Sponsor Earnout Shares are earned) or (b) its Private Placement Warrants (as defined herein) (or the underlying shares of Class A common stock) issued pursuant to that certain Private Placement Warrants Purchase Agreement, dated March 1, 2021, by and between the Company and the Sponsor.

Further we and each of our officers, directors and selling stockholders executed lock-up agreements in which they agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of Class A common stock or any securities convertible into or exchangeable for shares of Class A common stock without the prior written consent of the underwriters for a period of 90 days after January 6, 2023, subject to customary exceptions. We do not, however, expect to receive lock-up agreements from any other stockholders.

As such, sales of a substantial number of shares of Class A common stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could cause the market price of our Class A common stock to decline or increase the volatility in the market price of our Class A common stock.

Risks Related to Ownership of Our Securities

Because there are no current plans to pay cash dividends on our Class A common stock for the foreseeable future, you may not receive any return on investment unless you sell our Class A common stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and we have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our Class A common stock unless you sell your shares of Class A common stock for a price greater than that which you paid for it.

We may require additional capital to support business growth, and if capital is not available to us or is available only by diluting existing stockholders, our business, operating results and financial condition may suffer.

We require significant capital to continue to develop and grow our business, including with respect to the design, development, marketing, distribution and sale of the Biote Method and Biote-branded dietary supplements. We may need additional capital to pursue our business objectives and respond to business opportunities, challenges or unforeseen circumstances, and we cannot be certain that additional financing will be available, which could limit our ability to grow and jeopardize our ability to continue our business operations. We fund our capital needs primarily from available working capital; however, the timing of available working capital and capital funding needs may not always coincide, and the levels of working capital may not fully cover capital funding requirements. From time to time, we may need to supplement our working capital from operations with proceeds from financing activities. For instance, on July 27, 2022, we entered into a standby equity purchase agreement (the “SEPA”) with YA II PN, LTD., a Cayman Islands exempt limited partnership (“Yorkville”), whereby we have the right, but not the obligation, to sell to Yorkville up to 5,000,000 shares of our Class A common stock at our request, subject to terms and conditions specified in the SEPA. We expect to continue to opportunistically seek access to additional funds by utilizing the SEPA.

To the extent that current and anticipated future sources of liquidity are insufficient to fund our future business activities and requirements, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new securities we issue could have rights, preferences and privileges superior to those of holders of our Class A common stock. The amount of dilution due to equity-based compensation of our employees and other additional issuances could be substantial. Additionally, any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities.

Further, there can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. A severe or prolonged economic downturn could result in a variety of risks to our business, including weakened demand for any product candidates we may develop and our ability to raise additional capital when needed on acceptable terms, if at all. A weak or declining economy could also strain our suppliers, possibly resulting in supply disruption. If the equity and credit markets deteriorate, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could impair our ability to achieve our growth strategy, could harm our financial performance and stock price and could require us to delay or abandon our business plans. In addition, there is a risk that our current or future suppliers, service providers, manufacturers or other partners may not survive such difficult economic times, which could directly affect our ability to attain our operating goals on schedule and on budget. We cannot anticipate all of the ways in which the current economic climate and financial market conditions could adversely impact our business.

Anti-takeover provisions contained in the Charter and Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Provisions in our Charter and Bylaws, as well as provisions under Delaware law, could make acquiring us more difficult, may limit attempts by stockholders to replace or remove our management, may limit stockholders’ ability to obtain a favorable judicial forum for disputes with the us or our directors, officers, or employees, and may limit the market price of our Class A common stock. These provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Future sales, or the perception of future sales, by the Company or its stockholders in the public market, the issuance of rights to purchase the Company’s Class A common stock, including pursuant to the Incentive Plan and the ESPP, and future exercises of registration rights could result in the additional dilution of the percentage ownership of the Company’s stockholders and cause the market price for the Company’s Class A common stock to decline.

As of August 6, 2024, 39,831,277 shares (which includes 2,028,226 Earnout Voting Shares and 1,587,500 Sponsor Earnout Shares) of our common stock are outstanding, consisting of 32,581,398 shares of Class A common stock and 7,249,879 shares of Class V voting stock. Assuming the full exercise of the Exchange Rights by all of the Members (including with respect to the Member Earnout Units), and after giving effect to the secondary offering of shares of Class A common stock by certain stockholders pursuant to the registration statement on Form S-1, declared effective by the SEC on January 4, 2023, the Members would have owned approximately 15.8% of our Class A common stock as of August 6, 2024. The Members are not restricted from selling the shares of Class A common stock held by them following their exercise of Members’ Exchange Rights, other than by applicable securities laws.

In addition, we have registered up to 26,906,597 shares of Class A common stock that we may issue under the Incentive Plan and the ESPP. We have registered 5,000,000 shares of Class A common stock for resale related to the SEPA with Yorkville, including 130,559 shares of Class A common stock issued and outstanding as of August 6, 2024 and 4,869,441 shares of Class A common stock that may be issued pursuant to the SEPA in the future. Once we issue these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to Affiliates. As a result, there may be a large number of shares of Class A common stock sold in the market.

The sale of shares of the Company’s Class A common stock, convertible securities or other securities in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of the Company’s Class A common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for the Company to sell securities in the future at a time and at a price that it deems appropriate.

In addition, if the Company sells shares of its Class A common stock, convertible securities or other securities, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to the Company’s existing stockholders, and new investors could gain rights, preferences, and privileges senior to the holders of the Company’s Class A common stock, including the Company’s Class A common stock issued in connection with the Business Combination.

Pursuant to the Incentive Plan, the Company is authorized to grant equity awards to its employees, directors and consultants. In addition, pursuant to the ESPP, the Company is authorized to sell shares to its employees. The Company initially reserved 15% of the shares of Class A common stock outstanding on a fully-diluted basis upon the Closing for future issuance under the Incentive Plan, plus 3,887,750 shares of Class A common stock necessary to satisfy payments to Phantom Equity Holders under the Phantom Equity Acknowledgments (such 3,887,750 shares of Class A common stock will not again become available for issuance under the Incentive Plan and will not be subject to the automatic annual increases described below). In addition, the Company initially reserved 1% of the shares of Class A common stock outstanding on a fully-diluted basis upon the Closing for future issuance under the ESPP. The

Incentive Plan and ESPP provide for annual automatic increases in the number of shares reserved thereunder, beginning on January 1, 2023. As a result of such annual increases, the Company’s stockholders may experience additional dilution, which could cause the price of the Company’s Class A common stock to fall.

In the future, the Company may also issue its securities in connection with investments or acquisitions. The number of shares of the Company’s Class A common stock issued in connection with an investment or acquisition could constitute a material portion of the Company’s then-outstanding shares of Class A common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to the Company’s stockholders.

We may be subject to periodic claims and litigation, including the Donovitz Litigation (as defined below), that could result in unexpected expenses and could ultimately be resolved against us.

From time to time, we may be involved in litigation and other proceedings, including matters related to product liability claims, stockholder class action and derivative claims, commercial disputes, copyright infringement, trademark challenges, and other intellectual property claims, as well as trade, regulatory, employment, and other claims related to our business. Any of these proceedings could result in significant settlement amounts, damages, fines, or other penalties, divert financial and management resources, and result in significant legal fees. An unfavorable outcome of any particular proceeding could exceed the limits of our insurance policies or the carriers may decline to fund such final settlements and/or judgments and could have an adverse impact on our business, financial condition, and results of operations. In addition, any proceeding could negatively impact our reputation among our practitioners and clinics and our brand image. On April 23, 2024, the Company entered into a settlement agreement resolving all outstanding litigation in connection with the Donovitz Litigation (See Part II, Item 1 Legal Proceedings). In addition, litigation and related matters are costly and may divert the attention of the Company’s management and other resources that would otherwise be engaged in other activities.

Risks Related to our Organizational Structure

Our only material asset is our ownership interest in Holdings, and accordingly we depend on distributions from Holdings to pay distributions, dividends on our Class A common stock, taxes and other expenses, and make any payments required to be made by us under the Tax Receivable Agreement (the “TRA”).

We are a holding company and have no material assets other than our ownership of the Holdings Units. We are not expected to have independent means of generating revenue or cash flow, and our ability to pay distributions, dividends on our Class A common stock, taxes and other expenses, and make any payments required to be made by us under the TRA will be dependent upon the financial results and cash flows of Holdings. The earnings from, or other available assets of, Holdings may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Class A common stock or satisfy our other financial obligations. There can be no assurance that Holdings will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants under debt instruments, will permit such distributions. If Holdings does not distribute sufficient funds to us to pay our taxes or other liabilities, we may default on contractual obligations or have to borrow additional funds. In the event that we are required to borrow additional funds it could adversely affect our liquidity and subject us to additional restrictions imposed by lenders.

Holdings will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income or loss will be allocated, for U.S. federal income tax purposes, to the holders of Holdings Units, including us. Accordingly, we will be required to pay U.S. federal income taxes on our allocable share of the net taxable income of Holdings. Under the terms of the Holdings A&R OA, Holdings is obligated to make tax distributions to holders of Holdings Units (including us) calculated at certain assumed rates. In addition to tax expenses, we also will incur expenses related to our operations, some of which expenses will be reimbursed by Holdings. We intend to cause Holdings to make ordinary distributions and tax distributions to the holders of Holdings Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses (to the extent not already payable or reimbursable by Holdings pursuant to the Holdings A&R OA), payments under the TRA and dividends, if any, declared by us. However, as discussed herein, Holdings’ ability to make such distributions may be subject to various limitations and restrictions, including, but not limited to, retention of amounts necessary to satisfy the obligations of the Company and its subsidiaries (the “BioTE Companies”) and restrictions on distributions that would violate any applicable restrictions contained in Holdings’ debt agreements, or any applicable law, or that would have the effect of rendering Holdings insolvent. To the extent we are unable to make payments under the TRA for any reason, such payments will be deferred and will accrue interest until paid, provided, however, that nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the TRA and therefore accelerate payments under the TRA, which could be substantial.

Additionally, although Holdings generally will not be subject to any entity-level U.S. federal income tax, it may be liable under certain U.S. federal income tax legislation for any adjustments to its tax return, absent an election to the contrary. In the event Holdings’ calculations of taxable income are incorrect, Holdings and/or its Members, including us, in later years may be subject to material liabilities pursuant to this U.S. federal income tax legislation and its related guidance. We anticipate that the distributions we receive from Holdings may, in certain periods, exceed our actual liabilities and our obligations to make payments under the TRA. Our board of directors, in its sole discretion, will make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, paying dividends on our Class A common stock. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our public stockholders. We may, if necessary, undertake ameliorative actions, which may include pro rata or non-pro rata reclassifications, combinations, subdivisions or adjustments of outstanding Holdings Units, to maintain one-for-one parity between Holdings Units held by us and shares of our Class A common stock.

Pursuant to the TRA, we will be required to pay to the Members 85% of the net income tax savings that we realize as a result of increases in tax basis of the BioTE Companies’ assets resulting from the Business Combination and the redemptions of the Retained Holdings Units in exchange for shares of Class A common stock (or cash) pursuant to the Holdings A&R OA and tax benefits related to the TRA, including tax benefits attributable to payments under the TRA, and those payments may be substantial.

In connection with the Business Combination, a historic Member was deemed for U.S. federal (and applicable state and local) income tax purposes to have sold Holdings Units to the Company for the Cash Consideration and rights under the TRA (the “Purchase”) and the Members may in the future have their Holdings Units (including the Earnout Units, if any, that have vested in accordance with the Business Combination Agreement), together with the cancelation of an equal number of shares of Class V voting stock, redeemed in exchange for shares of our Class A common stock (or cash) pursuant to the Holdings A&R OA, subject to certain conditions and transfer restrictions as set forth therein and in the A&R IRA. These sales and exchanges are expected to result in increases in our allocable share of the tax basis of the tangible and intangible assets of the BioTE Companies. These increases in tax basis may increase (for income tax purposes) depreciation and amortization deductions allocable to us and therefore reduce the amount of income or franchise tax that we would otherwise be required to pay in the future had such sales and exchanges never occurred, although the IRS or any applicable foreign, state or local tax authority may challenge all or part of that tax basis increase, and a court could sustain such a challenge. We have entered into the TRA, which generally provides for the payment by us of 85% of certain net tax benefits, if any, that we realize (or in certain cases are deemed to realize) as a result of these increases in tax basis and tax benefits related to the transactions contemplated under the Business Combination Agreement and the redemption of Retained Holdings Units in exchange for Class A common stock (or cash) pursuant to the Holdings A&R OA and tax benefits attributable to payments under the TRA. These payments are our obligation and are not an obligation of the BioTE Companies. The actual increase in our allocable share of tax basis in the BioTE Companies’ assets, as well as the amount and timing of any payments under the TRA, will vary depending upon a number of factors, including the timing of exchanges, the market price of the Class A common stock at the time of the exchange and the amount and timing of the recognition of our income. While many of the factors that will determine the amount of payments that we will make under the TRA are outside of our control, we expect that the payments we will make under the TRA will be substantial and could have a material adverse effect on our financial condition. Any payments we make under the TRA generally will reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the TRA for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period and/or under certain circumstances may constitute a material breach of a material obligation under the TRA and therefore accelerate payments due under the TRA, as further described below. Furthermore, our future obligation to make payments under the TRA could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the TRA.

In certain cases, payments under the TRA may exceed the actual tax benefits we realize.

Payments under the TRA will be based on the tax reporting positions that we determine, and the U.S. Internal Revenue Service (the “IRS”) or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by us are disallowed, the Members will not be required to reimburse us for any excess payments that may have been made previously under the TRA, for example, due to adjustments resulting from examinations by the IRS or other taxing authorities. Rather, excess payments made to Members will be applied against and reduce any future cash payments otherwise required to be made to such Members, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment and, even if challenged earlier, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the TRA and, as a result, there might not be future cash payments against which such excess can be applied. As a result, in certain circumstances we could make payments under the TRA in excess of our actual income or franchise tax savings, which could materially impair our financial condition.

In certain cases, payments under the TRA may be accelerated or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the TRA.

The TRA provides that, in the event that (i) we exercise our early termination rights under the TRA, (ii) certain changes of control occur (as described in the TRA), (iii) we, in certain circumstances, fail to make a payment required to be made pursuant to the TRA by the applicable final payment date, which non-payment continues for 30 days following such final payment date or (iv) we materially breach any of our material obligations under the TRA, which breach continues without cure for 30 days following receipt by us of written notice thereof (unless, in the case of clauses (iii) and (iv), certain liquidity exceptions apply) our obligations under the TRA will accelerate and we will be required to make a lump-sum cash payment to the applicable parties to the TRA equal to the present value of all forecasted future payments that would have otherwise been made under the TRA, which lump-sum payment would be based on certain assumptions, including those relating to our future taxable income. The change of control payment to the Members could be substantial and could exceed the actual tax benefits that we receive as a result of acquiring Holdings Units from the Members because the amounts of such payments would be calculated assuming that we would be able to use the potential tax benefits each year for the remainder of the amortization periods applicable to the basis increases, and that tax rates applicable to us would be the same as they were in the year of the termination. Decisions made in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the holders of Retained Holdings Units under the TRA. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the TRA and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of holders of Retained Holdings Units to receive payments under the TRA. There may be a material negative effect on our liquidity if the payments under the TRA exceed the actual income or franchise tax savings that we realize in respect of the tax attributes subject to the TRA or if distributions to us by Holdings are not sufficient to permit us to make payments under the TRA after we have paid taxes and other expenses. Furthermore, our obligations to make payments under the TRA could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are deemed realized under the TRA. We may need to incur additional indebtedness to finance payments under the TRA to the extent our cash resources are insufficient to meet our obligations under the TRA as a result of timing discrepancies or otherwise which may have a material adverse effect on our financial condition.

We may not be able to realize all or a portion of the tax benefits that are expected to result from the acquisition of Retained Holdings Units from Biote Members.

Pursuant to the TRA, we will share tax savings resulting from (A) the amortization of the anticipated step-up in tax basis in the BioTE Companies’ assets as a result of (i) the deemed sale of Holdings Units in connection with the Business Combination and (ii) the redemption of Retained Holdings Units in exchange for shares of Class A common stock or cash pursuant to the Holdings A&R OA and (B) certain other related transactions with the Members. The amount of any such tax savings will be paid 85% to the applicable Members and retained 15% by us. Any such amounts payable will only be due once the relevant tax savings have been realized by us, unless our obligations under the TRA are accelerated. Our ability to realize, and benefit from, these tax savings depend on a number of assumptions, including that we will earn sufficient taxable income each year during the period over which the deductions arising from any such basis increases and payments are available and that there are no adverse changes in applicable law or regulations. If our actual taxable income were insufficient to fully utilize such tax benefits or there were adverse changes in applicable law or regulations, we may be unable to realize all or a portion of these expected benefits and our cash flows and stockholders’ equity could be negatively affected.

Risks Related to Taxes

Taxing authorities may successfully assert that we should have collected or in the future should collect sales and use, gross receipts, value added or similar taxes and may successfully impose additional obligations on us, and any such assessments or obligations could adversely affect our business, financial condition and results of operations.

The application of indirect taxes, such as sales and use tax, value-added tax, goods and services tax, business tax and gross receipts tax, to platform businesses is a complex and evolving issue. Many of the fundamental statutes and regulations that impose these taxes were established before the adoption and growth of the Internet and e-commerce. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations and, as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business.

We may face various indirect tax audits in various U.S. jurisdictions. In certain jurisdictions, we collect and remit indirect taxes. However, tax authorities may raise questions about or challenge or disagree with our calculation, reporting or collection of taxes and may require us to collect taxes in jurisdictions in which we do not currently do so or to remit additional taxes and interest, and could impose associated penalties and fees. For example, after the U.S. Supreme Court decision in South Dakota v. Wayfair Inc., certain states have adopted, or started to enforce, laws that may require the calculation, collection and remittance of taxes on sales in their jurisdictions, even if we do not have a physical presence in such jurisdictions. A successful assertion by one or more tax authorities requiring us to collect taxes in jurisdictions in which we do not currently do so or to collect additional taxes in a jurisdiction in which we currently collect taxes, could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, could harm our business, financial condition and results of operations. Although we have reserved for potential payments of possible past tax liabilities in our financial statements, if these liabilities exceed such reserves, our financial condition will be harmed.

As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may adversely impact our results of operations in future periods in which we change our estimates of our tax obligations or in which the ultimate tax outcome is determined.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to income taxes in the United States, and our domestic tax liabilities are subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•
changes in the valuation of our deferred tax assets and liabilities;
•
expected timing and amount of the release of any tax valuation allowances;
•
tax effects of share-based compensation;
•
costs related to intercompany restructurings;
•
changes in tax laws, regulations or interpretations thereof; and
•
lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could adversely affect our financial condition and results of operations.

Increases in our income tax rates, changes in tax laws or disagreements with tax authorities may adversely affect our business, financial condition or results of operations.

Increases in our income tax rates or other changes in tax laws in the United States or any jurisdiction in which we operate could reduce our after-tax income and adversely affect our business, financial condition or results of operations. Existing tax laws in the United States have been, and in the future could be, subject to significant change. For example, the Inflation Reduction Act of 2022 was recently enacted, which includes a one percent excise tax on share buybacks imposed on the corporation repurchasing such stock, effective for tax years beginning after 2022. Also, effective for tax years beginning after December 31, 2021, legislation commonly referred to as the Tax Cuts and Jobs Act eliminated the option to currently deduct research and development expenditures and requires taxpayers to capitalize and amortize U.S.-based and non-U.S.-based research and development expenditures over five and fifteen years, respectively. Although there has been proposed legislation that would defer the capitalization requirement to later years, we have no assurance that the provision will be repealed or otherwise modified. Future regulatory guidance from taxing authorities or other executive or Congressional actions in the United States or other jurisdictions may be forthcoming. These or other changes in the relevant tax regimes, including changes in how existing tax laws are interpreted or enforced, may adversely affect our business, financial condition or results of operations.

We also will be subject to regular reviews, examinations and audits by the IRS and other taxing authorities with respect to income and non-income-based taxes. Economic and political pressures to increase tax revenues in jurisdictions in which we operate, or the adoption of new or reformed tax legislation or regulation, may make resolving tax disputes more difficult and the final resolution of tax audits and any related litigation can differ from our historical provisions and accruals, resulting in an adverse impact on our business, financial condition or results of operations.

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds.

On January 24, 2024, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to $20.0 million its outstanding Class A common stock.

The program grants management the authority to repurchase the Company’s Class A common stock in the open market, in privately negotiated transactions or by other means in accordance with applicable state and federal securities laws. The timing of any repurchases under the share repurchase program is at the discretion of management and depends on a variety of factors, including market conditions, contractual limitations and other considerations. The share repurchase program may be expanded, modified, suspended or discontinued at any time, and does not obligate the Company to repurchase any dollar amount or number of shares.

During the three months ended June 30, 2024, the Company purchased 256,043 shares of its Class A common stock, par value $0.0001 per share. As of June 30, 2024, $14.4 million remained available for additional share repurchases. The following table summarizes the purchases of the Company's Class A common stock for the three months ended June 30, 2024:

Period	Total number of shares purchased	Average price paid per share	Total number of shares purchased as part of publicly announced plans or programs	Approximate dollar value of shares that may yet be purchased under the plans or programs
April 1, 2024 - April 30, 2024	256,043	5.84	256,043	$14,409,661
May 1, 2024 - May 31, 2024	—	—	—	$14,409,661
June 1, 2024 - June 30, 2024	—	—	—	$14,409,661
Total	256,043	$5.84	256,043

On April 26, 2024, the Company repurchased 5,075,090 shares of its Class A common stock pursuant to the settlement of the Donovitz Litigation with Dr. Gary S. Donovitz at an average price per share of $4.17.

Item 3. Defaults Upon Senior Securities.

None.

Item 4. Mine Safety Disclosures.

Not applicable.

Item 5. Other Information.

None.

Item 6. Exhibits.

Exhibit Number	Description
2.1†

Business Combination Agreement, dated as of December 13, 2021, by and among the Company, Haymaker Sponsor III LLC, Dr. Gary Donovitz, in his capacity, and Teresa S. Weber, in her capacity as the Members’ Representative (Incorporated by reference to Exhibit 2.1 of Haymaker Acquisition Corp. III’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on December 14, 2021).

3.1

Second Amended and Restated Certificate of Incorporation of biote Corp. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on June 2, 2022).

3.2	Amended and Restated Bylaws of biote Corp. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-40128) filed with the SEC on February 22, 2023).
10.1†+

Settlement Agreement between the Company and Dr. Gary S. Donovitz, dated April 23, 2024 (Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q (File No. 001-40128) filed with the SEC on May 10, 2024).

10.2*†+	Settlement Agreement between the Company and Marci M. Donovitz, dated June 28, 2024.
10.3*#	Separation Agreement, by and between BioTE Medical, LLC and Mary Puncochar, dated July 3, 2024.
10.4#

Non-Employee Director Compensation Policy (Incorporated by reference to Exhibit 10.1 to the Company’s Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-265714) filed with the SEC on April 1, 2024).

10.5*

First Amendment and Waiver to Credit agreement, dated as of April 26, 2024, by and among BioTE Medical, LLC, BioTE Holdings, LLC, other guarantors party therein, the lenders party therein, and Truist Bank as the Administrative Agent.

10.6*

Second Amendment to Credit agreement, dated as of June 26, 2024, by and among BioTE Medical, LLC, BioTE Holdings, LLC, other guarantors party therein, the lenders party therein, and Truist Bank as the Administrative Agent.

31.1*	Certification of Principal Executive Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2*

Certification of Principal Financial Officer and Principal Accounting Officer Pursuant to Rules 13a-14(a) and 15d-14(a) under the Securities Exchange Act of 1934, as Adopted Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.

32.1**	Certification of Principal Executive Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
32.2**	Certification of Principal Financial Officer and Principal Accounting Officer Pursuant to 18 U.S.C. Section 1350, as Adopted Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
101.INS	Inline XBRL Instance Document – the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Filed herewith.

** Furnished herewith and not deemed to be “filed” for purposes of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act (whether made before or after the date of this Quarterly Report on Form 10-Q), irrespective of any general incorporation language contained in such filing.

† Certain schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

+ Pursuant to Item 601(b)(10)(iv) of Regulation S-K, portions of this exhibit have been omitted as the registrant has determined that the omitted information is (i) not material and (ii) the type of information that the registrant customarily and actually treats as private or confidential.

# Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BIOTE CORP.

Date: August 9, 2024	By:	/s/ Robert C. Peterson
Name: Robert C. Peterson
Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)